As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LOOP MEDIA, INC.

(Exact name of registrant as specified in its charter)

Nevada	7363	47-3975872
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700 N. Central Ave., Suite 430

Glendale, CA 91203

(213) 436-2100

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Jon Niermann

Chief Executive Officer

700 N. Central Ave., Suite 430

Glendale, CA 91203

(213) 436-2100

(Name, address, including zip code, and telephone number

including area code, of agent for service)

With copies to:

Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Jonathan J. Russo, Esq. Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, New York 10019 (212) 858-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	$12,000,000	$1,112.40
Underwriter’s warrant (3)	—	—
Common Stock underlying underwriter’s warrant (4)	$1,152,000	$106,79
Total	$13,152,000	$1,219.19

(1)	Includes the aggregate offering price of the additional shares that the underwriter has the option to purchase. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of Common Stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell  these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUSSUBJECT TO COMPLETION DATED JANUARY 28, 2022

Shares of Common Stock

We are offering shares of our common stock pursuant to this prospectus. Our common stock is currently quoted on the Pink Open Market operated by OTC Markets Group Inc. (the “Pink Open Market”) under the symbol “LPTV.” The last reported sale price of our common stock on January 27, 2022, was $2.60 per share.

Currently, there is a very limited market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “LPTV.” There is no assurance that our listing application will be approved by Nasdaq or, if successful, that an active trading market for our common stock will develop or be sustained. If we are unable to list our common stock on the Nasdaq Capital Market, we will not consummate this offering.

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$
(1)	Does not include additional compensation payable to the underwriter. We have agreed to reimburse the underwriter for certain expenses. In addition, we have agreed to issue warrants to the underwriter to purchase a number of shares of our common stock equal to 8% of the number of shares sold in this offering. We refer you to “Underwriting” for additional information regarding underwriting compensation.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter an option to buy up to an additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus.

The underwriter expects to deliver the shares of common stock to the purchasers on or about           , 2022.

Roth Capital Partners

The date of this prospectus is            , 2022

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Unless the context indicates otherwise, as used in this prospectus, “we,” “us,” “our,” “the Company,” “Loop Media,” means Loop Media, Inc., a Nevada corporation. As used herein, “Loop” means the business of the Company as operated by Loop Media, Inc., a Delaware corporation (“Predecessor Loop”) or Loop Media, as the case may be, unless otherwise indicated.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this prospectus in its entirety, including the information under “Risk Factors” and our financial statements and related notes included elsewhere in this Prospectus.

As used herein, “we,” “us,” “our,” “the Company,” “Loop Media,” means Loop Media, Inc., a Nevada corporation, unless otherwise indicated. As used herein, “Loop” means the business of the Company as operated by Predecessor Loop or Loop Media, as the case may be, unless otherwise indicated.

Company Overview

Overview

We are a multichannel digital video platform media company that uses marketing technology, or “MarTech,” to generate our revenue and fuel our services. Our technology and vast library of videos and licensed content enable us to curate and deliver short-form videos to our out-of-home (“OOH”) dining, hospitality, retail and other customers to enable them to inform, entertain and engage their customers. Our technology provides OOH customers and third-party advertisers with a targeted marketing and promotional tool for their products and services and allows us to measure the number of potential viewers of such advertising and promotional materials. In addition to providing services to OOH venue operators, we provide our services direct to consumers (“D2C”) in their homes and on their mobile devices.

We offer self-curated music video content licensed from major and independent record labels, as well as movie, television and video game trailers, kid-friendly videos, viral videos, drone footage, news headlines, and lifestyle and atmospheric channels. We believe we are the only service in the United States that has OOH and D2C licenses with all three major music labels, Universal Music Group (“Universal”), Sony Music Entertainment (“Sony”) and Warner Music Group (“Warner” and collectively with Universal and Sony, the “Music Labels”). These licenses allow us to provide music video content in both the OOH and D2C markets. Our OOH services are complimented by our mobile app (the “Loop App”), which allows users to follow each other, share their locations and playlists, view activity, and signal support for a music video.

We curate content into playlists for OOH locations and into streaming channels for delivery to our over-the-top (“OTT”) platform customers and our mobile application users. Our digital platform service seeks to surround and engage consumers with a diverse offering of video content on their chosen digital screen wherever they are located. Our services include both an ad-supported service, which offers content on a free or unpaid advertising supported basis, and a subscription service, which offers content on a paid subscription basis. We deliver our services to OOH locations primarily through our proprietary Loop Media-designed “small-box” streaming Android media player (the “Loop Player”) and direct to consumers through our fully functional and operational Loop App and across OTT streaming platforms on connected TVs (“CTVs”).

Industry

Consumer Adoption of Streaming Services

In recent years, the video streaming services industry experienced, and is expected to continue to experience, significant growth as entertainment is delivered to consumers across an increasing array of digital platforms and services. According to data from Statista, Inc. (“Statista,” and such data, the “Statista Data”), revenue from the transmission and sale of video content over the internet (“VCOI”) is projected to reach $76.7 billion in 2021 and rise to $113.9 billion by 2025, a 10.4% compounded annualized growth rate (“CAGR”), with free (ad-supported) OTT users expected to increase from 213.2 million users in 2020 to a projected 225.4 million users in 2025. According to the Statista Data, the largest revenue segment for VCOI is revenue derived from OTT video advertising (all advertising-financed moving image content, from premium to user-generated), with revenue of $34.3 billion in 2020, and projected revenue of $40.6 billion in 2021, $46.5 billion in 2022 and $63.3 billion in 2025, representing a CAGR of 13.0% over that period. According to Activate (based on information from Statista), the number of connected TV households (households for which at least one person of any age used the internet through a CTV at least once per month) in the United States is expected to increase from 85 million in 2017 to 113 million in 2024.

Digital-Out-of-Home Advertising

In 2020, we primarily began using a free, ad-supported revenue model for our OOH business and believe our ad-supported services will be the primary driver of our revenue growth as demand for digital-out-of-home advertising is expected to grow. According to Statista Data, overall advertising spend in the United States was $268.86 billion in 2011 and is expected to grow to $294.09 billion in 2021 and $364.38 billion in 2025. 80% of digital advertising (in 2020) was delivered to media outlets through programmatic advertising. Programmatic advertising is a system that automates the processes and transactions involved with purchasing and dynamically placing ads on websites, apps or other digital delivery systems. Programmatic advertising makes it possible to purchase and place ads, including targeted advertising content, in seconds. According to the Statista Data, ad spending in the OOH space in the United States was $6.49 billion in 2020 and is expected to increase to $7.21 billion in 2021 and $9.00 billion in 2025.

Our Revenue Model

Our ad-supported and subscription-based services are separate offerings but work together to support our business. Given the expected growth in the digital OOH advertising market, coupled with the preferable economics to the Company of an ad-supported business model, we encourage our customers to choose our ad-supported services over our subscription services. While our ad-supported service is generally associated with higher margins, we provide our subscription service for OOH customers that are seeking an ad-free content offering.

MarTech

MarTech, the intersection of marketing and technology, leverages data and analytics to expand our points of distribution and advertising revenue.

Distribution. Our current customer acquisition strategy is focused on marketing our Loop Player to businesses through social media and other online mediums. We seek to optimize our customer acquisition and the distribution of our Loop Players by analyzing various data, including our return on marketing investments. When analyzing the success of our marketing investments, we examine the number of sales leads obtained from online platforms and the conversion of leads into high quality customers. We regularly analyze the engagement with, and success of, our creative advertising content and modify our messaging to improve customer acquisition.

Advertising Revenue. We intend to increase revenue by leading with programmatic advertising, an automated measurement process that manages the sales of our advertising inventory. Today, most digital advertising is programmatic advertising, with digital OOH advertising comprising a small portion of the overall market.  While we strive to establish direct advertising deals with advertisers, a significant part of our current advertising revenue is purposely secured through programmatic advertising. Our yield optimization strategies look to leverage data analytic and other techniques to maximize the value of our digital advertising inventory. We intend to optimize the combination of our ad impressions, cost per impression and the percentage of our ad inventory filled by advertisers, while balancing our customers’ experience by limiting the number of ads delivered during any given period. Our Loop Player is designed to allow us to multiply OOH revenue in certain locations, as outlined below:

Loop Player

BUSINESS
VENUE
PROGRAMING
venue entertainment
SIGNAGE
specials / promotions
ENGAGEMENT
increased dwell time
loop.tv
home
playlists
signage
rewards
toggle menu
fresh
music video channels
loop x latin
loop
DATA COLLECTION
product growth
PATRON DETECTION
multiply advertising cpms
ADVERTISING
programatic and direct
loop™

The Loop Player is at the heart of our revenue model and its technology enables us to communicate and interact with OOH locations, advertisers, and OOH customers:

•

OOH Locations. The Loop Player allows OOH customers to program their in-store monitors and audio systems to schedule playlists depending on the time of day, promote their customer products or services through digital signage and deliver company-wide messages to staff in back-office locations. Business owners can filter content based on ratings or explicit language and can control the genres of videos in their programs. The Loop Player caches and encrypts our content, thereby supplying uninterrupted play for up to 12 hours in the event of an internet disruption.

•

Advertising and Content Partners. Our Loop Player works with our technology, software and servers to determine the number of ad impressions available for programmatic advertising, which can be filled in real-time, seconds before ads are played. Our Loop Player delivers content and advertising to venues and our technology allows us to record and report video content played (for reporting to content providers) and advertising content played (for reporting to our advertising demand partners and advertisers). In particular, our technology allows us to track when, where and how long content is played, and measure approximately how many consumers were in position to view the content or advertisement. The Loop Player’s Wi-Fi and Bluetooth capabilities allow us to determine the number of potential viewers at a given location, which can provide us with a revenue multiplier, as we are able to increase advertising revenue at high-volume locations. This “multiplier effect” is possible due to the Loop Player’s ability to detect, using Bluetooth and Wi-Fi technology, the number of consumer mobile devices within reach of a Loop Player in an OOH location which provides advertisers with a proxy for the number of potential viewers of a particular ad at any given time.

•

OOH Customers. We are seeking to further develop the interactivity between the Loop Player and the customers in OOH locations. This may take different forms, such as offering a simple thumbs up or thumbs down function, displaying the number of customer votes for a given piece of content, and downloading of menus from the screens and other functions. This will require further development of our mobile application in the future.

•

Loop Media. We are able to consistently monitor the preferences of the customers of our OOH customers and venue operators through our Loop Player. Our Loop Player allows us to collect specific information and data on content played, views, location, and location type, enabling us to effectively measure demand. These capabilities allow us to make informed decisions around which type of content to acquire or develop, as well as identify new market opportunities.

Our Platform

The following table sets forth our customer targets, delivery method, preferred revenue model and the associated content for our services:

CUSTOMER	DELIVERY METHOD	PREFERRED REVENUE MODEL	CONTENT

OOH Location	Loop Player	Ad-supported service	• All forms of content, including music video and other content • Curated playlists and channels

Consumer Connected TV	OTT Platforms and Loop App	Ad-supported service	• Primarily music videos • Not all of our music content can be streamed • Non-music video content is currently limited but we intend to expand this category
Consumer Mobile Devices	Loop App	Subscription service	• Music videos and kid-friendly content only • Curated playlists and channels • Videos on demand for subscription service

OOH Locations

The foundation of our business model is built around the OOH experience, with a focus on distributing licensed music videos to public-facing businesses and venues. Our OOH offering has supported hospitality and retail businesses for over 20 years, originally through ScreenPlay, which we acquired in 2019. Since our acquisition of ScreenPlay, we have primarily focused on acquiring OOH customers throughout the United States.

Most locations deliver visual content to their customers by using cable TV boxes and computer-based audio video equipment, which requires significant investment and cost to the venue operator. Capital investment in equipment has historically been a barrier for many businesses to provide visual entertainment to their customers. Unlike consumers in their homes, who have been more willing in recent years to invest in CTVs and streaming services, businesses generally have been slower in adopting lower-cost streaming options.

To gain greater access to, and expand our business with, OOH venue operators, we developed our proprietary Loop Player. The Loop Player is easy to set up and allows content to be streamed on multiple television sets. We believe our Loop Player and free, ad-supported service has significantly reduced the cost of specialty equipment and visual entertainment for venue operators.

The Loop Player was introduced in a limited rollout in early 2020, with a more formal rollout during the fourth quarter of 2020. We believe the COVID-19 pandemic, caused many businesses to shut down or reduce capacity, has accelerated business owners’ demand for CTVs and streaming services to reduce their costs. For this reason, we believe the introduction of our Loop Player, coupled with our switch to a free ad-supported business model has contributed to the growth in 2021 of our OOH business customers. In 2021, our customer base expanded beyond our typical hospitality-based customers to smaller venues, franchisees and venues that service non-hospitality industries, like pet stores, doctors’ offices and other non-traditional venues.

We expect revenue from our OOH ad-supported service to increase to a greater extent than our revenue from our other services. This is partly due to our ongoing efforts to add new OOH locations to our distribution network, which increases the number of Loop Players in the market and, in turn, the number of ad impressions available for advertisers to fill with paid advertisements and sponsorships. In addition, our OOH ad-supported service using the Loop Player allows us, in certain circumstances, to present a greater number of ad impressions per OOH location to an advertiser than would typically be associated with a single OOH location. This “multiplier effect” is possible due to the Loop Player’s ability to detect, using Bluetooth and Wi-Fi technology, the number of consumer mobile devices within reach of a Loop Player in an OOH location which provides advertisers with a proxy for the number of potential viewers of a particular ad at any given time. This contrasts with other OOH technology that is not capable of providing data on the number of persons in an OOH location and in which advertisers pay for one ad impression per ad in an OOH location, regardless of the number of potential viewers in that location. This also contrasts with our D2C services where advertisements are considered to be viewed by one person on their individual mobile device or on a CTV in their home.

D2C

Consumer Connected TVs

Our OTT business provides our OTT platform customers, such as Roku, TiVo, and DistroTV, with music videos and other video content, providing their subscribers and customers with access to certain videos in our library. Our service to OTT platform providers has been primarily ad-supported as many of the providers run a free advertising supported television, or FAST, business model for channels on their services. Not all of our music video content is available to our OTT customers. We also have a consumer CTV app that can be downloaded on CTVs and on which consumers can view certain of our content. Almost all of the viewers of our content on CTVs view our content on our channels delivered through OTT platforms rather than on our CTV consumer app.

Consumer Mobile Devices

We developed the Loop App for the distribution of our music videos and kid-friendly content. The Loop App allows our users to directly interact with our channels and playlists on their smart phones, tablets, and other digital devices, providing advertisers with additional mediums to reach consumers. Subscription service users are provided enhanced features to search for titles of music videos and artists, request music videos and create personalized playlists. Additionally, through our subscription service, we provide social features that allow users to follow each other, share their locations and playlists, view activity, signal support for a particular music video, and listen to other users “Loops.” We initially launched the Loop App in mid-2020; however, we have not promoted or advertised it in any meaningful way. As we continue to grow our OOH business and distribute additional Loop Players, we believe the Loop App will enhance our interactivity with businesses and their customers, and in turn, influence the content we develop and acquire.

Our Competitive Strengths

Diversified Content Library, including Music Videos

We believe our music video library is one of the largest in the world and gives us an advantage over many of our competitors. Our music video library contains videos dating back to the 1950s, appealing to generations of music-lovers, with the newest videos directly obtained from the Music Labels. Older music video libraries are more difficult to obtain, as there is generally no central database from which to acquire such videos. Additionally, the individual music labels who have rights over portions of such videos do not easily and readily provide them to those seeking to acquire them. We have strategically secured access to our music video content through our license agreements with the individual Music Labels. We believe we are the only service in the United States who has licenses with all three major Music Labels to provide music video content in both the OOH and D2C markets.

Efficient Content Curation

We believe we are able to produce engaging video content by curating our own and third party-content at relatively low production cost. We do not currently produce a meaningful amount of original content, which can be expensive and time consuming. In contrast to many streaming platforms, we curate existing content from our video library and content licensed from third parties. The curation of our content from our owned and leased libraries eliminates the costly and lengthy production process associated with creating original content. Therefore, we are able to consistently innovate, update, and enhance our content offerings in a cost-effective and timely manner. Based on management’s knowledge of the industry and discussions with OTT platform providers, we believe we were able to launch more channels than any other media company on OTT platforms during 2020.

National Distribution and Reach

We distribute our services across thousands of OOH locations, audio and video streaming platforms, and mobile and connected TV applications. We had 5,791 quarterly active users (“QAU”) across North America for the quarter ended September 30, 2021, and our channels are available to millions of consumers on OTT platforms and are currently accessible in over 400,000 hotel rooms, serving both the OOH and D2C markets, respectively. We have recently hired salespeople to engage in direct marketing for our OOH business across various regions, including the East Coast, West Coast and South. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Performance Indicator” for a description of QAUs.

Technology Based Business Model

All of our key software and the design of our Loop Player and consumer apps has been developed in-house by us. We have built our services and platform with a view to the future, focusing on where we believe the digital OOH and consumer streaming and mobile devices markets are and will be for the foreseeable future. The Loop Player is ideal for OOH location operators looking to “cut the cord” from their old business models. This allows our OOH customers to save costs and provides them with a greater ability to customize and schedule content to fit their venues. We use digital marketing technology or “MarTech” to generate revenue, market our services and fuel our business. We can attract key employees from across geographies as we operate almost entirely remotely in support of our culture of technology and efficiency. Our use of technology in most aspects of our business from marketing to distribution, content curation, sales, customer service and other areas, allows us to leverage our existing employees as we continue to scale up our business.

Established Foundation Supported by Industry Tailwinds

Our technology stack, ad-supported revenue model and music video library are the backbone of our business. We believe this established foundation places us in a better position than many peers to benefit from the industry tailwinds in the digital OOH advertising market. Because our foundation has been built with a view to where we believe the OOH content delivery and digital marketing trends are headed, we believe we are better positioned than many of our competitors who might have to re-work their technology and revenue models to better align with these trends. We believe our programmatic advertising in the OOH market will support our revenue in the future.

Passionate and Experienced Management Team

Our seasoned management team is founder-led and has more than 100 years of combined media and technology experience. Our executive team has previous experience at some of the most well recognized entertainment companies in the world, including Walt Disney, Universal Music, MTV, VH1, CBS, Sony, Viacom, Time Warner, among others.

Our Growth Strategies

Our growth strategies are focused on monetizing and growing our content library and are guided by the following five pillars:

Increase Marketing of Loop Player. We have found online digital advertising to be a successful customer acquisition strategy and believe there is a direct correlation between digital marketing spend and business demand for the Loop Player. In addition to digital advertising viewed by individual businesses, we also intend to increase our direct marketing efforts, which is accomplished by our internal sales team to promote our Loop Player and services to large, national or regional, franchisee or corporate owned businesses.

Diversify Customer Base. We believe the introduction of our Loop Player and shift towards an ad-supported service model has contributed to the growth of our OOH customers and related revenues. Our customer base has expanded beyond our typical hospitality, food and beverage and gym customers, as we have experienced an increase in business engagement from smaller venues, franchisees, and businesses that service other industries. This expansion has given us greater insight into the viewing habits of a diverse customer base and the demand for some of our non-music video content thereby enabling us to develop and curate content that continues to respond to consumer demand.

Expand our Non-Music Video Content. Our music video library is the foundation of our business but, in certain instances, has lower margins due to the licensing fees of the Music Labels and other rights holders. In addition, certain OOH locations are looking for a broader or more targeted content offering than pure music videos. Since the acquisition of ScreenPlay’s music video library in 2019, we have sought to expand our non-music video content through licensing, acquisitions and our own development. Non-music content, in certain instances, provides better economics to us than music video content. For this reason, we seek to expand our non-music offerings, which entails the addition of entertainment, lifestyle, and information channels.

Optimize Advertising Sales and Sponsorships. We aim to optimize our advertising sales by using technology and short-term, third-party consultants to collect data and employ analytics. Similarly, we plan on continuing to optimize our programmatic revenue through MarTech data and analytics. In conjunction, with these efforts, we recently expanded our advertising sales team to focus on advertising sales directly to companies that seek to advertise on our platform and to companies that are interested in providing sponsorship of our content, whereby other companies enter into a business relationship with us through which we receive funds in return for allowing that company to be associated with one of our channels, playlists, other content or company events.

International Expansion. We are exploring international expansion, as we believe the provision of video content in the non-U.S. OOH and D2C markets is underserved. In 2020, we began pursuing these growth initiatives by launching the Loop App in Mexico, and in 2021, we acquired EON Media, which produces a weekly syndicated radio program targeted across Asia. Over time, we plan to be opportunistic exploring ways to potentially expand in Asia, certain countries in South America, Canada and Europe.

Corporate Information

We were incorporated in Nevada on May 11, 2015. On February 6, 2020, pursuant to the Agreement and Plan of Merger, dated January 3, 2020 (the “Merger Agreement”), by and among the Company, the Company’s wholly owned subsidiary, Loop Media Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Loop Media, Inc. a Delaware corporation incorporated on May 18, 2016 (“Predecessor Loop”), Merger Sub merged with and into Predecessor Loop, with Predecessor Loop surviving the merger and becoming a wholly-owned subsidiary of the Company (the “Merger”). Prior to the Merger, our business was comprised of two main business segments: (i) travel agency assistance services and (ii) convention services. Upon completion of the Merger, we sold this business and its related assets to one of our stockholders and we became an early-stage media company by acquiring Predecessor Loop’s video streaming business and management team. Predecessor Loop’s business is based on the business of ScreenPlay, Inc., a Washington corporation (“ScreenPlay”), which Predecessor Loop acquired in 2019. ScreenPlay operated a business-focused and computer-based video service providing music video and other content to business venues. See “Business – Corporate History & Business Development.”

On November 12, 2021, our Board of Directors approved a change in our fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning October 1 and ending September 30. This change in our fiscal year end resulted in a nine-month transition period from January 1, 2021, to September 30, 2021. On January 21, 2022, we filed a transition report on Form 10-KT for the period from January 1, 2021, to September 30, 2021, with the Securities and Exchange Commission (the “SEC”), which form includes the audited financial statements as of and for the nine-month transition period ended September 30, 2021. All subsequent fiscal years for the Company will be from October 1 to September 30.

Our principal executive offices are located at 700 N. Central Avenue, Suite 430, Glendale, California, and our telephone number is (213) 436-2100. Our website is www.loop.tv. Information on, or accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Nasdaq Listing

We have filed an application to list our common stock on the Nasdaq Capital Market under the symbol “LPTV.” No assurance can be given that our application will be approved. If our application to Nasdaq is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on Nasdaq, we will not complete this offering.

Summary of Risk Factors

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider all of the risks and uncertainties described in the section of this prospectus captioned “Risk Factors.” These risks include, but are not limited to, the following:

Risks Related to Our Financial Condition

●	We have a limited operating history on which you can evaluate our business and prospects.
●	We have generated minimal revenues under our current business model, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.
●	We have incurred significant operating losses in the past, and we may not be able to generate sufficient revenue to be profitable, or to generate positive cash flow on a sustained basis. In addition, our revenue growth rate may decline.

Risks Related to Our Business

●	If our efforts to attract prospective OOH customers and direct-to-customer users and to retain existing customers and users of our services are not successful, our growth prospects and revenue will be adversely affected.
●	We depend upon third-party licenses for substantially all of the content we stream and an adverse change to, loss of, or claim that we do not hold necessary licenses may materially adversely affect our business, operating results, and financial condition.
●	We face and will continue to face competition for ad-supported users, subscribers to our subscription services, and user listening time.
●	We have no control over third-party providers of our content. The concentration of control of content by our major providers means that even one entity, or a small number of entities working together, may unilaterally affect our access to music video and other content.
●	We are a party to many license agreements that are complex and impose numerous obligations upon us that may make it difficult to operate our business and provide all the functionality we would like for our services, and a breach of such agreements could adversely affect our business, operating results, and financial condition.
●	Our royalty payment scheme is complex, and it is difficult to estimate the amount payable under our license agreements. We may underpay or overpay royalty amounts payable to others, which may harm our business.
●	Minimum guarantees and advances required under certain of our license agreements may limit our operating flexibility and may adversely affect our business, operating results, and financial condition.
●	Difficulties in obtaining accurate and comprehensive information necessary to identify the compositions embodied in music video sound recordings on our service and the ownership thereof may impact our ability to perform our obligations under our licenses, affect the size of our catalog that can be offered to customers and end-users, impact our ability to control content acquisition costs, and lead to potential copyright infringement claims.
●	Our business emphasizes rapid innovation and prioritizes long-term customer and user engagement over short-term financial condition or results of operations. That strategy may yield results that sometimes do not align with the market’s expectations. If that happens, our stock price may be negatively affected.
●	If we fail to accurately predict, recommend, curate and play content that our customers and users enjoy, we may fail to retain existing customers and users and attract new customers and users in sufficient numbers to meet investor expectations for growth or to operate our business profitably.

●	Expansion of our operations to deliver content beyond music videos subjects us to increased business, legal, financial, reputational, and competitive risks.
●	Streaming depends on effectively working with operating systems, online platforms, hardware, networks, regulations, and standards we do not control. Changes in our services or those operating systems, hardware, networks, regulations, or standards, and our limitations on our ability to access those platforms, operating systems, hardware, or networks may seriously harm our business.
●	User metrics and other estimates could be subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.
●	Various regulations as well as self-regulation related to privacy and data security concerns pose the threat of lawsuits, regulatory fines and other liability, require us to expend significant resources, and may harm our business, operating results, and financial condition.
●	We rely on advertising revenue to monetize our services, and any failure to convince advertisers of the benefits of advertising on our services in the future could harm our business, operating results, and financial condition.
●	We depend on highly skilled key personnel to operate our business, and if we are unable to attract, retain, and motivate qualified personnel, our ability to develop and successfully grow our business could be harmed.

Risks Related to Our Intellectual Property

●	Assertions by third parties of infringement or other violations by us of their intellectual property rights could harm our business, operating results, and financial condition.
●	Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

Risks Related to Owning Our Common Stock and this Offering

●	There is a limited public market for our securities.
●	Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.
●	The trading price of our common stock has been and will likely continue to be volatile.
●	Because of their significant ownership of our common stock, our founders and other large investors have substantial control over our business, and their interests may differ from our interests or those of our other stockholders.
●	You may experience future dilution as a result of future equity offerings.
●	Exercise of warrants, and issuance of incentive stock grants may have a dilutive effect on our stock, and negatively impact the price of our common stock.
●	Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.
●	The conversion of the 2022 Notes and Series B Preferred Stock upon the closing of this offering will result in substantial dilution to holders of our common stock.
●	If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

THE OFFERING

Common stock offered by us	shares ( shares if the underwriter exercises its option to purchase additional shares in full)
Common stock outstanding immediately before this offering	133,470,141 shares
Common stock to be outstanding after this offering(1)	shares ( shares if the underwriter exercises its option to purchase additional shares in full)
Option to purchase additional shares offered to the underwriter

We have granted the underwriter a 30-day option to purchase up to an additional shares from us at the public offering price per share less the underwriting discounts and commissions, to cover over-allotments, if any, on the same terms as set forth in this prospectus.

Use of proceeds	We intend to use the net proceeds we receive from this offering for marketing and new customer development, and other general corporate purposes. See “Use of Proceeds” for more information.
Risk Factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus.
Proposed Nasdaq symbol for our shares of common stock	“LPTV”
(1)	The number of shares of common stock outstanding immediately following this offering is based on 133,470,141 shares actually outstanding as of November 30, 2021, and additionally gives effect to:
●	the conversion of all of the Convertible Promissory Notes due December 1, 2022 (the “2022 Notes”), simultaneously with the closing of this offering, into an aggregate of 1,617,648 shares, based on the outstanding principal and interest of $3,105,884 as of November 30, 2021, and an assumed conversion price of $1.92 per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on November 30, 2021);
●	the conversion of all of the outstanding Series B Convertible Preferred Stock (the “Series B Preferred Stock”), simultaneously with the closing of this offering, into an aggregate of 20,000,000 shares of common stock, based on the 100-to-1 conversion rate and 200,000 shares of Series B Preferred Stock outstanding as of November 30, 2021;
●	the automatic cashless exercise of outstanding warrants (the “Automatic Warrants”) to purchase an aggregate of 5,850,709 shares of common stock as of November 30, 2021, having a weighted average exercise price of $0.69, simultaneously with the closing of this offering, pursuant to the terms thereof into an aggregate of 4,171,498 shares of common stock, based on an assumed public offering price in this offering of $2.40 (the last reported sale price of our common stock on the Pink Open Market on November 30, 2021) and assuming none of the Automatic Warrants are exercised prior to the closing of this offering;

but excludes:

●	9,613,991 shares of common stock issuable upon the exercise of outstanding warrants (excluding the Automatic Warrants) at a weighted average exercise price of $2.20 per share as of November 30, 2021;
●	18,744,556 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.10 per share as of November 30, 2021;

●	4,224,992 shares of common stock issuable upon the conversion of the Convertible Promissory Notes due December 1, 2023 (the “2023 Notes”), based on the outstanding principal and interest of $2,534,995 as of November 30, 2021, and the conversion price of $0.60 per share;
●	1,667,751 shares of common stock reserved for issuance under our 2020 Equity Incentive Plan as of November 30, 2021; and
●	shares ( shares if the underwriter exercises its option to purchase additional shares in full) of common stock issuable upon the exercise of warrants to be issued to the underwriter upon the completion of this offering in an amount equal to 8% of the shares sold in this offering, with an exercise price equal to 120% of the public offering price per share, as described in “Underwriting.”

In addition, unless we specifically state otherwise, the information in this prospectus does not include the exercise of the underwriter’s option to purchase additional shares.

Summary Historical Consolidated Financial Information

You should read the following summary selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the balance sheet and statement of operations data as of and for the years ended, respectively, September 30, 2021, and September 30, 2020, from our audited financial statements appearing at the end of this prospectus. Our historical results are not necessarily indicative of results that should be expected in any future period.

	Twelve Months Ended September 30,
	2021	2020
Selected Income Statement Data:
Revenue	$5,069,149	$2,966,454
Gross profit	904,084	1,880,401
Selling, general and administrative	20,333,216	7,466,047
Impairment of goodwill and intangibles	11,206,523	6,350,000
Loss From Operations	(30,635,655)	(11,935,646)
Net Loss	$(30,974,496)	$(17,105,294)
Net Loss per Common Share:
Basic and diluted net loss per common share	$(0.25)	$(0.20)

	As of September 30, 2021	As of September 30, 2020
Selected Balance Sheet Data:
Total Current Assets	$8,469,928	$3,456,805
Total Assets	$11,818,705	$5,779,100
Total Current Liabilities	$4,365,402	$2,971,711
Total Liabilities	$8,823,002	$4,830,522
Common stock, par value $0.0001	$13,345	$11,432
Additional paid-in capital	$69,824,754	$36,669,899
Accumulated Deficit	$(66,842,416)	$(35,867,920)
Total stockholders’ equity	$2,995,703	$948,578

Key Performance Indicator

We review our quarterly active users (“QAU”), among other key performance indicators, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. We define an “active user” as a Loop Player (or OOH venue-owned computer screening our content), using either the ad-supported or subscription service, that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period; and QAU refers to the number of such users that were online during such period. Increases or decreases in our QAU may not correspond with increases or decreases in our revenue, and QAU may be calculated in a manner different than any similar key performance indicator used by other companies.

For the quarter ended September 30, 2021, QAU was 5,791, compared to 4,296 for the quarter ended June 30, 2021, a 34% increase.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our common stock. The statements contained herein that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition, or results of operations could be harmed. In that case, you may lose all or part of your investment. In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing our common stock. Although it is not possible to identify or predict all of the risks and uncertainties we face, we believe the discussion below includes all of the risks that are material to our business.

Risks Related to Our Financial Condition

We have a limited operating history on which you can evaluate our business and prospects.

We have a limited operating history on which you can evaluate our business and our prospects. Although our company has existed since 2015, we have only operated as a public early-stage media company since our Merger in February 2020. The likelihood of success of our business plan must be considered in light of the risks, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the competitive environment in which we operate.

Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to, among other things:

●	successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound;
●	attract and retain experienced management and advisors;
●	secure acceptance of our products and services within the industry;
●	raise sufficient funds in the capital markets or otherwise to effectuate our business plan; and
●	utilize the funds that we do have and/or raise in this offering or in the future to efficiently execute our business strategy.

If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be adversely affected.

We have generated minimal revenues under our current business model, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

For the fiscal year ended September 30, 2020, substantially all our revenues were derived from the historical business of ScreenPlay, which we acquired in 2019, which relies on a paid subscription service-based model in OOH locations. However, our current business plan focuses on the ad-supported service provided through our proprietary Loop Player, which we began rolling out in the fourth calendar quarter of 2020. As a consequence, our past results may not be indicative of our expected future business results. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues, or expenses. If we make poor budgetary decisions as a result of unreliable data or if our business model is not accepted by the market, we may never become profitable and may continue to incur losses, which may result in a decline in our stock price.

We have incurred significant operating losses in the past, and we may not be able to generate sufficient revenue to be profitable, or to generate positive cash flow on a sustained basis. In addition, our revenue growth rate may decline.

We have incurred significant operating losses in the past and, as of September 30, 2021, had an accumulated deficit of $67.5 million. For the years ended September 30, 2021, and 2020, our operating losses were $19.6 million and $5.6 million, respectively. We have incurred significant costs to license content and continue to pay royalties or minimum guarantees to record labels, publishers, and other copyright owners for such content. We cannot guarantee that we will generate sufficient revenue from our efforts to monetize our services, including our paid subscription service and our free or unpaid advertising supported service, to offset the cost of our content, these royalty expenses and our other operating costs. If we cannot successfully earn revenue at a rate that exceeds the operational costs, including royalty expenses and guarantee payments to the largest three music labels, associated with our service, we will not be able to achieve or sustain profitability or generate positive cash flow on a sustained basis.

Additionally, we also expect our costs to increase in future periods, which could negatively affect our future operating results and ability to achieve profitability. We expect to continue to expend substantial financial and other resources on:

●	securing top quality video content from leading record labels, distributors, and aggregators, as well as the publishing rights to any underlying musical compositions;
●	creating new forms of original content;
●	our technology infrastructure, including website architecture, development tools, scalability, availability, performance, security, and disaster recovery measures;
●	research and development, including investments in our research and development team and the development of new features;
●	sales and marketing, including a significant expansion of our field sales organization;
●	international expansion to increase our member base, engagement, and sales;
●	capital expenditures, including costs related to our technology development; and
●	general administration, including legal and accounting expenses.

These investments may not result in increased revenue or growth in our business. If we fail to continue to grow our revenue and overall business, our business, operating results, and financial condition would be harmed.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing, we may be unable to implement our business plan and grow our business.

We are a small and emerging media company that is in the process of rolling out a new business plan as our re-focused products and services have only recently been fully operational and ready for delivery to our customers. In particular, our historical sales have relied on our subscription service provided by the business we acquired from Screenplay, but our current business plan focuses on the ad-supported service provided through our proprietary Loop Player, which we began rolling out in the fourth calendar quarter of 2020. We have not generated sufficient revenues to operate our business. We have a significant accumulated deficit and have incurred operating losses for years and expect losses to continue during the remainder of our fiscal year ending September 30, 2022, and beyond. Our independent registered public accounting firm has indicated in their report that these conditions raise substantial doubt about our ability to continue as a going concern for a period of 12 months from the issuance date of our financial statements for the year ended September 30, 2021. The continuation of our business as a going concern is dependent upon the continued financial support from our current and potential stockholders. The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts. There can be no assurance that adequate financing will be available in a timely manner, on acceptable terms, or at all.

We believe that the net proceeds of this offering, together with our existing cash, will enable us to fund our operations for at least 18 months from the date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

There is uncertainty regarding our ability to grow our business or to continue as a going concern without additional financing. We have no agreements, commitments, or understandings to secure additional financing at this time. Our long-term future growth and success are dependent upon our ability to continue selling our services, generate cash from operating activities and obtain additional financing. We may be unable to continue selling our products and services, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to grow our business to a greater extent than we can with our existing financial resources.

We will require additional capital to support business and objectives, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business and will require additional funds, in addition to the net proceeds from this offering, to respond to business challenges, including the need to develop new features or enhance our existing services, expand into additional markets around the world, improve our infrastructure, or acquire complementary businesses and technologies. Accordingly, we have in the past engaged, and may in the future engage, in equity and debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our stockholders, including investors in this offering, could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could also contain restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business, acquire or retain users, and to respond to business challenges could be significantly impaired, and our business may be harmed.

Risks Related to Our Business

If our efforts to attract prospective OOH customers and direct-to-consumer users and to retain existing customers and users of our services are not successful, our growth prospects and revenue will be adversely affected.

Our ability to grow our OOH business and generate revenue depends on retaining, expanding, and effectively monetizing our OOH customer base, including by increasing the number of venues that have adopted our services and increasing advertising revenue on our OOH ad-supported service delivered through our Loop Player and monetizing content across our OOH business. We must convince prospective OOH customers of the benefits of our services and our existing users of the continuing value of our services. Our ability to attract new customers, retain existing customers, and convert users of our OOH subscription service to our OOH ad-supported service depends in large part on our ability to continue to offer compelling curated content, leading technologies and products like the Loop Player, superior functionality, and an engaging customer experience.

Our ability to grow our D2C business and generate revenue depends on retaining, expanding, and effectively monetizing our total user base, including by increasing advertising revenue on our ad-supported service, increasing the number of subscribers to our subscription service, and finding ways to monetize content across the services. We must convince prospective users of the benefits of our services and our existing users of the continuing value of our services. Our ability to attract new users, retain existing users, and convert users of our ad-supported service to subscribers to our subscription service depends in large part on our ability to continue to offer leading technologies and products, compelling highly curated content, superior functionality, and an engaging user experience. As consumer tastes and preferences change on the Internet and with mobile devices and other internet-connected products, we will need to enhance and improve our existing services, introduce new services and features, and maintain our competitive position with additional technological advances and an adaptable platform. If we fail to keep pace with technological advances or fail to offer compelling product offerings and state-of-the-art delivery platforms to meet consumer demands, our ability to grow or sustain the reach of our services, attract and retain users, and increase our premium subscribers to our Loop App may be adversely affected.

In addition, in order for us to increase our advertising revenue, we also seek to increase the viewing time that our ad-supported OOH customers and D2C users spend on our ad-supported service and find new opportunities to deliver advertising to users on the services. The more content users stream on the ad-supported service, the more advertising inventory we generally are able to sell. Further, growth in our ad-supported user base increases the size and scope of user pools targeted by advertisers, which improves our ability to deliver relevant advertising to those users in a manner that maximizes our advertising customers’ return on investment and that ultimately allows us to better demonstrate the effectiveness of our advertising solutions and justifies a pricing structure that is advantageous for us. If we fail to grow our ad-supported OOH customer and user base, the amount of content streamed, and the listening time spent by our Ad-Supported OOH customers and users, we may be unable to grow ad-supported revenue.

In order to increase our ad-supported OOH customers and users and our premium subscribers, we will need to address a number of challenges, including:

●	improving our ad-supported service;
●	providing users with a consistently high-quality and user-friendly experience;
●	continuing to curate a catalog of content that consumers want to engage with on our services;
●	continuing to innovate and keep pace with changes in technology and our competitors; and
●	maintaining and building our relationships with the makers of consumer products such as mobile devices and connected TVs (“CTVs”).

Failure to overcome any one of these challenges could have a material adverse effect on our business, operating results, and financial condition.

We must operate our business in compliance with the licenses that we require to provide our services.

The provisions of certain of our license agreements may require consent to implement improvements to, or otherwise change, our services. We may not be able to obtain consent from our rights holders to add additional features and functionality to our services or our rights holders may be delayed in providing such consent, which may hinder our ability to be responsive to our users’ tastes and preferences and may make us less competitive with other services. For example, we may need to obtain consent of rights holders to add the ability for customers of OOH locations to interact with certain of our content and determine which music videos might play next. In many instances, improvements to the functionality of our services may require the consent of rights holders and, in some such instances, increases in fee payments to such rights holders. We cannot ensure that any such additional required fees will be on financially feasible terms for the Company and, as a result, we may be required to develop alternative options or forego functionality improvements to our services which could negatively impact our business and financial results.

We face and will continue to face competition for ad-supported users, premium subscribers, and user listening time.

We compete for the time and attention of our D2C users with other content providers based on a number of factors, including quality of experience, relevance, diversity of content, ease of use, price, accessibility, perception of advertising load, brand awareness, and reputation.

We compete with providers of music videos and other short-form unscripted video content, which is purchased or available for free and playable on mobile or other connected devices, including CTVs. These forms of media may be downloaded or accessed by content streams from other online services, including YouTube and Vevo. Many of our current or future competitors are already entrenched or may have significant brand recognition, existing user bases, and/or ability to bundle with other goods and/or services, both globally and regionally, and/or markets which we seek to penetrate.

We also compete with providers of non-music content that offer an on-demand catalog of differing content that is similar to certain of our content, such as the “fail” videos, pet videos and drone footage that we offer in the OOH market. We face increasing competition from a growing variety of content providers that seek to differentiate their service by content offering and product features, and they may be more successful than us in predicting user preferences, providing popular content, and innovating new features.

We believe that companies with a combination of technical expertise, brand recognition, financial resources, and digital media experience also pose a significant threat of developing competing music video and other video distribution technologies. If known incumbents in the digital media or entertainment space choose to offer competing services, they may devote greater resources than we have available, have a more accelerated time frame for deployment, and leverage their existing user base and proprietary technologies to provide services that our users and advertisers may view as superior. Our current and future competitors may have higher brand recognition, more established relationships with content licensors and mobile device manufacturers, greater financial, technical, and other resources, more sophisticated technologies, and/or more experience in the markets in which we compete. Our current and future competitors may also engage in mergers or acquisitions with each other to combine and leverage their customers and audiences, making them larger and potentially providing them a competitive advantage in negotiations with counter parties or in marketing to potential customers that we also target. Our current and future competitors may innovate new features or introduce new ways of consuming or engaging with content that cause our users to use or switch to another product, which would negatively affect our user retention, growth, and engagement.

We compete for a share of advertisers’ overall marketing budgets with other content providers on a variety of factors, including perceived return on investment, effectiveness, and relevance of our advertising products; our pricing structure; and our ability to deliver large volumes or precise types of advertisements to targeted user demographic pools. We also compete for advertisers with a range of internet companies, including major internet portals, search engine companies, social media sites, and mobile applications, as well as traditional advertising channels such as terrestrial radio and television.

Large internet companies with strong brand recognition, such as Facebook, Google, Amazon, and Twitter, have significant numbers of sales personnel, substantial advertising inventory, proprietary advertising technology solutions, and traffic across web, mobile, and connected devices that provide a significant competitive advantage and have a significant impact on pricing for reaching these user bases. Failure to compete successfully against our current or future competitors could result in the loss of current or potential advertisers, a reduced share of our advertisers’ overall marketing budget, the loss of existing or potential users, or diminished brand strength, which could adversely affect our pricing and margins, lower our revenue, increase our research and development and marketing expenses, and prevent us from achieving or maintaining profitability.

We depend upon third-party licenses for substantially all of the content we stream and an adverse change to, loss of, or claim that we do not hold necessary licenses may materially adversely affect our business, operating results, and financial condition.

To secure the rights to stream content, we enter into license agreements to obtain licenses from rights holders such as record labels, recording artists, music publishers, performance rights organizations, collecting societies, and other copyright owners or their agents, and we pay royalties or other consideration to such parties or their agents. We cannot guarantee that our efforts to obtain all necessary licenses to stream content will be successful, nor that the licenses available to us now will continue to be available in the future at rates and on terms that are favorable or commercially reasonable or at all. The terms of these licenses, including the royalty rates that we are required to pay pursuant to them, may change as a result of changes in our bargaining power, the industry, laws and regulations, or for other reasons. Increases in royalty rates or changes to other terms of these licenses may materially impact our business, operating results, and financial condition.

We enter into music license agreements to obtain rights to stream music videos, including from the major record labels who hold the rights to stream a significant number of sound recordings — Universal Music Group (“Universal”), Sony Music Entertainment (“Sony”), and Warner Music Group (“Warner” and collectively with Universal and Sony, the “Music Labels”). Our current license agreements with the Music Labels for our OOH business have been in effect (or have been renewed) for several years, and the Music Labels have requested a review and update of those licenses. Although the basic outlines of these licenses are standardized by the licensors and we do not anticipate any issue in the timely renewal of these licenses, the updating of such licenses may increase our license costs associated with such rights, including the percentage of revenue attributable to the record labels and our minimum guaranteed payment obligations. A significant majority of our OOH business relies upon these licenses, and if we fail to maintain and renew these licenses our business, operating results, and financial condition could be materially harmed. With respect to our D2C business, the licenses with the Music Labels are similarly standardized, and although we do not anticipate any issue in the timely renewal of these licenses as needed. Any future updates of such licenses similarly may increase our license costs associated with such rights, including the percentage of revenue attributable to the record labels and our minimum guaranteed payment obligations.

Our business model requires that we also obtain two additional types of licenses with respect to musical compositions: mechanical and public performance rights. Mechanical licenses are required to distribute recordings written by someone other than the person or entity conducting the distribution. Such licenses ensure that the music publisher, and ultimately the songwriter, receive compensation for the use of their work. A public performance license is an agreement between a music user and the owner of a copyrighted composition (song) that grants permission to play the song in public, online, or on radio.

We have obtained direct licenses for mechanical rights with the three largest publishers, which are respective affiliates of each of the Music Labels, for our OOH and D2C businesses. As a general matter, once music licenses are obtained from the Music Labels, their affiliate publishing companies enter into agreements with respect to the mechanical licenses. If our business does not perform as expected or if the rates are modified to be higher than the proposed rates, our music video content acquisition costs could increase, which could negatively impact our business, operating results, and financial condition, hinder our ability to provide interactive features in our services, or cause one or more of our services not to be economically viable due to an increase in content acquisition costs.

In the United States, public performance rights are generally obtained through intermediaries known as performance rights organizations (“PROs”), which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses, and distribute those royalties to music publishers and songwriters. The royalty rates available to us today may not be available to us in the future. Licenses provided by two of these PROs: the American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music, Inc. (“BMI”), cover much of the music we stream. ASCAP and BMI are governed by consent decrees relating to decades-old litigations. These agreements typically have one-to-two-year terms, and some have continuous renewal provisions, with either party able to terminate for convenience within 30 to 60 days prior to the end of the applicable term (or commencement of the subsequent term), and are limited to the territory of the United States and its territories and possessions. An increase in the number of compositions that must be licensed from PROs that are not subject to the consent decrees could likewise impede our ability to license public performance rights on favorable terms and may increase the cost of our operations.

In other parts of the world, including Latin America, we obtain reproduction and performance licenses for musical compositions either through local collecting societies representing publishers or from publishers directly, or a combination thereof. We cannot guarantee that our licenses with collecting societies and our direct licenses with publishers provide full coverage for all of the musical compositions we make available to our users in such countries.

With respect to non-music content, we obtain distribution rights directly from rights holders. We then negotiate licenses directly with individuals or entities in return for providing such licensors with a share of revenue derived from the licensed content distributed through our services. We are dependent on those who provide the content that appears on our services complying with the terms and conditions of our license agreements. However, we cannot guarantee that rights holders or content providers will comply with their obligations, and such failure to do so may materially impact our business, operating results, and financial condition.

There is also no guarantee that we have all of the licenses we need to stream content, as the process of obtaining such licenses involves many rights holders, some of whom are unknown, and a myriad of complex legal issues across many jurisdictions, including open questions of law as to when and whether particular licenses are needed. Additionally, there is a risk that rights holders, creators, performers, writers and their agents, or societies, unions, guilds, or legislative or regulatory bodies will create or attempt to create new rights or regulations that could require us to enter into license agreements with, and pay royalties to, newly defined groups of rights holders, some of which may be difficult or impossible to identify.

Even when we are able to enter into license agreements with rights holders, we cannot guarantee that such agreements will continue to be renewed indefinitely. For example, from time to time, our license agreements with certain rights holders and/or their agents expire while we negotiate their renewals and, per industry custom and practice, we may enter into brief (for example, month-, week-, or even days-long) extensions of those agreements or provisional licenses and/or continue to operate on an at-will basis as if the license agreement had been extended, including by our continuing to make content available. During these periods, we may not have assurance of long-term access to such rights holders’ content, which could have a material adverse effect on our business and could lead to potential copyright infringement claims. It is also possible that such agreements will never be renewed at all. License agreements are generally restrictive as to how the licensed content is accessed, displayed, and manipulated, as licensors seek to protect the use of their content. In order to provide the highest level of services and best experience for our customers and end-users, we may from time to time seek expansion of our licenses to provide us with greater functionality of our services as it relates to the relevant content. The inability to expand our licenses, or the lack of renewal, or termination, of one or more of our license agreements, or the renewal of a license agreement on less favorable terms, could have a material adverse effect on our business, operating results, and financial condition.

We have no control over third-party providers of our content. The concentration of control of content by our major providers means that even one entity, or a small number of entities working together, may unilaterally affect our access to music video and other content.

We rely on various rights holders, over whom we have no control, for the content we make available on our services. We cannot guarantee that these parties will always choose to license to us or license to us on terms that are acceptable to us.

The music industry has a high level of concentration, which means that one or a small number of entities may, on their own, take actions that adversely affect our business. For example, with respect to music video content, the audio/visual (“A/V”) recordings licensed to us under our agreements with Universal, Sony, and Warner make up the vast majority of the music currently consumed on our services. Our business may be adversely affected if our access to music is limited or delayed because of deterioration in our relationships with one or more of these significant rights holders or if they choose not to license to us for any other reason. In addition, rights holders also may attempt to take advantage of their market power (including by leveraging their publishing affiliate) to seek onerous financial or other terms from us or otherwise impose restrictions that hinder our ability to further innovate our services and content offerings. This may be of particular concern in markets where local content is important and such local content is held by local major labels or even individual artists, making it difficult to obtain such local content at all or on economically favorable terms. As a result, the loss of rights to a major publisher catalog would force us to take down a significant portion of popular repertoire in the applicable territory or territories, which would significantly disadvantage us in such territory or territories. The lack of complete metadata with respect to publisher ownership may also present challenges in taking down all the tracks of a given publisher. Even if we can secure rights to music video content from record labels and other copyright owners, recording artists may object and may exert public or private pressure on those record labels or copyright owners or other third parties to discontinue licensing rights to us, hold back content from us, or increase royalty rates. As a result, our ability to continue to license rights to music video content is subject to convincing a broad range of stakeholders of the value and quality of our services. To the extent that we are unable to license a large amount of content or the content of certain popular artists, our business, operating results, and financial condition could be materially harmed.

We are a party to many license agreements that are complex and impose numerous obligations upon us that may make it difficult to operate our business and provide all the functionality we would like for our services, and a breach of such agreements could adversely affect our business, operating results, and financial condition.

Many of our license agreements are complex and impose numerous obligations on us, including obligations to, among other things:

●	calculate and make payments based on complex royalty structures, which requires tracking usage of content on our services that may have inaccurate or incomplete metadata necessary for such calculation;
●	provide periodic reports on the exploitation of the content;
●	represent that we will obtain all necessary publishing licenses and consents and pay all associated fees, royalties, and other amounts due for the licensing of musical compositions;
●	provide advertising inventory at discounted rates or on other favorable terms;
●	comply with certain service offering restrictions;
●	comply with certain marketing and advertising restrictions; and

●	comply with certain security and technical specifications.

Many of our license agreements grant the licensor the right to audit our compliance with the terms and conditions of such agreements. Some of our license agreements also include steering, non-discrimination, and so-called “most favored nations” provisions, which require that certain material terms of such agreements are no less favorable than those provided in our agreements with any other similarly situated licensor. If triggered, these provisions could cause our payments or other obligations under those agreements to escalate substantially. Additionally, some of our license agreements require consent to undertake certain business initiatives and, without such consent, our ability to undertake or continue operating new business initiatives may be limited. This could hurt our competitive position.

If we materially breach any of these obligations or any other obligations set forth in any of our license agreements, or if we use content in ways that are found to exceed the scope of such agreements, we could be subject to monetary penalties, and/or rights holders could impede our business by withholding content, discounts, and bundle approvals and the rights to launch new service offerings, and could ultimately terminate our rights under such license agreements, any of which could have a material adverse effect on our business, operating results, and financial condition.

The coronavirus COVID-19 pandemic or the widespread outbreak of any other communicable disease could materially and adversely affect our business, financial condition and results of operations.

The spread of COVID-19 around the world is continuing to affect the United States and global economies and has affected our operations and those of third parties on which we rely, including by causing disruptions in staffing, order fulfillment, and demand for product. In addition, the COVID-19 pandemic has and may continue to affect our revenue significantly in 2022 and beyond. In particular, many OOH locations have closed or limited their public capacity, which may impact their willingness to invest in on-site entertainment, such as our services. Additionally, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic in 2022 is highly uncertain and subject to change.

As COVID-19 continues to evolve, the extent to which COVID-19 impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to try and contain COVID-19 or treat its impact. We continue to monitor the pandemic and, the extent to which the continued spread of the virus adversely affects our customer base and therefore revenue. As the COVID-19 pandemic is complex and rapidly evolving, our plans as described above may change. At this point, we cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on our business, results of operations, financial position and cash flows.

Our royalty payment scheme is complex, and it is difficult to estimate the amount payable under our license agreements. We may underpay or overpay royalty amounts payable to others, which may harm our business.

Under our license agreements and relevant statutes, we must pay all required royalties to record labels, music publishers, and other copyright owners in order to stream content. The determination of the amount and timing of such payments is complex and subject to a number of variables, including the type of content streamed, the country in which it is streamed, the service tier such content is streamed on, the amount of revenue generated by the streaming of the content, the identity of the license holder to whom royalties are owed, the current size of our user base, our current ratio of ad-supported users to premium subscribers in each of our OOH and D2C businesses, the applicability of any most favored nations provisions, and any applicable advertising fees and discounts, among other variables. Additionally, we have certain arrangements whereby royalty costs are paid in advance or are subject to minimum guaranteed amounts. An accrual is estimated when actual royalty costs to be incurred during a contractual period are expected to fall short of the minimum guaranteed amount. Additionally, we also have license agreements that include so-called “most favored nations” provisions that require that the material terms of such agreements are the most favorable material terms provided to any music licensor, which, if triggered, could cause our royalty payments under those agreements to escalate substantially. As we have only recently begun to grow our D2C service and have yet to recognize substantial revenue from such services and may not do so during the initial term of our licenses, we expect that any minimum guaranteed payments on licenses required for that service will be the maximum we will need to pay out under those licenses for the relevant time period.

We cannot assure you that the internal controls and systems we use to determine royalties payable will always be effective. We have in the past identified material weaknesses in our internal control over financial reporting that related to, among other things, accounting for rights holder liabilities and may identify additional material weaknesses in the future. If we fail to implement and maintain effective controls relating to rights holder liabilities, we may underpay/under-accrue or overpay/over-accrue the royalty amounts payable to record labels, music publishers, and other copyright owners. Underpayment could result in (i) litigation or other disputes with record labels, music publishers, and other copyright owners; (ii) the unexpected payment of additional royalties in material amounts; and (iii) damage to our business relationships with record labels, music publishers, other copyright owners, and artists and/or artist groups. If we overpay royalties, we may be unable to reclaim such overpayments, and our profits will suffer. Failure to accurately pay our royalties may adversely affect our business, operating results, and financial condition.

Minimum guarantees and advances required under certain of our license agreements may limit our operating flexibility and may adversely affect our business, operating results, and financial condition.

Certain of our license agreements contain significant minimum guarantees or advanced payments. Such minimum guarantees related to our content acquisition costs are not always tied to our revenue and/or user growth forecasts (e.g., number of users, active users, premium subscribers) or the number of video music sound recordings and musical compositions used on our services. Accordingly, our ability to achieve and sustain profitability and operating leverage on our services in part depends on our ability to increase our revenue through increased sales of our services and advertising sales on terms that maintain an adequate gross margin. The duration of our license agreements for sound recordings and musical compositions that contain minimum guarantees is frequently two years, but we do not currently have enough customers and do not anticipate acquiring enough customers whose revenue could cover such minimum guarantees and any existing customers may cancel their services at any time. Our forecasts of customer acquisition or retention and advertising sales during the term of our license agreements do not meet the number of customers required to cover our minimum guaranteed payments. To the extent our services revenue growth or advertising sales do not materially increase during the term of our license agreements, our business, operating results, and financial condition will be adversely affected as a result of such minimum guarantees. In addition, the fixed cost nature of these minimum guarantees may limit our flexibility in planning for, or reacting to, changes in our business and the market segments in which we operate.

We rely on estimates of the market share of streaming content owned by each content provider, as well as our own user growth and forecasted advertising revenue, to forecast whether such minimum guarantees could be recouped against our actual content acquisition costs incurred over the duration of the license agreement. As we are in the early stages of developing our D2C business, we expect the minimum guarantees not to be recouped for the foreseeable future.

Difficulties in obtaining accurate and comprehensive information necessary to identify the compositions embodied in music video sound recordings on our services and the ownership thereof may impact our ability to perform our obligations under our licenses, affect the size of our catalog that can be offered to customers and end-users, impact our ability to control content acquisition costs, and lead to potential copyright infringement claims.

Comprehensive and accurate ownership information for the musical compositions embodied in music videos is often unavailable to us or difficult or, in some cases, impossible for us to obtain, sometimes because it is withheld by the owners or administrators of such rights. We currently rely on the assistance of third parties to determine certain of this information. If the information provided to us or obtained by such third parties does not comprehensively or accurately identify the ownership of musical compositions, or if we are unable to determine which musical compositions correspond to specific sound recordings, it may be difficult or impossible to identify the appropriate rights holders from whom to obtain licenses or to whom to pay royalties. This may make it difficult to comply with the obligations of any agreements with those rights holders. This may also make it difficult to identify content for removal from the services if we lose the rights to such musical compositions. These challenges, and others concerning the licensing of musical compositions embodied in sound recordings and music videos on our services, may subject us to significant liability for copyright infringement, breach of contract, or other claims.

We face many risks associated with our international expansion, including difficulties obtaining rights to stream content on favorable terms.

We are considering the further expansion of our operations into additional international markets. However, offering our services in a new geographical area involves numerous risks and challenges. For example, the licensing terms offered by rights organizations and individual copyright owners in countries around the world are currently relatively expensive. Addressing licensing structure and royalty rate issues in any new geographic market requires us to make very substantial investments of time, capital, and other resources, and our business could fail if such investments do not succeed. There can be no assurance that we will succeed or achieve any return on these investments.

In addition to the above, expansion around the world exposes us to other risks such as:

●	lack of well-functioning copyright collective management organizations that are able to grant us music video licenses, process reports, and distribute royalties in certain markets;
●	fragmentation of rights ownership in various markets and lack of transparency of rights coverage, which may lead to overpayment or underpayment to record labels, music publishers, artists, performance rights organizations, and other copyright owners;
●	difficulties in obtaining license rights to local content;
●	increased risk of disputes with and/or lawsuits filed in foreign jurisdictions by rights holders in connection with our expansion into new markets;
●	difficulties in achieving market acceptance of our services in different geographic markets with different tastes and interests;
●	difficulties in achieving viral marketing growth in certain other countries where we commit fewer sales and marketing resources;
●	difficulties in managing operations due to language barriers, distance, staffing, user behavior and spending capability, cultural differences, business infrastructure constraints, and laws regulating corporations that operate internationally;
●	application of different laws and regulations of other jurisdictions, including privacy, censorship, data protection and liability standards and regulations, as well as intellectual property laws;
●	potential adverse tax consequences associated with foreign operations and revenue;
●	complex foreign exchange fluctuation and associated issues;
●	increased competition from local websites and audio content providers, some with financial power and resources to undercut the market or enter into exclusive deals with local content providers to decrease competition;
●	credit risk and higher levels of payment fraud;
●	political and economic instability in some countries;
●	restrictions on international monetary flows; and
●	reduced or ineffective protection of our intellectual property rights in some countries.

As a result of these obstacles, we may find it impossible or prohibitively expensive to enter additional markets, or entry into foreign markets could be delayed, which could hinder our ability to grow our business.

If we fail to effectively manage our expected growth, our business, operating results, and financial condition may suffer.

Our growth in recent months has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In order to attain and maintain profitability, we will need to recruit, integrate, and retain skilled and experienced personnel who can demonstrate our value proposition to users, advertisers, and business partners and who can increase the monetization of the content streamed on our services, particularly in OOH locations and on CTVs and mobile devices. Continued growth could also strain our ability to maintain reliable service levels for our users, effectively monetize the video content streamed, develop and improve our operational and financial controls, and recruit, train, and retain highly skilled personnel. As we seek to grow our operations in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable technical and management resources. If we fail to maintain efficiency and allocate limited resources effectively in our organization as it grows, our business, operating results, and financial condition may suffer.

Our business emphasizes rapid innovation and prioritizes long-term customer and user engagement over short-term financial condition or results of operations. That strategy may yield results that sometimes do not align with the market’s expectations. If that happens, our stock price may be negatively affected.

Our business is expected to grow and become more complex, and our success depends on our ability to quickly develop and launch new and innovative products. Our approach to the development of our business could result in unintended outcomes or decisions that are poorly received by our users, advertisers, or partners. We have made, and expect to continue to make, significant investments to develop and launch new products, services, and initiatives, which may involve significant risks and uncertainties, including the fact that such offerings may not be commercially viable for an indefinite period or at all, or may not result in an adequate return of capital on our investments. No assurance can be given that such new offerings will be successful and will not adversely affect our reputation, operating results, and financial condition. In certain instances, we prioritize our long-term customer and user engagement over short-term financial condition or results of operations. We may make decisions that reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate customer and user experience and will thereby improve our financial performance over the long term. These decisions may not produce the long-term benefits that we expect, in which case our user growth and engagement, our relationships with advertisers and partners, as well as our business, operating results, and financial condition could be seriously harmed.

If we fail to accurately predict, recommend, curate and play content that our customers and users enjoy, we may fail to retain existing customers and users and attract new customers and users in sufficient numbers to meet investor expectations for growth or to operate our business profitably.

We believe that a key differentiating factor between Loop Media and other streaming content providers in the OOH and D2C markets is our ability to curate content and deliver that content to customers and users for them to enjoy. We have invested, and will continue to invest, significant resources in our content curation and technologies that help predict what customers and users will enjoy. However, such investments may not yield an attractive return and such refinements may not be effective. The effectiveness of our ability to predict user preferences and curate content tailored to our customers and users’ individual tastes depends in part on our ability to gather and effectively analyze large amounts of customer and user data. While we have a large catalog of music videos and other content available to stream, we must continuously identify, analyze, and curate additional content that our customers request and that our users will enjoy, and we may not effectively do so. Failure to do so could materially adversely affect our ability to adequately attract and retain users, increase content hours consumed, and sell advertising to meet investor expectations for growth or to operate the business profitably.

If we are unable to generate revenue from our services on CTVs and mobile and connected devices, our results of operations may be materially adversely affected.

Our business model with respect to monetization of our services on CTVs and mobile and connected devices is still evolving. As we expand into providing content direct to consumers, there is increasing pressure to monetize mobile and other connected devices, including CTVs and other in-home devices. We offer our services through our Loop App on CTVs and mobile and connected devices, from which we seek to generate advertising revenue. However, to date, we primarily rely on our OOH service to generate revenue. If we are unable to effectively monetize our D2C service on CTVs and mobile and connected devices, our business, operating results, and financial condition may suffer.

Expansion of our operations to deliver content beyond music videos subjects us to increased business, legal, financial, reputational, and competitive risks.

Expansion of our operations to deliver content beyond music videos involves numerous risks and challenges, including increased capital requirements, new competitors, and the need to develop new strategic relationships. Growth in these areas may require additional changes to our existing business model and cost structure, modifications to our infrastructure, and exposure to new regulatory, legal, and reputational risks, including infringement liability, any of which may require additional expertise that we currently do not have. We may not be able to generate sufficient revenue from non-music video content to offset the costs of creating or acquiring this content. Further, we have initially established a reputation as a music video streaming service and our ability to gain acceptance and listenership for other non-music video content, and thus our ability to attract users and advertisers to this content, is not certain. Failure to successfully monetize and generate revenues from such content, including failure to obtain or retain rights to non-music video content on acceptable terms, or at all, or to effectively manage the numerous risks and challenges associated with such expansion could adversely affect our business, operating results, and financial condition.

Streaming depends on effectively working with operating systems, online platforms, hardware, networks, regulations, and standards we do not control. Changes in our services or those operating systems, hardware, networks, regulations, or standards, and our limitations on our ability to access those platforms, operating systems, hardware, or networks may seriously harm our business.

We rely on a variety of operating systems, online platforms, hardware, and networks to reach our users. These platforms range from desktop and mobile operating systems and application stores, to wearables and over-the-top (“OTT”) distribution platforms and services. The owners or operators of these platforms and services may not share our interests and may restrict our access to them or place conditions on access that would materially affect our ability to access those platforms and services. In particular, where the owner of a platform is also our direct competitor, the platform may attempt to use this position to affect our access to users and ability to compete. For example, an online platform might arbitrarily remove our services from its platform, deprive us of access to business-critical data, or engage in other harmful practices. Online platforms also may unilaterally impose certain requirements that negatively affect our ability to convert users of our Loop App to the subscription service, such as conditions that limit our freedom to communicate promotions and offers to our users. Similarly, online platforms may force us to use the platform’s payment processing systems that may be inferior to, and more costly than, other payment processing services available in the market. Online platforms frequently change the rules and requirements for services like ours to access the platform, and such changes may adversely affect the success or desirability of our services. To maintain certain elements of the services on a platform, we may need to make additional concessions to the platform operator that may adversely affect other aspects of the business or require us to invest significant expenses. Online platforms may limit our access to information about users, limiting our ability to convert and retain them. Online platforms also may deny access to application programming interfaces or documentation, limiting the functionality of our services on the platform.

Because devices providing access to our services are not manufactured and sold by us, these devices may not perform reliably, and any faulty connection between these devices and our services may result in consumer dissatisfaction toward us, which could damage our brand. We may not be able to comply with the requirements of various operating systems, online platforms, hardware, networks, regulations, and standards on which our services depend, and failure to do so could result in serious harm to our business.

If our security systems are breached, we may face civil liability and/or statutory fines, and/or enforcement action causing us to change our practices, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain OOH Customers, premium subscribers, Ad-Supported users, advertisers, content providers, and other business partners.

Techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our users, including credit card and debit card information and other personal data about our users, business partners, and employees. Like all internet services, our services, which is supported by our own systems and those of third parties that we work with, is vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or unauthorized access to personal data. Computer malware, viruses, and computer hacking, and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to retain existing users and attract new users. The systems and processes that we have designed to protect our data and our users’ data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, may not prevent security breaches, and we may incur significant costs in protecting against or remediating cyber-attacks.

In addition, if an actual or perceived breach of security occurs to our systems or a third party’s systems, we may face regulatory or civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain users, which in turn would harm our efforts to attract and retain advertisers, content providers, and other business partners. We also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach.

Certain of our license agreements, including those with the Music Labels, have provisions that allow for the termination of such agreements in the case of an uncured data security breach. Any failure, or perceived failure, by us to maintain the security of data relating to our users, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities, data protection authorities, or others, all of which could result in litigation and financial losses, and could potentially cause us to lose users, advertisers, and revenues. Any of these events could have a material adverse effect on our business, operating results, and financial condition and could cause our stock price to drop significantly.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of our customers to access our service through the internet. If network operators block, restrict or otherwise impair access to our service over their networks, our service and business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Our services and software may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

Our services and products like the Loop Player or any other product we may introduce in the future, may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We plan to update our products from time to time, and as a result some errors in our products may be discovered only after a product has been used by users and may in some cases be detected only under certain circumstances or after extended use. Additionally, many of our products are available on multiple operating systems and/or multiple devices offered by different manufacturers, and changes or updates to such operating systems or devices may cause errors or functionality problems in our products, including rendering our products inoperable by some users. Any errors, bugs, or other vulnerabilities discovered in our code or backend after release could damage our reputation, drive away users, allow third parties to manipulate or exploit our software (including, for example, providing mobile device users a means to suppress advertisements without payment and gain access to features only available to the ad-supported service on tablets and desktop computers), lower revenue, and expose us to claims for damages, any of which could seriously harm our business. Additionally, errors, bugs, or other vulnerabilities may — either directly or if exploited by third parties — affect our ability to make accurate royalty payments.

We could also face claims for product liability, tort, or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or coverage is unavailable, our business could be seriously harmed.

Interruptions, delays, or discontinuations in service arising from our own systems or from third parties could impair the delivery of our services and harm our business.

We rely on systems housed in our own facilities and upon third parties, including bandwidth providers and third-party “cloud” data storage services, to enable our users to receive our content in a dependable, timely, and efficient manner. We have experienced, and may in the future experience, periodic service interruptions and delays involving our own systems and those of third parties that we work with. Both our own facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties that we work with, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our services and unauthorized access to, or alteration of, the content and data contained on our systems that these third parties store and deliver on our behalf.

Any disruption in the services provided by these third parties could materially adversely impact our business reputation, customer relations, and operating results. Upon expiration or termination of any of our agreements with third parties, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one third party to another could subject us to operational delays and inefficiencies until the transition is complete.

User metrics and other estimates could be subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.

We expect to regularly internally review key metrics related to the operation of our business, including metrics related to our active users, premium revenue per user, subscriber numbers, OOH venue locations, and other metrics to evaluate growth trends, service levels, measure our performance, and make strategic decisions. These metrics use or will use internal Company data and will not be validated by an independent third party. While these metrics are expected to be based on reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our services are used across large populations of users and customers. The calculations of our active users may not reflect the actual number of people using our services (if one user has more than one account or if one account is used by multiple users). Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies, including expending resources to implement unnecessary business measures or failing to take required actions to attract enough users to satisfy our growth strategies.

In addition, advertisers generally rely on third-party measurement services to calculate metrics related to our advertising business, and these third-party measurement services may not reflect our true audience. Some of our demographic data also may be incomplete or inaccurate because users self-report their names and dates of birth or because we receive them from other third parties. Consequently, the personal data we have may differ from our users’ actual names and ages. If advertisers, partners, or investors do not perceive our user, geographic, or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our user, geographic, or other demographic metrics, our reputation may be materially harmed.

We are at risk of artificial manipulation of stream counts and failure to effectively manage and remediate such fraudulent streams could have an adverse impact on our business, operating results, and financial condition. Fraudulent streams and potentially associated fraudulent user accounts or artists may cause us to overstate key performance indicators, which once discovered, corrected, and disclosed, could undermine investor confidence in the integrity of our key performance indicators and could cause our stock price to drop significantly.

As we further develop our D2C service, we may in the future be impacted by attempts by third parties to artificially manipulate stream counts. Such attempts may, for example, be designed to generate revenue for rights holders or to influence placement of content on Loop Media-generated curated playlists (“Playlists”) or industry music video charts. These potentially fraudulent streams may involve creating non-bona fide user accounts or artists or using compromised passwords to access legitimate user accounts. We seek to detect fraudulent streams and aim to remove fake user accounts created for the above purposes and filter them out from our metrics on an ongoing basis, as well as to require users to reset passwords that we suspect have been compromised. However, we may not be successful in detecting, removing, and addressing all fraudulent streams and any related user accounts. If in the future we fail to successfully detect, remove, and address fraudulent streams and associated user accounts, it may result in the manipulation of our data, including the key performance indicators, which underlie, among other things, our contractual obligations with rights holders and advertisers (which could expose us to the risk of litigation), as well as harm our relationships with rights holders and advertisers. In addition, once we detect, correct, and disclose fraudulent streams and associated user accounts, this may result in the removal of certain user accounts and/or a reduction in account activity, which may affect key performance indicators and undermine investor confidence in the integrity of our key performance indicators. These could have a material adverse impact on our business, operating results, and financial condition.

We are at risk of attempts to manipulate or exploit our software for the purpose of gaining or providing unauthorized access to certain features of our services, and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results, and financial condition.

As our business develops, we may be impacted by attempts by third parties to manipulate or exploit our software for the purpose of gaining or providing unauthorized access to certain features of our services. Third parties may seek to provide mobile device users a means to suppress advertisements without payment and gain access to features only available to the ad-supported service on tablets and desktop computers. If we fail to successfully detect and address such issues, it may have artificial effects on our key performance indicators, which underlie, among other things, our contractual obligations with rights holders and advertisers (which could expose us to the risk of litigation), as well as harm our relationship with rights holders and advertisers. The discovery or development of any new method to gain unauthorized access to certain features of our services, such as through the exploitation of software vulnerabilities, and the sharing of any such method among third parties, may increase the level of unauthorized access (and the attendant negative financial impact described above). We cannot assure you we will be successful in finding ways to effectively address unauthorized access achieved through any such method. Moreover, once we detect and disable such unauthorized access, this may result in the removal of certain user accounts and/or a reduction in account activity, which may affect our key performance indicators and could undermine investor confidence in the integrity of our key performance indicators. These could have a material adverse impact on our business, operating results, and financial condition.

We face risks, such as unforeseen costs, and potential liabilities in connection with content we license and/or distribute through our services.

As a distributor of content, we face potential liability for defamation, negligence, copyright or trademark infringement, right of publicity or privacy claims, misinformation, personal injury torts or other claims based on the nature and content of materials that we license and/or distribute. We also face potential liability for content used in promoting our service, including marketing materials and features on our platforms such as user reviews. Allegations of impropriety, even if unfounded, could have a material adverse effect on our reputation and our business.

To the extent we do not accurately anticipate costs or mitigate risks, or if we become liable for content we license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We may not be indemnified to cover claims or costs of these types, and we may not have insurance coverage for these types of claims.

Various regulations as well as self-regulation related to privacy and data security concerns pose the threat of lawsuits, regulatory fines and other liability, require us to expend significant resources, and may harm our business, operating results, and financial condition.

As we collect and utilize personal data about our customers and users as they interact with our services, we are subject to new and existing laws and regulations that govern our use of user data. We are likely to be required to expend significant capital to ensure ongoing compliance with these laws and regulations. Claims or allegations that we have violated laws and regulations relating to privacy and data security could result in negative publicity and a loss of confidence in us by our users and our partners. We may be required to make significant expenditures to resolve these matters and we could be subject to civil liability and/or fines or other penalties, including by government and data protection authorities.

Existing privacy-related laws and regulations in the United States, and in other countries are evolving and are subject to potentially differing interpretations, and various U.S. federal and state or other international legislative and regulatory bodies may expand or enact laws regarding privacy and data security-related matters. Laws coming into effect in various states, adoption of a comprehensive federal data privacy law, and new legislation in international jurisdictions may continue to change the data protection landscape globally and could result in us expending considerable resources to meet these requirements.

In the United States, laws and regulations applicable to personal information include industry specific federal legislation, federal and state privacy and consumer protection laws and industry self-regulatory initiatives and frameworks. The California Consumer Privacy Act (CCPA), which came into effect in January 2020, establishes disclosure and transparency rules, and creates new data privacy rights for California residents, including the ability to control how we share their personal information with third parties. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. The impact of this legislation may require us to modify our data processing practices and policies and incur substantial costs and expenses in an effort to comply. The California Privacy Rights Act (CPRA), which amends the CCPA by enhancing such data privacy rights of California residents and expanding such disclosure and transparency rules, was enacted in November 2020 and goes into full effect in January of 2023. Nevada also enacted a data privacy law in 2020 granting Nevada residents the right to opt out of the sale of their personal information. On March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (CDPA) which will go into full effect in January of 2023. We may also be subject to new data protection laws including legislation currently pending in other states including Washington, and New York. We may also from time to time be subject to, or face assertions that we are subject to, additional obligations relating to personal information by contract or due to assertions that self-regulatory obligations or industry standards apply to our practices. Our failure to comply with these data protection laws or any action or suspected security incident may result in governmental actions, fines and non-monetary penalties, or civil liability, which may harm our business. Any expansion of our operations into new markets could result in increased compliance costs to the Company with respect to data privacy regulatory regimes in such other markets.

We may find it necessary or desirable to join self-regulatory bodies or other privacy-related organizations that require compliance with their rules pertaining to privacy and data security. We also may be bound by contractual obligations that limit our ability to collect, use, disclose, share, and leverage user data and to derive economic value from it. New laws, amendments to, or reinterpretations of existing laws, rules of self-regulatory bodies, industry standards, and contractual obligations, as well as changes in our users’ expectations and demands regarding privacy and data security, may limit our ability to collect, use, and disclose, and to leverage and derive economic value from user data. Restrictions on our ability to collect, access and harness user data, or to use or disclose user data, may require us to expend significant resources to adapt to these changes, and would in turn limit our ability to stream personalized content to our users and offer advertising and promotional opportunities to users on the services.

We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, self-regulatory bodies, industry standards, and contractual obligations. Any failure to comply with privacy laws could result in litigation, regulatory or governmental investigations, enforcement action requiring us to change the way we use personal data, restrictions on how we use personal data, or significant regulatory fines. In addition to statutory enforcement, a data breach could lead to compensation claims by affected individuals (including consumer advocacy groups), negative publicity, and a potential loss of business as a result of customers losing trust in us. Such failures could have a material adverse effect on our financial condition and operations.

We rely on advertising revenue to monetize our services, and any failure to convince advertisers of the benefits of advertising on our services in the future could harm our business, operating results, and financial condition.

Our ability to attract and retain advertisers, and ultimately to generate advertising revenue, depends on our ability to, for instance:

●	increase the number of hours our ad-supported customers and users spend playing or watching our video content or otherwise engaging with content on our ad-supported service;
●	increase the number of ad-supported customers and users;
●	keep pace with changes in technology and our competitors;
●	compete effectively for advertising dollars with other online and mobile marketing and media companies;
●	maintain and grow our relationships with marketers, agencies, and other demand sources who purchase advertising inventory from us;

●	implement and maintain an effective infrastructure for order management; and
●	continue to develop and diversify our advertising platform and offerings, which currently include delivery of advertising products through multiple delivery channels, including traditional computers, mobile, and other connected devices, and multiple content types.

We may not succeed in capturing a greater share of our advertisers’ core marketing budgets, particularly if we are unable to achieve the scale, reach, products, and market penetration necessary to demonstrate the effectiveness of our advertising solutions, or if our advertising model proves ineffective or not competitive when compared to other alternatives and platforms through which advertisers choose to invest their budgets.

Failure to grow the ad-supported customer and user base and to effectively demonstrate the value of our ad-supported service and other similar offerings on the services to advertisers could result in loss of, or reduced spending by, existing or potential future advertisers, which would materially harm our business, operating results, and financial condition.

Selling advertisements requires that we demonstrate to advertisers that our offerings on the services are effective. For example, we need to show that our ad-supported service has substantial reach and engagement by relevant demographic audiences. Some of our demographic data may be incomplete or inaccurate. For example, because ad-supported users self-report their personal data, which may include their genders and dates of birth, the personal data we have may differ from our ad-supported users’ actual genders and ages. If our ad-supported users provide us with incorrect or incomplete information regarding their personal data, such as genders, age, or other attributes we use to target advertisements to users, or the data are otherwise not available to us, then we may fail to target the correct demographic with our advertising. Advertisers often rely on third parties to quantify the reach and effectiveness of our ad products. These third-party measurement services may not reflect our true audience or the performance of our ad products, and their underlying methodologies are subject to change at any time. In addition, the methodologies we apply to measure the key performance indicators that we use to monitor and manage our business may differ from the methodologies used by third-party measurement service providers, who may not integrate effectively with our ad-supported service. Measurement technologies for mobile devices may be even less reliable in quantifying the reach and usage of our ad-supported service, and it is not clear whether such technologies will integrate with our systems or uniformly and comprehensively reflect the reach, usage, or overall audience composition of our ad-supported service. If such third-party measurement providers report lower metrics than we do, there is wide variance among reported metrics, or we cannot adequately integrate with such services that advertisers require, our ability to convince advertisers of the benefits of our ad-supported service could be adversely affected.

We depend on highly skilled key personnel to operate our business, and if we are unable to attract, retain, and motivate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the talents and contributions of our senior management, including Jon Niermann, our Chief Executive Officer, members of our executive team, and other key employees, such as the key technology, product, content, engineering, finance, research and development, marketing, and sales personnel. Many of our employees have unique skills required for and/or historical knowledge of our business. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. All of our employees, including our senior management, are free to terminate their employment relationship with us at any time, and their knowledge of our business and industry may be difficult to replace. Qualified individuals are in high demand, particularly in the digital media industry, and we may incur significant costs to attract and retain them. We use equity awards to attract talented employees. If the value or liquidity of our common stock declines significantly and remains depressed, that may prevent us from recruiting and retaining qualified employees. If we are unable to attract and retain our senior management and key employees, we may not be able to achieve our strategic objectives, and our business could be harmed. In addition, we believe that our key executives have developed highly successful and effective working relationships. We cannot assure you that we will be able to retain the services of any members of our senior management or other key employees. If one or more of these individuals leave, we may not be able to fully integrate new executives or replicate the current dynamic and working relationships that have developed among our senior management and other key personnel, and our operations could suffer.

We have acquired and invested in, and may continue to acquire or invest in, other companies or technologies, which could divert management’s attention and otherwise disrupt our operations and harm our operating results. We may fail to acquire or invest in companies whose market power or technology could be important to the future success of our business.

We acquired substantially all of the assets of Spkr in the fourth quarter of 2020 and acquired all of the outstanding equity of EON Media Group Pte. Ltd. (“EON Media”) in the second quarter of 2021. In the future, we may seek to acquire or invest in, other companies or technologies that we believe could complement or expand our services or enhance our capabilities or content offerings, or otherwise offer growth opportunities. Pursuit of future potential acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not they are consummated. In addition, we have limited experience acquiring and integrating other businesses. We may be unsuccessful in integrating our recently acquired businesses or any additional business we may acquire in the future, and we may fail to acquire companies whose market power or technology could be important to the future success of our business.

We also may not achieve the anticipated benefits from any acquisition or investment due to a number of factors, including:

●	unanticipated costs or liabilities associated with the acquisition or investment, including costs or liabilities arising from the acquired companies’ failure to comply with intellectual property laws and licensing obligations they are subject to;
●	incurrence of acquisition- or investment-related costs; inability to effectively integrate the assets, operations or personnel related to such acquisitions;
●	diversion of management’s attention from other business concerns;
●	regulatory uncertainties;
●	harm to our existing business relationships with business partners and advertisers as a result of the acquisition or investment;
●	harm to our brand and reputation;
●	the potential loss of key employees;
●	use of resources that are needed in other parts of our business; and
●	use of substantial portions of our available cash to consummate the acquisition or investment.

If we acquire or invest in other companies, these acquisitions or investments may reduce our operating margins for the foreseeable future. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill, which must be assessed for impairment at least annually. In the future, if our acquisitions or investments do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process. Acquisitions or investments could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if a business we acquire or invest in fails to meet our expectations, our business, operating results, and financial condition may suffer.

If our acquired intangible assets become impaired we may be required to record a significant charge to earnings.

At least annually, or whenever events or circumstances arise indicating impairment may exist, we review goodwill for impairment as required by generally accepted accounting principles in the United States (GAAP). In 2020, we recorded an impairment charge of $6.4 million related to the impairment of intangible assets acquired in 2019. Additionally, during the 12 months ended September 31, 2021, we recorded an impairment charge of $11.2 million of which $1.4 million was due to the write-off of intangible assets related to our acquisition of SPKR, Inc and an intangible asset impairment of $2.6 million and a goodwill impairment of $4.4 million goodwill impairment related to our EON Media acquisition.

In the future, we may need to further reduce the carrying amount of goodwill by taking an additional non-cash charge to our results of operations. Such a charge would have the effect of reducing goodwill with a corresponding impairment expense and may have a material effect upon our reported results. The additional expense may reduce our reported profitability or increase our reported losses in future periods and could negatively affect the market for our securities, our ability to obtain other sources of capital, and may generally have a negative effect on our future operations.

Our operating results may fluctuate, which makes our results difficult to predict.

Our revenue and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Factors that may contribute to the variability of our quarterly and annual results include:

●	our ability to grow our OOH business beyond historic levels through our recently introduced Loop Player, the expansion into more OOH locations, and the further development of our ad-supported business model;
●	our ability to retain our current user base, increase our number of ad-supported D2C users and premium subscribers, and increase users’ time spent streaming content on our services;
●	changes in the license payments we are required to make;
●	our ability to maintain licenses required for our business at a commercial price to us;
●	changes in the mix of content that is streamed by our customers, which results in varying license payment amounts being owed;
●	our ability to monetize our services more effectively, particularly as the number of OOH customers and our users on CTVs, mobile and other connected devices grow;
●	our ability to effectively manage our anticipated growth;
●	our ability to attract user and/or customer adoption of and generate significant revenue from new products, services, and initiatives;
●	our ability to attract and retain existing advertisers and prove that our advertising products are effective enough to justify a pricing structure that is profitable for us;
●	the effects of increased competition in our business;
●	our ability to keep pace with changes in technology and our competitors;
●	lack of accurate and timely reports and invoices from our rights holders and partners;
●	interruptions in service, whether or not we are responsible for such interruptions, and any related impact on our reputation;
●	our ability to pursue and appropriately time our entry into new geographic or content markets and, if pursued, our management of this expansion;
●	costs associated with defending any litigation, including intellectual property infringement litigation;
●	the impact of general economic conditions on our revenue and expenses; and

●	changes in regulations affecting our business.

We have identified material weaknesses in our internal control over financial reporting as of September 30, 2021, and if we fail to implement and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We are required to maintain internal control over financial reporting and to report any material weaknesses in those controls. The following material weaknesses in our internal control over financial reporting were identified in the normal course as of September 30, 2021:

●	our management had insufficient oversight of the design and operating effectiveness of our disclosure controls and internal controls over financial reporting;
●	we failed to maintain effective controls over the period-end financial reporting process, including controls with respect to preparation and disclosure of provision for income taxes, valuation and presentation of asset acquisition, content assets and liabilities, and investments; and
●	we failed to maintain effective controls over journal entries, both recurring and nonrecurring, and account reconciliations and did not maintain proper segregation of duties.

We have concluded that these material weaknesses arose because we did not have the necessary business processes, systems, personnel, and related internal controls. We began to undertake measures to address material weaknesses in our internal controls with the help of an outside firm, retained in July 2021. We will continue to take steps to remediate these material weaknesses, and we expect improvement in fiscal year 2022.

If we continue to have material weaknesses in our internal control over financial reporting, we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations, and we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline. Under Section 404 of the Sarbanes-Oxley Act, we are required to evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report as to internal control over financial reporting. Failure to maintain effective internal control over financial reporting also could potentially subject us to sanctions or investigations by the SEC, or other regulatory authorities, or stockholder lawsuits, which could require additional financial and management resources. We may be unable to fully remediate previously identified material weaknesses, or we may identify additional material weaknesses in the future, which could materially adversely affect our business, operating results, and financial condition.

Risks Related to Our Intellectual Property

Assertions by third parties of infringement or other violations by us of their intellectual property rights could harm our business, operating results, and financial condition.

Third parties may assert that we have infringed, misappropriated, or otherwise violated their copyrights, patents, trademarks, and other intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Our ability to provide our services is dependent upon our ability to license intellectual property rights to audio content, including video music recordings, any musical compositions embodied therein, as well as other visual content and any other media assets that content providers, artists, and/or labels can add or provide. Various laws and regulations govern the copyright and other intellectual property rights associated with audio and visual content, including video music and sound recordings and musical compositions. Existing laws and regulations are evolving and subject to different interpretations, and various legislative or regulatory bodies may expand current or enact new laws or regulations. Although we seek to comply with applicable statutory, regulatory, and judicial frameworks by, for example, entering into license agreements, we may unknowingly be infringing or violating any third-party intellectual property rights, or may do so in the future. Moreover, while we may often be able to seek indemnities from our licensors with respect to infringement claims that may relate to the content, they provide to us, such indemnities may not be sufficient to cover the associated liability if the licensor at issue does not have adequate financial resources.

In addition, music, internet, technology, and media companies are frequently subject to litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Many companies in these industries have substantially larger patent and intellectual property portfolios than we do, which could make us a target for litigation. We may not be able to assert counterclaims against parties that sue us for patent, or other intellectual property infringement. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert claims in order to extract value from technology companies. Further, from time to time we may introduce new products and services, including in territories where we currently do not have an offering, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. Assertions of third-party intellectual property rights or any infringement or misappropriation claims arising from such assertions could substantially harm our business, operating results, and financial condition. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims, and such claims also would divert management time and attention from our business operations. Furthermore, an adverse outcome of a dispute may require us to pay significant damages, which may be even greater if we are found to have willfully infringed upon a party’s intellectual property; cease exploiting copyrighted content that we have previously had the ability to exploit; cease using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; indemnify our partners and other third parties; and/or take other actions that may have material effects on our business, operating results, and financial condition.

Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyrights, and all of our other intellectual property rights, including our intellectual property rights underlying our services. We attempt to protect our intellectual property under patent, trade secret, trademark, and copyright law through a combination of intellectual property registration, employee, third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods. These afford only limited protection, and we are still continuing to develop our processes for securing our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy aspects of our product and brand features or obtain and use our trade secrets and other confidential information. Moreover, policing our intellectual property rights is difficult and time-consuming. We cannot assure you that we would have adequate resources to protect and police our intellectual property rights, and we cannot assure you that the steps we take to do so will always be effective.

We have filed, and may in the future file, patent applications on certain of our innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for some innovations. Furthermore, our patent applications may not issue as granted patents, the scope of the protection gained may be insufficient, or an issued patent may be deemed invalid or unenforceable. Any of our present or future patents or other intellectual property rights may lapse or be invalidated, circumvented, challenged, or abandoned. Our intellectual property rights also may not provide competitive advantages to us. Our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes could be limited by our relationships with third parties, and any of our pending or future patent applications may not have the scope of coverage originally sought. Our intellectual property rights may not be enforced in jurisdictions where competition may be intense or where legal protection may be weak. We could lose both the ability to assert our intellectual property rights against, or to license our technology to, others and the ability to collect royalties or other payments.

We currently own the www.loop.tv internet domain name and various other related domain names. Internet regulatory bodies generally regulate domain names. If we lose the ability to use a domain name in a particular country, we may be forced either to incur significant additional expenses to market our services within that country or, in extreme cases, to elect not to offer our services in that country. Either result could harm our business, operating results, and financial condition. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize our brand names in the United States or other countries in which we may conduct business in the future.

Litigation or proceedings before governmental authorities and administrative bodies may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trademarks, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. Additionally, changes in law may be implemented, or changes in the interpretation of such laws may occur, that may affect our ability to protect and enforce our patents and other intellectual property.

Risks Related to Owning Our Common Stock and this Offering

There is a limited public market for our securities.

Our common stock is currently quoted on the Pink Open Market and there has been a limited public market for our common stock. The daily trading volume of our common stock has been limited. We cannot predict the extent to which investor interest in us following this offering and our listing on Nasdaq will lead to the development of an active trading market or how liquid that trading market might become. The lack of an active trading market may reduce the value of shares of our common stock and impair the ability of our stockholders to sell their shares at the time or price at which they wish to sell them. An inactive trading market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire or invest in other companies, products, or technologies by using our common stock as consideration.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

We have conditioned the closing of this offering on the acceptance of our common stock to be listed on Nasdaq. If accepted for listing on Nasdaq, we are required to meet certain listing requirements to maintain the listing of our common stock on Nasdaq. If we fail to satisfy the continued listing requirements of Nasdaq, such as minimum financial and other continued listing requirements and standards, including those regarding minimum stockholders’ equity, minimum share price, and certain corporate governance requirements, Nasdaq may take steps to delist our common stock, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a notice of or ultimate delisting, we would expect to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to remain listed or become listed again.

The trading price of our common stock has been and will likely continue to be volatile.

The trading price of our common stock has been and is likely to continue to be volatile. The market price of our common stock may fluctuate or decline significantly in response to numerous factors, many of which are beyond our control, including:

●	the number of shares of our common stock publicly owned and available for trading;
●	quarterly variations in our results of operations or those of our competitors;
●	the accuracy of any financial guidance or projections;
●	our actual or anticipated operating performance and the operating performance of similar companies in the music video, OOH entertainment, or digital media spaces;
●	our announcements or our competitors’ announcements regarding new services, enhancements, significant contracts, acquisitions, or strategic investments;
●	general economic conditions and their impact on advertising spending;
●	the overall performance of the equity markets;
●	threatened or actual litigation;
●	changes in laws or regulations relating to our services; and

●	sales or expected sales of our common stock by us, and our officers, directors, and stockholders.

In addition, the stock market in general, and the market for small media companies, have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.

Because of their significant ownership of our common stock, our founders and other large investors have substantial control over our business, and their interests may differ from our interests or those of our other stockholders.

As of November 30, 2021, our two co-founders (Jon Niermann and Liam McCallum) and largest non-employee investor (Bruce Cassidy) beneficially owned or controlled, directly or indirectly, common stock representing 35.8% of the combined voting power of all our outstanding voting securities. Assuming the closing of this offering and taking into account the conversion of the 2022 Notes and Series B Preferred Stock into common stock, it is expected that such individuals will own an aggregate of % of the combined voting power of all our outstanding voting securities. As a result of their ownership or control of our voting securities, if our founders and/or significant stockholders act together, they will have significant control over the outcome of substantially all matters submitted to our stockholders for approval, including the election of directors. This may delay or prevent an acquisition or cause the trading price of our common stock to decline. Our founders may have interests different from yours. Therefore, the concentration of voting power among our founders may have an adverse effect on the price of our common stock.

Sales of substantial amounts of our common stock in the public markets by our co-founders or other stockholders, or the perception that such sales might occur, could reduce the price that our common stock might otherwise attain.

Sales of substantial amounts of our common stock in the public market by our founders, affiliates, or non-affiliates, or the perception that such sales could occur, could adversely affect the trading price of our common stock, and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We are unable to predict the effect that such sales may have on the prevailing price of our common stock.

We, our directors and our executive officers have entered into or will enter into lock-up agreements with the underwriter of this offering pursuant to which they and we have agreed, or will agree, that, subject to certain exceptions, we will not issue, and they will not sell or transfer or hedge any shares or any securities convertible into or exchangeable for shares of our common stock for a period of 90 days after the date of this prospectus. See the section titled “Underwriting” for more information. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, or early release of the securities subject to, the lock-up agreements, could cause our stock price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

If securities or industry analysts publish inaccurate or unfavorable research about our business or cease publishing research about our business, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about our Company, if any do so in the future. If one or more of the analysts who may cover us in the future downgrade our common stock or publish inaccurate or unfavorable research about our Company, our common stock price would likely decline. If no securities or industry analysts commence coverage of our Company, the trading price of our shares would likely be negatively impacted. Further, if one or more of these analysts, once they cover us, cease coverage of our Company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

The requirements of being a public company with its common stock listed on Nasdaq may strain our resources and divert management’s attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, and other applicable securities rules and regulations. Compliance with these rules and regulations incurs substantial legal and financial compliance costs, makes some activities more difficult, time-consuming, or costly, and places increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain disclosure controls and procedures and internal control over financial reporting that meet this standard, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results.

In addition, in connection with this offering, our common stock will be listed on the Nasdaq Capital Market, and thus we will be subject to various continued listing standards, which will require our ongoing compliance and attention, as well as various corporate governance and other rules, which will impact the way we raise capital, govern ourselves and otherwise run our business. Failing to comply with any Nasdaq rules could result in the delisting of our common stock from Nasdaq, which could have a material impact on the price of our common stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. If any of the above should occur, our stockholders, including investors who purchase shares of common stock in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

We do not expect to declare any dividends in the foreseeable future.

We have never declared or paid any cash dividends on our share capital. The continued operation of our business will require substantial cash, and we currently intend to retain any future earnings for working capital and general corporate purposes. Accordingly, we do not anticipate paying any cash dividends to holders of our common stock at any time in the foreseeable future. Any determination to pay future dividends will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions, indebtedness, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. There is no guarantee that your shares of common stock will appreciate in value or even maintain the price at which you purchased your shares of common stock, and you may lose the entire amount of your investment.

Exercise of warrants, and issuance of incentive stock grants may have a dilutive effect on our stock, and negatively impact the price of our common stock.

As of November 30, 2021, we had 15,464,700 warrants outstanding at a weighted average exercise price of $1.63 per share. We are able to grant stock options, restricted stock, restricted stock units, stock appreciation rights, bonus stocks, and performance awards under The Loop Media, Inc. Amended and Restated 2020 Equity Incentive Compensation Plan (the “2020 Equity Incentive Plan”). As of November 30, 2021, under the 2020 Equity Incentive Plan, 1,667,751 shares of common stock were reserved and authorized to be issued, and an aggregate of 18,744,556 shares were issuable upon the exercise of outstanding options under all of our equity incentive plans, at a weighted average exercise price of $1.10 per share.

To the extent that any of the outstanding warrants and options described above are exercised, dilution to the interests of our stockholders may occur. For the life of such warrants and options, the holders will have the opportunity to profit from a rise in the price of the common stock with a resulting dilution in the interest of the other holders of common stock. The existence of such warrants and options may adversely affect the market price of our common stock and the terms on which we can obtain additional financing, and the holders of such warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued capital stock on terms more favorable to us than those provided by such warrants and options.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering for marketing and new customer development, Loop Media Studios content development and curation, purchasing, developing and updating the Loop Player, license payments and working capital and other general corporate purposes. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

The conversion of the 2022 Notes and Series B Preferred Stock, and automatic exercise of certain warrants, upon the closing of this offering will result in substantial dilution to holders of our common stock.

As of November 30, 2021, there were 133,470,141 shares of common stock issued and outstanding. Upon the closing of this offering, (i) all of the 2022 Notes will convert into an aggregate of 1,617,648 shares, based on the outstanding principal and interest of $3,105,884 as of November 30, 2021, and an assumed conversion price of $1.92 per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on November 30, 2021), (ii) all of the outstanding Series B Preferred Stock will convert into an aggregate of 20,000,000 shares of common stock, based on the 100-to-1 conversion rate and 200,000 shares of Series B Preferred Stock outstanding as of November 30, 2021, and (iii) the Automatic Warrants, exercisable for an aggregate of 5,850,709 shares of common stock as of November 30, 2021, having a weighted average exercise price of $0.69, unless previously exercised for cash, will be automatically exercised on a cashless/net basis pursuant to the terms thereof into an aggregate of 4,171,498 shares of common stock, based on an assumed public offering price in this offering of $2.40 (the last reported sale price of our common stock on the Pink Open Market on November 30, 2021) and assuming none of the Automatic Warrants are exercised prior to the closing of this offering (the events described in the foregoing (i), (ii) and (iii) , collectively, the “Conversions”). The actual conversion price of the 2022 Notes will be equal to 80% of the public offering price of the shares we offer pursuant to this prospectus. The Conversions will result in substantial dilution to other holders of our common stock and other securities. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

Because the price per share of our common stock being offered is substantially higher than the as adjusted net tangible book value per share of our common stock, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on an assumed public offering price of $ per share of common stock being sold in this offering, and our pro forma net tangible book value as of September 30, 2021 (taking into account the Conversions), if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $ per share with respect to the as adjusted net tangible book value of the common stock. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, among others, those statements including the words “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans” and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. You should understand that many important factors, in addition to those discussed in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in local, regional, national, or global political, economic, business, competitive, market (supply and demand) and regulatory conditions and the following:

●	Our ability to raise capital when needed and on acceptable terms and conditions;
●	Our ability to attract and retain management with experience in digital media including digital video music streaming, and similar emerging technologies;
●	Our ability to negotiate, finalize and maintain economically feasible agreements with the major and independent music labels, publishers and performance rights organizations;
●	Our expectations regarding market acceptance of our services in general, and our ability to penetrate the digital video music streaming market in particular;
●	The scope, validity and enforceability of our and third-party intellectual property rights;
●	Our ability to comply with governmental regulations and changes in legislation or governmental regulations affecting us;
●	The intensity of competition in the markets in which we operate and those that we may seek to enter;
●	The effects of the ongoing pandemic caused by the spread of COVID-19 and our business customers ability to service their customers in out of home venues, especially considering government-imposed business shutdowns and capacity limitations;
●	Changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas;
●	Our ability to attract prospective users and to retain existing users;
●	Our dependence upon third-party licenses for sound recordings and musical compositions;
●	Our lack of control over the providers of our content and the providers’ ability to limit our access to music and other content;
●	Our ability to comply with the many complex license agreements to which we are a party;
●	Our ability to accurately estimate the amounts payable under our license agreements;

●	The limitations on our ability to reduce operating costs due to the minimum guarantees required under certain of our license agreements;
●	Our ability to obtain accurate and comprehensive information about music compositions in order to obtain necessary licenses or perform obligations under our existing license agreements;
●	Potential breaches of our security systems;
●	Assertions by third parties of infringement or other violations by us of their intellectual property rights;
●	Competition for users and user listening time;
●	Our ability to generate sufficient revenue to be profitable or to generate positive cash flow on a sustained basis;
●	Our ability to accurately estimate our user metrics;
●	the manipulation of stream counts and user accounts and unauthorized access to our services;
●	Our ability to hire and retain key personnel;
●	Our ability to maintain, protect and enhance our brand;
●	Risks associated with our international expansion, including difficulties obtaining rights to stream music on favorable terms;
●	Risks relating to the acquisition, investment and disposition of companies or technologies;
●	Dilution resulting from additional share issuances;
●	Tax-related risks;
●	The concentration of voting power among our founders who have and will continue to have substantial control over our business;
●	International, national, or local economic, social or political conditions, and
●	Risks associated with accounting estimates, currency fluctuations and foreign exchange controls.

Other sections of this prospectus describe additional risk factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time, and it is not possible for our management to predict all risk factors and uncertainties, nor are we able to assess the impact of all of these risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks and others described under the section “Risk Factors” above are not exhaustive.

Given these uncertainties, readers of this registration statement on Form S-1 are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $       million from this offering (or approximately $       million if the underwriter’s option to purchase additional shares is exercised in full), based on an assumed public offering price of $ per share (the last reported sale price of our common stock on the Pink Open Market on        , 2022), after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering for marketing and new customer development, and working capital and other general corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing efforts, demand for our services, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Each $1.00 increase (decrease) in the assumed public offering price of $        per share (the last reported sale price of our common stock on the Pink Open Market on        , 2022, would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $       , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $        , assuming the public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock is quoted on the Pink Open Market under the symbol “LPTV.” Quotations on the Pink Open Market reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. On January 27, 2022, the last reported sale price of our common stock on the Pink Open Market was $2.60 per share.

We have applied to have our common stock listed on The Nasdaq Capital Market under the symbol “LPTV” contingent on the completion of this offering. The last reported sale price of our common stock on the Pink Open Market may not be indicative of the market price of our common stock on The Nasdaq Capital Market if our common stock is approved for listing thereon.

As of November 30, 2021, there were approximately 238 holders of record of our common stock.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We intend to retain all available funds and any future earnings, if any, to fund our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions, indebtedness, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2021:

●	on an actual basis;
●	on a pro forma basis to give effect to (i) the conversion of all of the 2022 Notes, simultaneously with the closing of this offering, into an aggregate of 1,561,647 shares, based on the outstanding principal and interest of $3,060,829 as of September 30, 2021, and an assumed conversion price of $1.96 per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on September 30, 2021), (ii) the conversion of all of the outstanding Series B Preferred Stock, simultaneously with the closing of this offering, into an aggregate of 20,000,000 shares of common stock, based on the 100-to -1 conversion rate and 200,000 shares of Series B Preferred Stock outstanding as of September 30, 2021, and (iii) the automatic cashless exercise of Automatic Warrants, simultaneously with the closing of this offering, pursuant to the terms thereof into an aggregate of 4,205,768 shares of common stock, based on an assumed public offering price in this offering of $2.45 (the last reported sale price of our common stock on the Pink Open Market on September 30, 2021) and assuming none of the Automatic Warrants are exercised prior to the closing of this offering; and
●	on a pro forma as adjusted basis to give effect to our sale of shares of common stock in this offering at an assumed public offering price of $ per share (the last reported sale price of our common stock on the Pink Open Market on , 2022), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following information of our cash and cash equivalents and capitalization following the completion of this offering is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2021 (in thousands except share data)
	Actual	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$4,163	4,163
Note payable (including current portion of $26)	487	487
Convertible debt, net (2022 Notes; $0 current portion)	1,986	—
Convertible debt, net (2023 Notes; including current portion of $530)	1,406	1,406
Total Debt	3,879	1,893
Stockholders’ equity:
Series B Convertible Preferred stock, par value $0.0001 per share; 3,333,334 authorized and 200,000 shares issued and outstanding, actual; no shares issued and outstanding, pro forma; no shares issued and outstanding, pro forma as adjusted	—	—
Common stock, $0.0001 par value, 316,666,667 authorized and 133,470,018 shares issued and outstanding, actual; 159,237,433 shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	13	16
Additional paid-in-capital	69,825	72,883
Accumulated deficit	(66,842)	(66,748)
Total stockholders’ equity (deficit)	2,996	6,151
Total Capitalization	6,875	8,044

The number of shares of our common stock to be outstanding upon completion of this offering is based on 133,470,018 shares, actual and 159,237,433 shares, pro forma, of our common outstanding as of September 30, 2021, and excludes, in each case:

●	9,613,991 shares of common stock issuable upon the exercise of outstanding warrants (excluding the Automatic Warrants) at a weighted average exercise price of $2.20 per share as of September 30, 2021;

●	17,833,356 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.04 per share as of September 30, 2021;
●	4,525,970 shares of common stock issuable upon the conversion of the 2023 Notes, based on the outstanding principal and interest of $2,715,582 as of September 30, 2021, and the conversion price of $0.60 per share;
●	2,578,951 shares of common stock reserved for issuance under our 2020 Equity Incentive Plan as of September 30, 2021; and
●	shares ( shares if the underwriter exercises its option to purchase additional shares in full) of common stock issuable upon the exercise of warrants to be issued to the underwriter upon the completion of this offering in an amount equal to 8% of the shares sold in this offering, with an exercise price equal to 120% of the public offering price per share, as described in “Underwriting.”

Each $1.00 increase (decrease) in the assumed public offering price of $        per share (the last reported sale price of our common stock on the Pink Open Market on        , 2022) would increase (decrease) the amount of cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $      , assuming the number of shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares offered by us would increase (decrease) cash, total stockholders’ equity (deficit) and total capitalization on a pro forma as adjusted basis by approximately $       , assuming the assumed public offering price of $       per share (the last reported sale price of our common stock on the Pink Open Market on         , 2022) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Except as indicated otherwise, the discussion and table above assume no exercise of the underwriter’s option to purchase additional shares. The actual conversion price of the 2022 Notes will be equal to 80% of the public offering price of the shares we offer pursuant to this prospectus.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of our common stock.

Our historical net tangible book value as of September 30, 2021, was $319,497, or $0.002 per share of common stock.

Our pro forma net tangible book value as of September 30, 2021, was $3.5 million, or $0.022 per share of common stock. Pro forma net tangible book value gives effect to (i) the conversion of all of the 2022 Notes, simultaneously with the closing of this offering, into an aggregate of 1,561,647 shares, based on the outstanding principal and interest of $3,060,829 as of September 30, 2021, and an assumed conversion price of $1.96 per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on September 30, 2021), (ii) the conversion of all of the outstanding Series B Preferred Stock, simultaneously with the closing of this offering, into an aggregate of 20,000,000 shares of common stock, based on the 100-to -1 conversion rate and 200,000 shares of Series B Preferred Stock outstanding as of September 30, 2021, and (iii) the automatic cashless exercise of Automatic Warrants, simultaneously with the closing of this offering, pursuant to the terms thereof into an aggregate of 4,205,768 shares of common stock, based on an assumed public offering price in this offering of $2.45 (the last reported sale price of our common stock on the Pink Open Market on September 30, 2021) and assuming none of the Automatic Warrants are exercised prior to the closing of this offering.

After giving effect to our sale of shares of our common stock by us in this offering at an assumed public offering price of  $ per share (the last reported sale price of our common stock on the Pink Open Market on , 2022, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2021, would be $ , or $ per share. This represents an immediate increase in the pro forma net tangible book value of $ per share to existing shareholders and an immediate dilution of $ per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed public offering price		$
Historical net tangible book value per share as of September 30, 2021	$0.002
Increase in historical net tangible book value per share attributable to pro forma events	0.020
Pro forma net tangible book value per share as of September 30, 2021	0.022
Increase in pro forma net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Pro forma net tangible book value dilution per share to investors in this offering		$

If the underwriter exercises its option in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be approximately $ per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be approximately $ per share.

A $1.00 decrease in the assumed public offering price of $ per share (the last reported sale price of our common stock on the Pink Open Market on        , 2022) would decrease our pro forma as adjusted net tangible book value as of September 30, 2021, after this offering by approximately $       , or approximately $        per share, and would decrease dilution to investors in this offering by approximately $        per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase in the assumed public offering price of $          per share (the last reported sale price of our common stock on the Pink Open Market on          , 2022) would decrease our pro forma as adjusted net tangible book value as of September 30, 2021, after this offering by approximately $        , or approximately $        per share, and would increase dilution to investors in this offering by approximately $           per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 in the number of shares we are offering would increase our pro forma as adjusted net tangible book value as of September 30, 2021, after this offering by approximately $        , or approximately $         per share, and would increase dilution to investors in this offering by approximately $         per share, assuming the assumed public offering price per share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 1,000,000 in the number of shares we are offering would decrease our pro forma as adjusted net tangible book value as of September 30, 2021, after this offering by approximately $        , or approximately $         per share, and would decrease dilution to investors in this offering by approximately $        per share, assuming the assumed public offering price per share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual public offering price and other terms of this offering determined at pricing.

The total number of shares reflected in the discussion and tables above is based on 133,470,018 shares, actual and 159,237,433 shares, pro forma, of our common outstanding as of September 30, 2021, and excludes, in each case:

●	9,613,991 shares of common stock issuable upon the exercise of outstanding warrants (excluding the Automatic Warrants) at a weighted average exercise price of $2.20 per share as of September 30, 2021;
●	17,833,356 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.04 per share as of September 30, 2021;
●	4,525,970 shares of common stock issuable upon the conversion of the 2023 Notes, based on the outstanding principal and interest of $2,715,582 as of September 30, 2021, and the conversion price of $0.60 per share;
●	2,578,951 shares of common stock reserved for issuance under our 2020 Equity Incentive Plan as of September 30, 2021; and
●	shares ( shares if the underwriter exercises its option to purchase additional shares in full) of common stock issuable upon the exercise of warrants to be issued to the underwriter upon the completion of this offering in an amount equal to 8% of the shares sold in this offering, with an exercise price equal to 120% of the public offering price per share, as described in “Underwriting.”

Except as indicated otherwise, the discussion and table above assume no exercise of the underwriter’s option to purchase additional shares. The actual conversion price of the 2022 Notes will be equal to 80% of the public offering price of the shares we offer pursuant to this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

STATEMENT ON FORWARD-LOOKING INFORMATION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a multichannel digital video platform media company that uses marketing technology, or “MarTech,” to generate our revenue and offer our services. Our technology and vast library of videos and licensed content enables us to curate and deliver short-form videos to our out-of-home (“OOH”) dining, hospitality, retail and other customers to enable them to inform, entertain and engage their customers. Our technology provides OOH customers and third-party advertisers with a targeted marketing and promotional tool for their products and services and allows us to measure the number of potential viewers of such advertising and promotional materials. In addition to providing services to OOH venue operators, we provide our services direct to consumers in their homes and on their mobile devices.

We offer self-curated music video content licensed from major and independent record labels, as well as movie, television and video game trailers, kid-friendly videos, viral videos, drone footage, news headlines, and lifestyle and atmospheric channels. We believe we are the only service in the United States that has OOH and D2C licenses with all three major music labels, Universal Music Group (“Universal”), Sony Music Entertainment (“Sony”) and Warner Music Group (“Warner” and collectively with Universal and Sony, the “Music Labels”). These licenses allow us to provide music video content in both the OOH and D2C markets. Our OOH services are complimented by our mobile app (the “Loop App”), which allows users to follow each other, share their locations and playlists, view activity, and signal support for a music video.

We curate content into playlists for OOH locations and into streaming channels for delivery to our over-the-top (“OTT”) platform customers and our mobile application users. Our digital platform service seeks to surround and engage consumers with a diverse offering of video content on their chosen digital screen wherever they are located. Our services include both our ad-supported service, which offers content on a free or unpaid advertising supported basis, and our subscription service, which offers content on a paid subscription basis. We deliver our services to OOH locations primarily through our proprietary Loop Media-designed “small-box” streaming Android media player (the “Loop Player”) and direct to consumers through our fully functional and operational Loop App and across OTT streaming platforms on connected TVs (“CTVs”).

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Developments

Impact of COVID-19

The spread of COVID-19 around the world is continuing to affect the United States and global economies and has affected our operations and those of third parties on which we rely, including by causing disruptions in staffing, order fulfillment, and demand for product. In addition, the COVID-19 pandemic has and may continue to affect our revenue significantly in 2022. In particular, many OOH locations have closed or limited their public capacity, which may impact their willingness to invest in on-site entertainment, such as our services. Additionally, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic in 2022 is highly uncertain and subject to change.

As COVID-19 continues to evolve, the extent to which COVID-19 impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to try and contain COVID-19 or treat its impact. We continue to monitor the pandemic and, the extent to which the continued spread of the virus adversely affects our customer base and therefore revenue. As the COVID-19 pandemic is complex and rapidly evolving, our plans as described above may change. At this point, we cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on our business, results of operations, financial position and cash flows.

Our Revenue Model

Our ad-supported and subscription-based services are separate offerings but work together to support our business. Given the expected growth in the digital OOH advertising market, coupled with the preferable economics to the Company of an ad-supported business model, we encourage our customers to choose our ad-supported services over our subscription services. While our ad-supported service is generally associated with higher margins, we provide our premium service for OOH customers that are seeking an ad-free content offering.

MarTech

MarTech, the intersection of marketing and technology leverages data and analytics to expand our points of distribution and advertising revenue.

Distribution. Our current customer acquisition strategy is focused on marketing our Loop Player to businesses through social media and other online mediums. We seek to optimize our customer acquisition and the distribution of our Loop Players by analyzing various data, including our return on marketing investments. When analyzing the success of our marketing investments, we examine the number of sales leads obtained from online platforms and the conversion of leads into high quality customers. We regularly analyze the engagement with, and success of, our creative advertising content and modify our messaging to improve customer acquisition.

Advertising Revenue. We intend to increase revenue by leading with programmatic advertising, an automated measurement process that manages the sales of our advertising inventory. Today, most digital advertising is programmatic advertising, with digital OOH advertising comprising a small portion of the overall market.  While we strive to establish direct advertising deals with advertisers, a significant part of our current advertising revenue is purposely secured through programmatic advertising. Our yield optimization strategies look to leverage data analytic and other techniques to maximize the value of our digital advertising inventory. We intend to optimize the combination of our ad impressions, cost per impression and the percentage of our ad inventory filled by advertisers, while balancing our customers’ experience by limiting the number of ads delivered during any given period. Our Loop Player is designed to allow us to multiply OOH revenue in certain locations, as outlined below:

Loop Player

The Loop Player is at the heart of our revenue model and its technology enables us to communicate and interact with OOH locations, advertisers, and OOH customers:

●	OOH Locations. The Loop Player allows OOH customers to program their in-store monitors and audio systems to schedule playlists depending on the time of day, promote their products or services through digital signage and deliver company-wide messages to staff in back-office locations. Business owners can filter content based on ratings or explicit language and can control the genres of videos in their programs. The Loop Player caches and encrypts our content, thereby supplying uninterrupted play for up to 12 hours in the event of an internet disruption.
●	Advertising and Content Partners. Our Loop Player works with our technology, software and servers to determine the number of ad impressions available for programmatic advertising, which can be filled in real-time, seconds before ads are played. Our Loop Player delivers content and advertising to venues and our technology allows us to record and report video content played (for reporting to content providers) and advertising content played (for reporting to our advertising demand partners and advertisers). In particular, our technology allows us to track when, where and how long content is played, and measure approximately how many consumers were in position to view the content or advertisement. The Loop Player’s Wi-Fi and Bluetooth capabilities allow us to determine the number of potential viewers at a given location, which can provide us with a revenue multiplier, as we are able to increase advertising revenue at high-volume locations. This “multiplier effect” is possible due to the Loop Player’s ability to detect, using Bluetooth and Wi-Fi technology, the number of consumer mobile devices within reach of a Loop Player in an OOH location which provides advertisers with a proxy for the number of potential viewers of a particular ad at any given time.
●	OOH Customers. We are seeking to further develop the interactivity between the Loop Player and the customers in OOH locations. This may take different forms, such as offering a simple thumbs up or thumbs down function, displaying the number of customer votes for a given piece of content, and downloading of menus from the screens and other functions. This will require further development of our mobile application in the future.
●	Loop Media. We are able to consistently monitor the preferences of the customers of our OOH customers and venue operators through our Loop Player. Our Loop Player allows us to collect specific information and data on content played, views, location, and location type, enabling us to effectively measure demand. These capabilities allow us to make informed decisions around which type of content to acquire or develop, as well as identify new market opportunities.

Key Performance Indicator

We review our quarterly active users (“QAU”), among other key performance indicators, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. We define an “active user” as a Loop Player (or OOH venue-owned computer screening our content), using either the ad-supported or premium service, that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period; and QAU refers to the number of such users that were online during such period. Increases or decreases in our QAU may not correspond with increases or decreases in our revenue, and QAU may be calculated in a manner different than any similar key performance indicator used by other companies.

For the quarter ended September 30, 2021, QAU was 5,791, compared to 4,296 for the quarter ended June 30, 2021, a 34% increase. We did not record QAUs prior to June 30, 2021.

Seasonality

We have seen seasonality in our revenue and business related to advertising sales and the distribution of our Loop Player. This seasonality may not be reflected in our results of operations as we experienced overall growth in revenue in recent quarters and expect to continue to do so, which may obscure underlying seasonal trends. The underlying seasonality, nonetheless, may act to slow our revenue growth in any given period.

The first quarter of the calendar year (our second fiscal quarter) is traditionally the least profitable quarter in terms of revenue generation for ad publishers (such as us), as advertisers are holding and planning their budgets for the year and consumers tend to spend less after the winter holiday season. This results in fewer ad demands and lower CPMs. The second quarter of the calendar year, from April to June (our third fiscal quarter), typically experiences increased ad demand and higher CPMs over the first quarter, as advertisers start to spend their budgets in greater amounts. The third quarter of the calendar year, from July to September (our fourth fiscal quarter), typically sees a slight increase in CPMs and ad demands compared to the second quarter, even though consumers spend more time outdoors and less time online in the summer months. The fourth quarter of the calendar year, from October to December (our first fiscal quarter), is typically the most profitable quarter for publishers, as companies want their brands and products to be seen in the run up to the holidays season. This generally results in publishers receiving the highest CPMs and the greatest ad demand for their ad impressions during the fourth quarter. As a result of these market trends for digital advertising we generally expect to receive higher CPMs and greater ad fill rates during the fourth quarter of a calendar year (our first fiscal quarter) and lower CPMs and reduced ad fill rates during the first quarter of a calendar year (our second fiscal quarter). We seek to offset the reduction in CPMs and ad fill rates with increased Loop Player distribution and ad impressions across our ad-supported services.

See “Business — Seasonality” for a more detailed discussion regarding the seasonaility of our business and results of operations.

Components of results of operations

Revenue

Revenue generated from content and streaming services, including content encoding and hosting, are recognized over the term of the service based on bandwidth usage. The revenue generated from content subscription services in customized formats is recognized over the term of the service. The revenue generated from hardware for ongoing subscription content delivery is recognized at the point of the hardware delivery.

Cost of Revenue

Cost of revenue consists of expenses related to licensing, content delivery and customer support. Significant expenses include employee compensation and related costs for support team members, including salaries, benefits, and stock-based compensation, as well as hardware costs, certain data center and facility costs.

Operating Expenses

Operating expenses support the general overhead related to all the products and services that we provide to our customers and, as a result, they are presented in an aggregate total.

Sales, General and Administrative Expenses

Sales and marketing expenses consist primarily of employee compensation and related costs associated with our sales and marketing staff, including salaries, benefits, bonuses, commissions as well as costs relating to our marketing and business development. We intend to continue to invest resources in our sales and marketing initiatives to drive growth and extend our market position.

General and administrative expenses consist of employee compensation and related costs for executive, finance, legal, human resources, recruiting, and employee-related information technology and administrative personnel, including salaries, benefits, bonuses and, depreciation, facilities, recruiting and other corporate services.

Impairment of goodwill and intangibles

Goodwill impairment occurs when the carrying amount of a goodwill asset is greater than its fair value. The amount of the impairment is the difference between the two figures. Goodwill is recorded as part of a corporate acquisition, representing the excess of the price paid over the value of the underlying assets and liabilities of the acquiree.

Other Income/Expense

Interest expense

Interest expense consists of interest expense on our outstanding indebtedness and amortization of debt issuance costs.

Income taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. We have no material uncertain tax positions for any of the reporting periods presented.

Consolidated Results of Operations

Year Ended September 30, 2021, Compared with Year Ended September 30, 2020

	For the twelve months ended September 30,	For the twelve months ended September 30,
	2021	2020
Revenue	$5,069,149	$2,966,454
Cost of revenue	4,165,066	1,086,053
Gross profit	904,084	1,880,401

Operating expenses
Selling, general and administrative	20,333,216	7,466,047
Impairment of goodwill and intangibles	11,206,523	6,350,000
Total operating expenses	31,539,739	13,816,047

Loss from operations	(30,635,655)	(11,935,646)

Other income (expense)
Interest income	10,123	4,688
Interest expense	(1,690,552)	(1,002,799)
Change in fair value of derivative	159,017	—
Gain/(loss) on extinguishment of debt, net	564,481	(105,266)
Gain on settlement of obligation	13,900	192,557
Loss on settlement of obligation	(15,000)	(473,822)
Inducement expense	—	(3,793,406)
Other income	4,279	10,000
Total other income (expense)	(953,752)	(5,168,048)
Income tax (expense) / benefit	614,912	(1,600)
Net loss	$(30,974,496)	$(17,105,294)
Deemed dividend	—	(3,800,000)
Net loss attributable to common stockholders	$(30,974,496)	$(20,905,294)

Basic and diluted net loss per common share	$(0.25)	$(0.20)

Weighted average number of common shares outstanding	122,422,335	105,929,876

Revenue

Revenue increased 71% from $3.0 million in 2020 to $5.1 million in 2021. The $2.1 million increase in revenue year over year was primarily due to an advertising revenue share increase of $1.8 million because of the adoption of our ad-supported OOH business strategy. Loop subscription revenue increased $104,000 year over year due to an increase in the number of players installed.

Cost of Revenue

Cost of revenue increased 384% from $1.1m in 2020 to $4.2 million in 2021. The $3.1 million increase in cost of revenue year over year was primarily due to an increase in licensing costs of $2.7 million as a result of increased use of royalty content and usage. In addition, our network infrastructure and server hosting costs increased $484,000 year over year due to an increased use of all products.

Total Operating Expenses

Operating expenses increased 228% from $13.8 million in 2020 to $31.5 million in 2021. The $17 million increase in operating expenses year over year was due to the following factors:

Sales,General and Administrative Expenses

Stock compensation (non-cash) increased year over year by $6.3 million; payroll costs increased by $2.3 million over the same period; marketing costs increased by $798,000 year over year; professional fees increased by $110,000 due to legal, consultant and auditor costs captured in the twelve months ending September 2021.

Impairment of goodwill and intangibles

Impairment at the end of 2020 was $6.4 million due to impairment of intangible assets acquired in 2019. The impairment charge for the twelve months ended September 30, 2021, was $11.2 million of which $1.4 million was due to the write-off of intangible assets related to our acquisition of SPKR, Inc and an intangible asset impairment of $2.6 million and a goodwill impairment of $4.4 million goodwill impairment related to our EON Media acquisition.

Total Other Income and (Expense)

Other expenses decreased 82% from $5.2 million in 2020 to $0.950 million in 2021. The $4.2 million decrease in the period was primarily the result of the non-recurrence in 2021 of the inducement expense taken in 2020 described below. For the twelve months ended September 30, 2020, we recognized an inducement expense equal to the excess of the allocated fair value of the Series B Convertible preferred stock and the carrying value of the loan payable as of the date the inducement offers were accepted. The excess of the fair value of the Series B Convertible preferred stock over the carrying value of the loan payable was $3.8 million. There was no inducement expense in 2021. This amount was offset by a $1.2 million interest expense increase year over year as a result of the additional $2.95 million debt raised by us in connection with the 2022 Notes during the fiscal ended September 30, 2021.

EBITDA and Adjusted EBITDA

We believe that the presentation of EBITDA and Adjusted EBITDA, financial measures that are not part of U.S. Generally Accepted Accounting Principles, or U.S. GAAP, provides investors with additional information about our financial results.  EBITDA and Adjusted EBITDA are important supplemental measures used by our board of directors and management to evaluate our operating performance from period-to-period on a consistent basis and as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations.

We define EBITDA as earnings before interest expense (income), income tax (expense)/benefit, depreciation and amortization.

We define Adjusted EBITDA as earnings before interest expense (income), income tax (expense)/benefit, depreciation and amortization, adjusted for stock-based compensation and other non-recurring income and expenses, if any.

EBITDA is not measured in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. As a non-GAAP measure, EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. In particular:

●	EBITDA does not reflect the amounts we paid in interest expense on our outstanding debt;
●	EBITDA does not reflect the amounts we received in interest income by our investors;
●	EBITDA does not reflect the amounts we received in interest income on our investments;

●	EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;
●	EBITDA does not include depreciation expense from fixed assets; and
●	EBITDA does not include amortization expense.

Because of these limitations, you should consider EBITDA alongside other financial performance measures including net income (loss) and our financial results presented in accordance with U.S. GAAP.

The following table provides a reconciliation of net loss to EBITDA for each of the years indicated:

	12 months ended	12 months ended
	September 30, 2021	September 30, 2020
GAAP net loss	(30,974,496)	(17,105,295)
Adjustments to reconcile to EBITDA:
Interest expense	1,690,552	1,002,799
Interest income	(10,123)	(4,688)
Amortization and Depreciation expense*	2,557,959	439,418
Income Tax expense / (benefit)	(614,912)	1,600
EBITDA	$(27,351,020)	$(15,666,170)

*Includes amortization of content license assets.

Adjusted EBITDA

Adjusted EBITDA is not measured in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. In particular:

●	Adjusted EBITDA does not reflect the amounts we paid in interest expense on our outstanding debt;
●	Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;
●	Adjusted EBITDA does not include depreciation expense from fixed assets;
●	Adjusted EBITDA does not include amortization expense;
●	Adjusted EBITDA does not include the impact of stock-based compensation; and
●	Adjusted EBITDA does not include the impact of non-recurring income and expenses (e.g. impairment of goodwill and intangible assets).

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures including net income (loss) and our financial results presented in accordance with U.S. GAAP.

The following table provides a reconciliation of net loss to Adjusted EBITDA for each of the years indicated:

	12 months ended	12 months ended
	September 30, 2021	September 30, 2020
GAAP net loss	(30,974,496)	(17,105,295)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense	1,690,552	1,002,799
Interest income	(10,123)	(4,688)
Amortization and Depreciation expense*	2,557,959	439,418
Income Tax expense / (benefit)	(614,912)	1,600
Stock-based compensation	8,374,265	1,816,034
Non recurring (income)/expense	11,206,523	6,350,000
Adjusted EBITDA	$(7,770,232)	$(7,500,132)

* Includes amortization of content license assets.

Liquidity and Capital Resources

As of September 30, 2021, we had cash of $4.2 million. The following table provides a summary of our net cash flows from operating, investing, and financing activities.

	Year ended December 31,
	2021	2020
Net cash used in operating activities	$(9,529,061)	$(4,408,232)
Net cash used in investing activities	(1,522,186)	(12,408)
Net cash (used in) provided by financing activities	13,241,871	6,093,536
Change in cash	2,190,625	1,672,897
Cash, beginning of period	1,971,923	299,026
Cash, end of period	$4,162,548	$1,971,923

Net cash flow from operating activities

Net cash used for operating activities during the year ended September 30, 2021, was $9.5 million compared to $4.4 million for the year ended September 30, 2020. The increase was primarily the result of an impairment charge on intangible assets of $10.3 million and stock-based compensation expense of $8.3 million in 2021 as compared to an impairment charge on intangible assets of $6.4 million and stock-based compensation expense of $1.8 million in 2020, partially offset by a change in non-cash working capital items from 734,000 during the year ended September 30, 2020, to 2.0 million during the year ended September 30, 2021.

Net cash flow from investing activities

Net cash used in investing activities during the year ended September 30, 2021, was $1.5 million as compared to $12,000 for the year ended September 30, 2020. The increase was primarily due to a $1.5 million equity investment in an unconsolidated entity in the fourth calendar quarter of 2021.

Net cash flow from financing activities

Net cash provided by financing activities during the year ended September 30, 2021, was $13.2 million as compared to $6.1 million for the year ended September 30, 2020. In the year ended September 30, 2021, we raised an aggregate of $11.6 million through the sale of our common stock and warrants to purchase shares of our common stock to support and build our operations. We also issued convertible debt in the principal amount of $2.95 million in fiscal 2021. We also received loan proceeds from the Paycheck Protection Program (“PPP”) loan program in the amount of $486,638 during the year ended September 30, 2021. During the year ended September 30, 2020, we also raised capital through the sale of our common stock, warrants and debt, including the proceeds of a PPP loan.

Future Capital Requirements

We have generated limited revenue, and as of September 30, 2021, our cash totaled $4.2 million, and we had an accumulated deficit of $67.5 million. We believe that the net proceeds of this offering, together with our existing cash, will enable us to fund our operations for at least 18 months from the date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. We anticipate that we will continue to incur net losses for the foreseeable future. However, changing circumstances may cause us to expend cash significantly faster than we currently anticipate, and we may need to spend more cash than currently expected because of circumstances beyond our control.

Historically, our principal sources of cash have included proceeds from the issuance of common, preferred stock and warrants and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, payments for license rights and payments relating to purchases of property and equipment. We expect that the principal uses of cash in the future will be for continuing operations, and general working capital requirements. We expect that as our operations continue to grow, we will need to raise additional capital to sustain operations and growth.

The 2023 Notes

We have borrowed funds for business operations from two of our stockholders, Dreamcatcher, LLC and Running Wind, LLC, each of which is a beneficial holder of more than 5% of our common stock, through convertible debt agreements. Each Convertible Promissory Note was originally issued on December 5, 2018, on identical terms in the principal amount of $1,500,000, and each was amended and restated October 31, 2019, and October 23, 2020. The 2023 Notes carry interest at 10% per annum beginning on November 1, 2020, with monthly payments of unpaid interest accrued at 12.5% per annum to be paid in arrears through March 31, 2021, and mature on December 1, 2023. Beginning April 1, 2021, we began paying equal monthly installments of principal and interest on the 2023 Notes at 10% per annum. The 2023 Notes have aggregate remaining balances, including accrued interest, amounting to approximately $2.7 million and $3.1 million as of September 30, 2021, and 2020, respectively. We incurred interest expense for the 2023 Notes in the amounts of approximately $2.1 million and $0.9 million for the fiscal years ended September 30, 2021, and 2020, respectively. The 2023 Notes are convertible at any time prior to the maturity in whole or in part into shares of our common stock at a price of $0.60 per share. As of November 30, 2021, a total of $2,534,995 in principal and interest on the 2023 Notes was outstanding.

In connection with an amendment to the 2023 Notes, in November 2019, we also issued warrants to purchase 1,775,354 shares of our common stock to each of Dreamcatcher, LLC and Running Wind, LLC, for an aggregate of 3,550,709 shares of our common stock, exercisable at $0.86 per share for a period of 10 years.

The 2022 Notes

From December 1, 2020, to June 1, 2021, we sold in a private placement, (i) $3,000,000 in aggregate principal amount of Senior Secured Promissory Notes and (ii) warrants to purchase 272,727 shares of our common stock at an exercise price of $2.75 per share. The investors in this offering included entities controlled by Mr. Cassidy, who is a member of our board of directors. In connection with the offering, the entities controlled by Mr. Cassidy purchased an aggregate of $2,350,000 principal amount of the 2022 Notes and warrants to purchase an aggregate of 213,637 shares of our common stock at $2.75 per share. The warrants have a term of 10 years. The 2022 Notes mature on December 1, 2022. The 2022 Notes accrue interest in two different ways: (A) at the rate of 4% per annum, payable in cash, from the date of issuance of each note as follows: (1) interest from the issue date to November 30, 2021, is payable in advance on the date the note was executed; (2) six months of cash interest is payable in arrears on June 1, 2022; and (3) six months of cash interest is payable in arrears on the maturity date; and (B) at the rate of 6% per annum, payable in shares of our common stock in arrears on June 1, 2021, December 1, 2021, June 1, 2022, and the maturity date. As of November 30, 2021, a total of $3,105,884 in principal and interest was outstanding on the 2022 Notes. The 2022 Notes will be converted simultaneously with the closing of this offering, into an aggregate of shares, based on the outstanding principal and interest of $ as of ,2021 and an assumed conversion price of $ per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on , 2022).

The 2020 and 2021 Share Offering

In 2020 and 2021, we offered and sold in a private placement to accredited investors, $6,705,000 of shares of common stock at a price of $1.25 per share. The investors in this offering included an entity controlled by Mr. Cassidy, who is a member of our board of directors, which invested $1.2 million for a total of 960,000 shares of common stock.

The 2021 Share and Warrant Offering

On September 30, 2021, we entered into securities purchase agreements with accredited investors pursuant to which we sold, in a private offering (i) an aggregate of 5,773,460 shares of our common stock and (ii) warrants to purchase up to an aggregate of 6,573,460 shares of common stock. Each investor was entitled to purchase one share of common stock and one warrant to purchase one share of common stock for an aggregate purchase price of $1.25. The warrants were immediately exercisable, have a three-year term and an exercise price of $2.75 per share. The investors in the offering included an entity controlled by Mr. Cassidy, who is a member of our board of directors. The entity controlled by Mr. Cassidy purchased 320,000 shares of common stock and warrants to purchase 320,000 shares of common stock in the offering, for gross proceeds of $400,000. Other investors in this offering were entities controlled by Jeremy Boczulak, who, as a result of these investments, became a beneficial holder of more than 5% of our common stock. Pursuant to the terms of this offering, an investor who purchased more than 50% of the total offering amount was entitled to receive warrants to purchase to purchase an additional 800,000 shares of common stock. That investor was an entity controlled by Mr. Boczulak. In total, the entities controlled by Mr. Boczulak purchased 5,453,460 shares of common stock and warrants to purchase 6,253,460 shares of common stock in the offering, for gross proceeds of $6,816,825.

Our future use of operating cash and capital requirements will depend on many forward-looking factors, including the following:

●	Our ability to attract and retain management with experience in digital media including digital video music streaming, and similar emerging technologies;
●	Our ability to negotiate, finalize and maintain economically feasible agreements with the major and independent music labels, publishers and performance rights organizations;
●	Our expectations regarding market acceptance of our products in general, and our ability to penetrate digital video music streaming in particular;
●	The scope, validity and enforceability of our and third-party intellectual property rights;
●	The intensity of competition;
●	The effects of the ongoing pandemic caused by the spread of COVID-19 and our business customers ability to service their customers in out of home venues, especially considering government-imposed business shutdowns and capacity limitations;
●	Changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas;
●	Our ability to attract prospective users and to retain existing users;
●	Our dependence upon third-party licenses for sound recordings and musical compositions;
●	Our lack of control over the providers of our content and their effect on our access to music and other content;
●	Our ability to comply with the many complex license agreements to which we are a party;
●	Our ability to accurately estimate the amounts payable under our license agreements;

●	The limitations on our operating flexibility due to the minimum guarantees required under certain of our license agreements;
●	Our ability to obtain accurate and comprehensive information about music compositions in order to obtain necessary licenses or perform obligations under our existing license agreements;
●	Potential breaches of our security systems;
●	Assertions by third parties of infringement or other violations by us of their intellectual property rights;
●	Our ability to generate sufficient revenue to be profitable or to generate positive cash flow on a sustained basis;
●	Our ability to accurately estimate our user metrics;
●	Risks associated with manipulation of stream counts and user accounts and unauthorized access to our services;
●	Our ability to maintain, protect and enhance our brand;
●	Risks relating to the acquisition, investment and disposition of companies or technologies;
●	Dilution resulting from additional share issuances;
●	Tax-related risks;
●	The concentration of voting power among our founders who have and will continue to have substantial control over our business; and
●	Risks associated with accounting estimates, currency fluctuations and foreign exchange controls.

We have evaluated and expect to continue to evaluate a wide array of strategic transactions as part of our plan to acquire or license and develop additional products and services to augment our current business operations. Strategic transaction opportunities that we may pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. Accordingly, we expect to continue to opportunistically seek access to additional capital to license or acquire additional products, services or companies to expand our operations, or for general corporate purposes. Strategic transactions may require us to raise additional capital through one or more public or private debt or equity financings or could be structured as a collaboration or partnering arrangement. We have no arrangements, agreements, or understandings in place at the present time to enter into any acquisition, licensing or similar strategic business transaction.

If we raise additional funds by issuing equity securities, our stockholder will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our stockholder.

PPP Loan Round 1

On April 27, 2020, we received a loan in the aggregate amount of $573,500 from the U.S. Small Business Association (the “SBA”) in connection with the Paycheck Protection Program of the CARES Act (“PPP”). On May 10, 2021, we received a notification from the SBA that such PPP loan, including $573,500 of principal and $5,986 of accrued interest, was fully forgiven by the SBA.

PPP Loan Round 2

On April 26, 2021, we received the proceeds from an additional PPP loan in the amount of $486,638 from the SBA. On December 28, 2021, we received a notification from the SBA that such PPP loan was fully forgiven by the SBA.

Going Concern

As of September 30, 2021, the Company had cash of $4,162,547 and an accumulated deficit of $(66,845,522). During the twelve months ended September 30, 2021, the Company used net cash in operating activities of $ (9,529,061). The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of these consolidated financial statements.

The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts. There can be no assurance that adequate financing will be available in a timely manner, on acceptable terms, or at all.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management’s further implementation of the Company’s on-going and strategic plans, which include continuing to raise funds through equity and/or debt raises. Should the Company be unable to raise adequate funds, certain aspects of the on-going and strategic plans may require modification.

The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, we will have sufficient funds to execute our business plan or generate positive operating results.

Critical Accounting Policies and Use of Estimates

Use of estimates and assumptions

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions used in the revenue recognition of performance obligations, fair value of stock-based compensation awards, fair value measurements, right-of-use assets (“ROU”), lease liabilities, and allowance for doubtful accounts.

Revenue recognition

ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for us on January 1, 2018. Our revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. We applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606. As sales are and have been primarily from delivery of streaming services, delivery of subscription content services in customized formats, and delivery of hardware and ongoing content delivery through software and we have no significant post-delivery obligations, this new standard did not result in a material recognition of revenue on our consolidated financial statements for the cumulative impact of applying this new standard. Therefore, there was no cumulative effect adjustment required.

We recognize revenue when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration we expect to receive in exchange for those products. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under Topic 606 in a manner that reasonably reflects the delivery of our products and services to customers in return for expected consideration and includes the following elements:

●	executed contracts with our customers that we believe are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	allocation the transaction price to each performance obligation; and
●	recognition of revenue only when we satisfy each performance obligation.

Performance obligations and significant judgments

Our revenue streams can be categorized into the following performance obligations and recognition patterns:

●	delivery of streaming services including content encoding and hosting; we recognize revenue over the term of the service based on bandwidth usage;
●	delivery of subscription content services in customized formats; we recognize revenue over the term of the service; and
●	delivery of hardware for ongoing subscription content delivery through software; we recognize revenue at the point of hardware delivery; and
●	revenue share arrangements, where platform providers distribute our licensed content and providers pay us a portion of the usage-based advertising revenues.

Transaction prices for performance obligations are explicitly outlined in relevant contractual agreements; therefore, we do not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified.

Cost of revenue

Cost of revenue represents the cost of delivered hardware and bundled software and is recognized at the time of sale. For ongoing licensing and hosting fees, cost of sales is recognized over time based on usage patterns.

Stock-based compensation

Stock-based compensation awarded to employees is measured at the award date, based on the fair value of the award, and is recognized as an expense over the requisite vesting period. We measure the fair value of the share-based compensation issued to non-employees using the stock price observed in the trading market (for stock transactions) or the fair value of the award (for non-stock transactions), which were more reliably determinable measures of fair value than the value of the services being rendered. The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Fair value measurements

We determine the fair value of its assets and liabilities using a hierarchy established by the accounting guidance that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets;
●	Level 2 inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and
●	Level 3 inputs to the valuation methodology is one or more unobservable inputs which are significant to the fair value measurement.

The carrying amount of our financial instruments, including cash, accounts receivable, deposits, short-term portion of notes receivable and notes payable, and current liabilities approximate fair value due to their short-term nature. We do not have financial assets or liabilities that are required under the U.S. GAAP to be measured at fair value on a recurring basis. We have not elected to use fair value measurement option for any assets or liabilities for which fair value measurement is not presently required.

We record assets and liabilities at fair value on a non-recurring basis as required by the U.S. GAAP. Assets recognized or disclosed at fair value in the consolidated financial statements on a nonrecurring basis include items such as property and equipment, operating lease assets, goodwill, and other intangible assets, which are measured at fair value if determined to be impaired.

Leases

We determine if an arrangement is a lease at inception. ROU assets represent our right to use an underlying asset for the lease term and the lease obligations are recorded as liabilities and represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit interest rate, we use an incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments.

The ROU asset arrangement also consists of any prepaid lease payments and deferred rent liabilities. The lease terms used to calculate the ROU asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term as an operating expense. We have lease agreements that require payments for both lease and non-lease components and have elected to account for these as a single lease component.

License Content Asset

On January 1, 2020, we adopted the guidance in ASU 2019-02, Entertainment — Films — Other Assets — Film Costs (Subtopic 926-20) and Entertainment — Broadcasters — Intangibles — Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials, on a prospective basis. We capitalize the fixed content fees and its corresponding liability when the license period begins, the cost of the content is known, and the content is accepted and available for streaming. If the licensing fee is not determinable or reasonably estimable, no asset or liability is recorded, and licensing costs are expenses as incurred. We amortize licensed content assets into cost of revenue, using the straight-line method over the contractual period of availability. The liability is paid in accordance with the contractual terms of the arrangement.

Allowance for doubtful accounts

We assess the collectability of receivables on an ongoing basis. A provision for the impairment of receivables involves significant management judgment and includes the review of individual receivables based on individual customers, current economic trends, and analysis of historical bad debts.

Recent Accounting Pronouncements

See our discussion under Note 2-Summary of Significant Accounting Policies in our financial statements.

BUSINESS

Overview

We are a multichannel digital video platform media company that uses marketing technology, or “MarTech,” to generate our revenue and offer our services. Our technology and vast library of videos and licensed content enables us to curate and deliver short-form videos to our out-of-home (“OOH”) dining, hospitality, retail and other customers to enable them to inform, entertain and engage their customers. Our technology provides OOH customers and third-party advertisers with a targeted marketing and promotional tool for their products and services and allows us to measure the number of potential viewers of such advertising and promotional materials. In addition to providing services to OOH venue operators, we provide our services direct to consumers (“D2C”) in their homes and on their mobile devices.

We offer self-curated music video content licensed from major and independent record labels, as well as movie, television and video game trailers, kid-friendly videos, viral videos, drone footage, news headlines, and lifestyle and atmospheric channels. We believe we are the only service in the United States that has OOH and D2C licenses with all three major music labels, Universal Music Group (“Universal”), Sony Music Entertainment (“Sony”) and Warner Music Group (“Warner” and collectively with Universal and Sony, the “Music Labels”). These licenses allow us to provide music video content in both the OOH and D2C markets. Our OOH services are complimented by our mobile app (the “Loop App”), which allows users to follow each other, share their locations and playlists, view activity, and signal support for a music video.

We curate content into playlists for OOH locations and into streaming channels for delivery to our over-the-top (“OTT”) platform customers and our mobile application users. Our digital platform service seeks to surround and engage consumers with a diverse offering of video content on their chosen digital screen wherever they are located. Our services include both an ad-supported service, which offers content on a free or unpaid advertising supported basis, and our subscription service, which offers content on a paid subscription basis. We deliver our services to OOH locations primarily through our proprietary Loop Media-designed “small-box” streaming Android media player (the “Loop Player”) and direct to consumers through our fully functional and operational Loop App and across OTT streaming platforms on connected TVs (“CTVs”).

Industry

Consumer Adoption of Streaming Services

In recent years, the video streaming services industry experienced, and is expected to continue to experience, significant growth, as entertainment is delivered to consumers across an increasing array of digital platforms and services. According to data from Statista (the “Statista Data”), revenue from the transmission and sale of video content over the internet (“VCOI”) is projected to reach $76.7 billion in 2021 and rise to $113.9 billion by 2025, a 10.4% compounded annualized growth rate (“CAGR”), with free (ad-supported) OTT users expected to increase from 213.2 million users in 2020 to a projected 225.4 million users in 2025. According to the Statista Data, the largest revenue segment for VCOI is revenue derived from OTT video advertising (all advertising-financed moving image content, from premium to user-generated), with revenue of $34.3 billion in 2020, and projected revenue of $40.6 billion in 2021, $46.5 billion in 2022 and $63.3 billion in 2025, representing a CAGR of 13.0% over that period. According to Activate (based on information from Statista), the number of connected TV households (households for which at least one person of any age used the internet through a CTV at least once per month) in the United States is expected to increase from 85 million in 2017 to 113 million in 2024.

Digital-Out-of-Home Advertising

In 2020, we primarily began using a free, ad-supported revenue model for our OOH business and believe our ad-supported services will be the primary driver of our revenue growth as demand for digital-out-of-home advertising is expected to grow. According to the Statista Data overall advertising spend in the United States was $268.86 billion in 2011 and is expected to grow to $294.09 billion in 2021 and $364.38 billion in 2025. 80% of digital advertising (in 2020) was delivered to media outlets through programmatic advertising. Programmatic advertising is a system that automates the processes and transactions involved with purchasing and dynamically placing ads on websites, apps or other digital delivery systems. Programmatic advertising makes it possible to purchase and place ads, including targeted advertising content, in seconds. According to the Statista Data, ad spending in the OOH space in the United States was $6.49 billion in 2020 and is expected to increase to $7.21 billion in 2021 and $9.00 billion in 2025.

Our Revenue Model

Our ad-supported and subscription-based services are separate offerings but work together to support our business. Given the expected growth in the digital OOH advertising market, coupled with the preferable economics to the Company of an ad-supported business model, we encourage our customers to choose our ad-supported services over our subscription services. While our ad-supported services are generally associated with higher margins, we provide a subscription service for OOH customers that are seeking an ad-free content offering.

MarTech

MarTech, the intersection of marketing and technology leverages data and analytics to expand our points of distribution and advertising revenue.

Distribution. Our current customer acquisition strategy is focused on marketing our Loop Player to businesses through social media and other online mediums. We seek to optimize our customer acquisition and the distribution of our Loop Players by analyzing various data, including our return on marketing investments. When analyzing the success of our marketing investments, we examine the number of sales leads obtained from online platforms and the conversion of leads into high quality customers. We regularly analyze the engagement with, and success of, our creative advertising content and modify our messaging to improve customer acquisition.

Advertising Revenue. We intend to increase revenue by leading with programmatic advertising, an automated measurement process that manages the sales of our advertising inventory. Today, most digital advertising is programmatic advertising, with digital OOH advertising comprising a small portion of the overall market.  While we strive to establish direct advertising deals with advertisers, a significant part of our current advertising revenue is purposely secured through programmatic advertising. Our yield optimization strategies look to leverage data analytic and other techniques to maximize the value of our digital advertising inventory. We intend to optimize the combination of our ad impressions, cost per impression and the percentage of our ad inventory filled by advertisers, while balancing our customers’ experience by limiting the number of ads delivered during any given period. Our Loop Player is designed to allow us to multiply OOH revenue in certain locations, as outlined below:

Loop Player

The Loop Player is at the heart of our revenue model and its technology enables us to communicate and interact with OOH locations, advertisers, and OOH customers:

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OOH Locations. The Loop Player allows OOH customers to program their in-store monitors and audio systems to schedule playlists depending on the time of day, promote their products or services through digital signage and deliver company-wide messages to staff in back-office locations. Business owners can filter content based on ratings or explicit language and can control the genres of videos in their programs. The Loop Player caches and encrypts our content, thereby supplying uninterrupted play for up to 12 hours in the event of an internet disruption.

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Advertising and Content Partners. Our Loop Player works with our technology, software and servers to determine the number of ad impressions available for programmatic advertising, which can be filled in real-time, seconds before ads are played. Our Loop Player delivers content and advertising to venues and our technology allows us to record and report video content played (for reporting to content providers) and advertising content played (for reporting to our advertising demand partners and advertisers). In particular, our technology allows us to track when, where and how long content is played, and measure approximately how many consumers were in position to view the content or advertisement. The Loop Player’s Wi-Fi and Bluetooth capabilities allow us to determine the number of potential viewers at a given location, which can provide us with a revenue multiplier, as we are able to increase advertising revenue at high-volume locations. This “multiplier effect” is possible due to the Loop Player’s ability to detect, using Bluetooth and WiFi technology, the number of consumer mobile devices within reach of a Loop Player in an OOH location which provides advertisers with a proxy for the number of potential viewers of a particular ad at any given time.

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OOH Customers. We are seeking to further develop the interactivity between the Loop Player and the customers in OOH locations. This may take different forms, such as offering a simple thumbs up or thumbs down function, displaying the number of customer votes for a given piece of content, and downloading of menus from the screens and other functions. This will require further development of our mobile application in the future.

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Loop Media. We are able to consistently monitor the preferences of the customers of our OOH customers and venue operators through our Loop Player. Our Loop Player allows us to collect specific information and data on content played, views, location, and location type, enabling us to effectively measure demand. These capabilities allow us to make informed decisions around which type of content to acquire or develop, as well as identify new market opportunities.

Our Platform

The following table sets forth our customer targets, delivery method, preferred revenue model and the associated content for our services:

CUSTOMER	DELIVERY METHOD	PREFERRED REVENUE MODEL	CONTENT

OOH Location	Loop Player	Ad-supported service	• All forms of content, including music video and other content • Curated playlists and channels

Consumer Connected TV	OTT Platforms and Loop App	Ad-supported service	• Primarily music videos • Not all of our music content can be streamed • Non-music video content is currently limited, but we intend to expand this category
Consumer Mobile Devices	Loop App	Subscription service	• Music videos and kid-friendly content only • Curated playlists and channels • Videos on demand for subscription service

OOH Locations

The foundation of our business model is built around the OOH experience, with a focus on distributing licensed music videos to public-facing businesses and venues. Our OOH offering has supported hospitality and retail businesses for over 20 years, originally through ScreenPlay, which we acquired in 2019. Since the acquisition of ScreenPlay, we have primarily focused on acquiring OOH customers throughout the United States.

Most locations deliver visual content to their customers by use of cable TV boxes and computer-based audio video equipment, which requires significant investment and cost to the venue operator. Capital investment in equipment has historically been a barrier for many businesses to provide visual entertainment to their customers. Unlike consumers in their homes, who have been more willing in recent years to invest in CTVs and streaming services, businesses generally have been slower in adopting lower cost streaming options.

To gain greater access to, and expand our business with, OOH venue operators, we developed our proprietary Loop Player. The Loop Player is easy to set up and allows content to be streamed on multiple television sets. We believe our Loop Player and free, ad-supported service has significantly reduced the cost of specialty equipment and visual entertainment for venue operators.

The Loop Player was introduced in a limited rollout in early 2020, with a more formal rollout during the fourth quarter of 2020. We believe the COVID-19 pandemic, which caused many businesses to shut down or reduce capacity, has accelerated business owners’ demand for CTVs and streaming services to reduce their costs. For this reason, we believe the introduction of our Loop Player, coupled with our switch to a free ad-supported business model has contributed to the growth in 2021 of our OOH business customers. In 2021, our customer base expanded beyond our typical hospitality-based customers to smaller venues, franchisees and venues that service non-hospitality industries, like pet stores, doctors’ offices and other non-traditional venues.

We expect revenue from our OOH ad-supported service to increase to a greater extent than our revenue from our other services. This is partly due to our ongoing efforts to add new OOH locations to our distribution network, which increases the number of Loop Players in the market and, in turn, the number of ad impressions available for advertisers to fill with paid advertisements and sponsorships. In addition, our OOH ad-supported service using the Loop Player allows us, in certain circumstances, to present a greater number of ad impressions per OOH location to an advertiser than would typically be associated with a single OOH location.

This “multiplier effect” is possible due to the Loop Player’s ability to detect, using Bluetooth and Wi-Fi technology, the number of consumer mobile devices within reach of a Loop Player in an OOH location, which provides advertisers with a proxy for the number of potential viewers of a particular ad at any given time. This contrasts with other OOH technology that is not capable of providing data on the number of persons in an OOH location and in which advertisers pay for one ad impression per ad in an OOH location, regardless of the number of potential viewers in that location. This also contrasts with our D2C services where advertisements are considered to be viewed by one person on their individual mobile device or on a CTV in their home.

D2C

Consumer Connected TVs

Our OTT business provides our OTT platform customers, such as Roku, TiVo, and DistroTV, with music videos and other video content, providing their subscribers and customers with access to certain videos in our library. Our service to OTT platform providers has been primarily ad-supported as many of the providers run a free advertising supported television, or FAST, business model for channels on their services. Not all of our music video content is available to our OTT customers. We also have a consumer CTV app that can be downloaded on CTVs and on which consumers can view certain of our content. Almost all of the viewers of our content on CTVs view our content on our channels delivered through OTT platforms rather than on our CTV consumer app.

Consumer Mobile Devices

We developed the Loop App for the distribution of our music videos and kid-friendly content. The Loop App allows our users to directly interact with our channels and playlists on their smart phones, tablets, and other digital devices, providing advertisers with additional mediums to reach consumers. Our subscription service users are provided enhanced features to search for titles of music videos and artists, request music videos and create personalized playlists. Additionally, through our subscription service, we provide social features that allow users to follow each other, share their locations and playlists, view activity, signal support for a particular music video, and listen to other users “Loops.” We initially launched the Loop App in mid-2020; however, we have not promoted or advertised it in any meaningful way. As we continue to grow our OOH business and distribute additional Loop Players, we believe the Loop App will enhance our interactivity with businesses and their customers, and in turn, influence the content we develop and acquire.

Our Competitive Strengths

Diversified Content Library, including Music Videos

We believe our music video library is one of the largest in the world and gives us an advantage over many of our competitors. Our music video library contains videos dating back to the 1950s, appealing to generations of music-lovers, with the newest videos directly obtained from the Music Labels. Older music video libraries are more difficult to obtain, as there is generally no central database from which to acquire such videos. Additionally, the individual music labels who have rights over portions of such videos do not easily and readily provide them to those seeking to acquire them. We have strategically secured access to our music video content through our license agreements with the individual Music Labels. We believe we are the only service in the United States who has licenses with all three major Music Labels to provide music video content in both the OOH and D2C markets.

Efficient Content Curation

We believe we are able to produce engaging video content by curating our own and third party-content at relatively low production cost. We do not currently produce a meaningful amount of original content, which can be expensive and time consuming. In contrast to many streaming platforms, we curate existing content from our video library and content licensed from third parties. The curation of our content from our owned and leased libraries eliminates the costly and lengthy production process associated with creating original content. Therefore, we are able to consistently innovate, update, and enhance our content offerings in a cost-effective and timely manner. Based on management’s knowledge of the industry and discussions with OTT platform providers, we believe we were able to launch more channels than any other media company on OTT platforms during 2020.

National Distribution and Reach

We distribute our services across thousands of OOH locations, audio and video streaming platforms, and mobile and connected TV applications. We had 5,791 quarterly active users (“QAU”) across North America for the quarter ended September 30, 2021, and our channels are available to millions of consumers on OTT platforms and are currently accessible in over 400,000 hotel rooms, serving both the OOH and D2C markets, respectively. We have recently hired salespeople to engage in direct marketing for our OOH business across various regions, including the East Coast, West Coast and South. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Performance Indicator” for a description of QAUs.

Technology-Based Business Model

All of our key software and the design of our Loop Player and consumer apps has been developed in-house by us. We have built our services and platform with a view to the future, focusing on where we believe the digital OOH and consumer streaming and mobile devices markets are and will be for the foreseeable future. The Loop Player is ideal for OOH location operators looking to “cut the cord” from their old business models. This allows our OOH customers to save costs and provides them with a greater ability to customize and schedule content to fit their venues. We use digital marketing technology, or “MarTech,” to generate revenue, market our services and fuel our business. Additionally, we believe we can attract key employees from across geographies as we operate almost entirely remotely in support of our culture of technology and efficiency. Our use of technology in most aspects of our business from marketing, to distribution, content curation, sales, customer service and other areas, allows us to leverage our existing employees as we continue to scale up our business.

Established Foundation Supported by Industry Tailwinds

Our technology stack, ad-supported revenue model and music video library are the backbone of our business. We believe this established foundation places us in a better position than many peers to benefit from any industry tailwinds in the digital OOH advertising market. Because our foundation has been built with a view to where we believe the OOH content delivery and digital marketing trends are headed, we believe we are better positioned than many of our competitors who might have to re-work their technology and revenue models to better align with these trends. We believe our programmatic advertising in the OOH market will support our revenue infrastructure into the future.

Passionate and Experienced Management Team

Our seasoned management team is founder-led and has more than 100 years of combined media and technology experience. Our executive team has previous experience at some of the most well recognized entertainment companies in the world, including Walt Disney, Universal Music, MTV, VH1, CBS, Sony, Viacom, Time Warner, among others.

Our Growth Strategies

Our growth strategies are focused on monetizing and growing our content library and are guided by the following five pillars:

Increase Marketing of Loop Player. We have found online digital advertising to be a successful customer acquisition strategy and believe there is a direct correlation between digital marketing spend and business demand for the Loop Player. In addition to digital advertising viewed by individual businesses, we also intend to leverage our internal sales team to increase our direct marketing efforts to promote our Loop Player and services to large, national or regional, franchisee or corporate owned businesses.

Diversify Customer Base. We believe the introduction of our Loop Player and shift towards an ad-supported service model has contributed to the growth of our OOH customer base and related revenues. Our customer base has expanded beyond our typical hospitality, food and beverage and gym customers, as we have experienced an increase in business engagement from smaller venues, franchisees, and businesses that service other industries. This expansion has given us greater insight into the viewing habits of a diverse customer base and the demand for some of our non-music video content thereby enabling us to develop and curate content that continues to respond to consumer demand.

Expand our Non-Music Video Content. Our music video library is the foundation of our business but, in certain instances, has lower margins due to the licensing fees of the Music Labels and other rights holders. In addition, certain OOH locations are looking for a broader or more targeted content offering than pure music videos. Since the acquisition of ScreenPlay’s music video library in 2019, we have sought to expand our non-music video content through licensing, acquisitions and our own development. Non-music content, in certain instances, provides better economics to us than music video content. For this reason, we seek to expand our non-music offerings, which entails the addition of entertainment, lifestyle, and information channels.

Optimize Advertising Sales and Sponsorships. We aim to optimize our advertising sales by using technology and short-term, third-party consultants, to collect data and employ analytics. Similarly, we plan on continuing to optimize our programmatic revenue through MarTech data and analytics. In conjunction with these efforts, we recently expanded our advertising sales team to focus on advertising sales directly to companies that seek to advertise on our platform and to companies that are interested in providing sponsorship of our content. Through such arrangements, we may receive payments from a company in return for allowing such company to be associated with one of our channels, playlists, other content or company events.

International Expansion. We are exploring international expansion, as we believe the provision of video content in the non-U.S. OOH and D2C markets is underserved. In 2020 we began pursuing these growth initiatives by launching the Loop App in Mexico, and in 2021, we acquired EON Media, which produces a weekly syndicated radio program targeted across Asia. Over time, we plan to be opportunistic exploring ways to potentially expand in Asia, certain countries in South America, Canada and Europe.

Our Content

Content Acquisition

Music Videos. Although we own copies of the music videos that we deliver to our customers, we must secure the rights to stream the video, the sound recordings, and the musical compositions embodied therein (i.e., the musical notes and the lyrics). To do so we enter into license agreements to obtain licenses from rights holders such as record labels, music publishers, performance rights organizations, collecting societies, and other copyright owners or their agents, and pay royalties to such parties or their agents.

We currently have licenses and agreements with multiple parties to distribute our music videos for our consumer customers in the United States, Canada, and Mexico. We also have longstanding limited, non-exclusive licenses to digitally distribute certain music videos and related materials owned or controlled by the three Music Labels to our OOH customers in the United States. In 2020, we entered into agreements with the Music Labels, pursuant to which we were also provided limited, non-exclusive licenses to digitally distribute certain music video recordings and related materials owned or controlled by the Music Labels in connection with our D2C business. We entered into the last of these agreements in December 2020, which ultimately allowed us to provide a more complete offering of music video content to our D2C customers beginning in 2021.

Trailers. Our film, game and TV trailer library is one of our largest video libraries. Similarly, to our music video library, it includes a back catalog of old videos, dating back to the early 1900s. More recent trailers are secured from the relevant production companies, at no cost to us, and are added to our growing library. Our back catalogue of older trailers was obtained with the acquisition of ScreenPlay.

Other. In addition to music videos and movie trailers, we have obtained other video content for curation and distribution to our customers. This content includes, college sports highlights, viral videos, atmospheric, travel, and kid-friendly videos.

We continue to explore opportunities to secure other forms of video content to add to our growing content library.

Content Curation

In November 2020, we created a new business division at Loop, called Loop Media Studios (“Loop Studios”), to lead the acquisition, curation, production, and branding of our video content. Based on management’s knowledge of the industry and discussions with OTT platform providers, we believe Loop Studios was instrumental to our success in releasing more channels on OTT platforms for distribution on CTVs in 2021 than any other media company.

Loop Studios works to curate content to create a compelling user experience by, among other things, curating Playlists by genre, mood, or time periods. Additionally, Loop Studios creates streaming channels, delivered under our “watch live tv” product feature on our Loop Player and Loop App. We currently have over 80 music video channels for OOH customers, 23 non-music video channels for OOH customers, and 10 music video channels for consumer end-users delivered through the Loop App on CTVs or mobile devices.

Through Loop Studios we seek to produce our own content “in-house” that can be packaged separately or as part of our third-party content offerings, and we plan to deliver this content through our existing and future channels.

Content Distribution

We aim to make our content available virtually anywhere at any time. To achieve this objective, we currently leverage our existing content across thousands of OOH locations, audio and video streaming services and mobile and connected TV apps. We had 5,791 QAUs across North America for the quarter ended September 30, 2021, and our channels are available to millions of consumers on OTT platforms and are currently accessible in over 400,000 hotel rooms, serving both the OOH and D2C markets, respectively.

License Agreements

In order to stream video content to our users, we generally secure intellectual property rights to such content by obtaining licenses from, and paying royalties or other consideration to, rights holders or their agents. Below is a summary of certain provisions relating to our license agreements for music videos, the musical compositions embodied therein, as well as other non-music video content.

Music Video and A/V Recordings License Agreements with Major and Independent Record Labels

We enter into license agreements to obtain rights to stream music videos, including from the Music Labels. These agreements require us to pay royalties and make minimum guaranteed advanced payments, and they include marketing commitments, advertising inventory and financial and data reporting obligations. Rights to A/V recordings granted pursuant to these agreements is expected to account for the vast majority of our music video use for the foreseeable future. Generally, these license agreements have a short duration and are not automatically renewable. The license agreements also allow for the licensor to terminate the agreement in certain circumstances, including, for example, our failure to timely pay sums due within a certain period, our breach of material terms and certain situations involving a “change of control” of Loop. These agreements generally provide that the licensors have the right to audit us for compliance with the terms of these agreements. Further, they contain “most favored nations” provisions, which require that certain material contract terms be at least as favorable as the terms we have agreed to with any other similarly situated licensor. Our current license agreements with the Music Labels for our OOH business have been in effect (or have been renewed) for several years, and the Music Labels have requested a review and update of those licenses. Although the basic outlines of these licenses are standardized by the licensors and we do not anticipate any issue in the timely renewal of these licenses, the updating of such licenses may increase our license costs associated with such rights, including the percentage of revenue attributable to the record labels and our minimum guaranteed payment obligations. A significant majority of our OOH business relies upon these licenses, and if we fail to maintain and renew these licenses our business, operating results, and financial condition could be materially harmed. With respect to our D2C business, the licenses with the Music Labels are similarly standardized, and although we do not anticipate any issue in the timely renewal of these licenses as needed. Any future updates of such licenses similarly may increase our license costs associated with such rights, including the percentage of revenue attributable to the record labels and our minimum guaranteed payment obligations. See “Risk Factors — Risks Related to Our Business — Minimum guarantees and advances required under certain of our license agreements may limit our operating flexibility and may adversely affect our business, operating results, and financial condition.”

Musical Composition License Agreements

Our business model requires that we also obtain two additional types of licenses with respect to musical compositions: mechanical and public performance rights. Mechanical licenses are required to distribute recordings written by someone other than the person or entity conducting the distribution. Such licenses ensure that the music publisher, and ultimately the songwriter, receive compensation for the use of their work. A public performance license is an agreement between a music user and the owner of a copyrighted composition (song) that grants permission to play the song in public, online, or on radio. We have obtained direct licenses for mechanical rights with the three largest publishers, which are respective affiliates of each of the Music Labels, for our OOH and D2C businesses. As a general matter, once music licenses are obtained from the Music Labels, their affiliate publishing companies enter into agreements with respect to the mechanical licenses. If our business does not perform as expected or if the rates are modified to be higher than the proposed rates, our music video content acquisition costs could increase, which could negatively impact our business, operating results, and financial condition, hinder our ability to provide interactive features in our services, or cause one or more of our services not to be economically viable due to an increase in content acquisition costs.

In the United States, public performance rights are generally obtained through PROs, which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses and distribute those royalties to music publishers and songwriters. We have obtained public performance licenses from, and pay license fees to, the PROs in the United States: ASCAP, BMI, the SESAC, LLC and Global Music Rights, LLC. These agreements impose music usage reporting obligations on Loop and grant audit rights in favor of the PROs. In addition, these agreements typically have one-to-two-year terms, and some have continuous renewal provisions, with either party able to terminate for convenience within 30 to 60 days prior to the end of the applicable term (or commencement of the subsequent term), and are limited to the territory of the United States and its territories and possessions.

License Agreements with Non-Music Video Content

With respect to non-music content, we obtain distribution rights directly from rights holders. We then negotiate licenses directly with individuals or entities in return for providing such licensors with a share of revenue derived from the licensed content distributed through our services. We are dependent on those who provide the content that appears on our services complying with the terms and conditions of our license agreements. However, we cannot guarantee that rights holders or content providers will comply with their obligations, and such failure to do so may materially impact our business, operating results, and financial condition.

License Agreement Extensions, Renewals, and Expansions

From time to time, our various license agreements described above expire while we negotiate their renewals. In accordance with industry custom and practice, we may enter into brief (for example, month-, week-, or even days-long) extensions of those agreements or provisional licenses and/or continue to operate on an at will basis as if the license agreement had been extended. It is also possible that such agreements will never be renewed at all, which could be material to our business, financial condition and results of operations. License agreements are generally restrictive as to how the licensed content is accessed, displayed and manipulated, as licensors seek to protect the use of their content. We may from time to time seek expansion of our licenses to provide us with greater functionality of our services as it relates to the relevant content. The inability to expand our licenses, or the lack of renewal, or termination, of one or more of our license agreements, or the renewal of a license agreement on less favorable terms, could have a material adverse effect on our business, financial condition, and results of operations. If any of the above were to occur, our ability to provide any particular content that our customers favor or are seeking would be limited, which would result in those customers going elsewhere. See “Risk Factors — Risks Related to Our Business — We depend upon third-party licenses for substantially all of the content we stream and an adverse change to, loss of, or claim that we do not hold any necessary licenses may materially adversely affect our business, operating results, and financial condition.”

Competition

Our competitive market is made up of a variety of small to large companies, depending upon the area that we are competing in.

In the OOH market, we compete with several small, fragmented companies. Our direct competitors include Atmosphere, Stingray, and Rockbot. We believe that the major competitive factors in the OOH marketplace are price, technology, quality music video content and other entertainment content.

In the OTT market, we compete with a significant number of large and small companies to secure our service on OTT devices and, once on the service, we compete for individual viewers of our product. Our competitors include Vevo, Jukin Media, and Stingray. We believe that the major competitive factors in the OTT marketplace are quality content and revenue share splits.

In the consumer application market, we compete with a large number of audio-only companies for music but very few for music videos. Our direct competitors include Xcite and YouTube Music.

Marketing and Sales

Our sales and marketing efforts are primarily focused on reaching our OOH customers. Historically, our sales cycle from first contact with a potential customer to adoption of our services was relatively long and met with varying degrees of success, as the A/V equipment required to run our services was often considered expensive by many of the venues looking to acquire it. Our sales and marketing efforts historically have depended almost entirely on direct marketing by our internal sales representatives, including multiple contacts, onsite demonstrations of our services and potentially on-site installation and technical support, when needed. The introduction of our Loop Player for OOH locations has enabled us to adopt a digital marketing strategy, in addition to our direct marketing.

Following the introduction of our proprietary Loop Player, our sales and marketing strategy for OOH customers has consisted of a bottom-up and top-down approaches. Our bottom-up approach markets our Loop Player and our OOH business through digital marketing to potential business customers for use at their individual venues. The marketing reaches these businesses through the Internet, mobile devices, social media, search engines and other digital channels. Our digital marketing campaign targets businesses in certain industries that are more likely to use our services and become a customer, as determined by our past experience and by analyzing and identifying leads sourced from our online marketing channels. We are able to mail a physical Loop Player to individual businesses that sign up for our services online upon verification of the business venue. We then utilize our team of customer service personnel, digital prompts, including text messages, and promotional rewards to ensure activation of the Loop Player after receipt by the potential customer. For our subscription services, a sales representative will call the potential business customer to better communicate the various subscription services pricing and availability.

Our top-down approach for OOH marketing and sales relies on our internal sales team targeting large, national or regional, franchisee or corporate-owned, businesses, to promote our Loop Player and services in multiple venues controlled by them. We often will obtain a lead for these businesses from individual venues in such business’ network of venue operators and owners. The top-down approach has a longer sales cycle, but often results in a greater reach and distribution of our Loop Player and services, since we are able to enter multiple venues at a single time, once adopted.

Our sales and marketing efforts in our D2C consumer business is more limited and relies on our internal direct marketing and sales team to approach various Smart TV and CTV operators, distributors, and manufacturers. We seek to meet their needs by providing compelling content for their networks and platforms through our Loop App or otherwise.

We also seek to cross-promote our OOH and D2C businesses on each respective platform and believe greater penetration of our OOH business will help drive exposure to the public consumers of our D2C products.

Seasonality

We have seen seasonality in our revenue and business related to advertising sales and the distribution of our Loop Player. This seasonality may not be reflected in our results of operations as we experienced overall growth in revenue in recent quarters and expect to continue to do so, which may obscure underlying seasonal trends. The underlying seasonality, nonetheless, may act to slow our revenue growth in any given period.

Our revenues are largely reliant on digital advertising sales. Revenue associated with such sales is dependent on our ability to fill our ad inventory for our OOH locations using our ad-supported services and the price, or CPMs, at which such inventory can be sold. Advertisers usually manage their budgets on a quarterly basis, which results in lower CPMs at the beginning of a quarter and an increase at the end of a quarter. Similarly, for advertisers that manage budgets monthly, there is often lower CPMs at the beginning of a month. The first quarter of the calendar year ( our second fiscal quarter) is traditionally the least profitable quarter in terms of revenue generation for ad publishers (such as us), as advertisers are holding and planning their budgets for the year and consumers tend to spend less after the winter holiday season. This results in fewer ad demands and lower CPMs. The second quarter of the calendar year, from April to June (our third fiscal quarter), typically experiences increased ad demand and higher CPMs over the first quarter, as advertisers start to spend their budgets in greater amounts. The third quarter of the calendar year, from July to September (our fourth fiscal quarter), typically sees a slight increase in CPMs and ad demands compared to the second quarter, even though consumers spend more time outdoors and less time online in the summer months. The fourth quarter of the calendar year, from October to December (our first fiscal quarter), is typically the most profitable quarter for publishers, as companies want their brands and products to be seen in the run up to the holidays season. This generally results in publishers receiving the highest CPMs and the greatest ad demand for their ad impressions during the fourth quarter. As a result of these market trends for digital advertising we generally expect to receive higher CPMs and greater ad fill rates during the fourth quarter of a calendar year (our first fiscal quarter) and lower CPMs and reduced ad fill rates during the first quarter of a calendar year (our second fiscal quarter). We seek to offset the reduction in CPMs and ad fill rates with increased Loop Player distribution and ad impressions across our ad-supported services.

Our customer acquisition cost is largely influenced by the cost of our digital marketing, as a significant portion of our Loop Player distribution is reliant on OOH locations responding to our on-line advertisements. We see a direct correlation between the number of digital advertisements we run and the growth in our on-line customer acquisitions. The cost of the digital ads we run fluctuates from quarter to quarter and month to month and is generally based upon the overall market CPMs and the market demand for digital ad impressions. We continuously monitor CPMs and ad demand with a view to balancing our desire to grow our distribution of Loop Players and the cost of acquisition associated with such growth. As a result, we generally look to reduce our digital marketing spend during times of peak demand and highest cost of digital advertising and look to increase our digital marketing spend during times of lower demand and lower cost. We also moderate our digital marketing spend during periods where our OOH customers may be less likely to sign up for our ad-supported OOH services (e.g., the winter holiday periods). A reduction in digital advertising spend by us during a particular period could slow our Loop Player distribution growth figures for that period, even as we continue to grow our overall distribution of Loop Players. We look to offset any slowed growth by, among other things, using data and analytics to make our individual digital ads more effective at acquiring customers.

Our Technology and Intellectual Property

We have developed all of our own software, computer code and related items to provide our service and do not materially rely on any third-party providers. Our Loop Player is a proprietary device, designed by us and mostly built in-house. We do rely on third-party partners to provide services such as payment systems and server hosting platforms, all of which are industry-standard support systems, none of which have proprietary information and for which alternative providers can easily be found.

Our intellectual property rights are important to our business. We rely on a combination of patent, copyright, trademark, service mark, trade secret, and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We protect our intellectual property rights in a number of ways including entering into confidentiality and other written agreements with our employees, customers, consultants and partners in an attempt to control access to and distribution of our documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology.

U.S. patent filings are intended to provide the holder with a right to exclude others from making, using, selling or importing in the United States the inventions covered by the claims of granted patents. Our patents, including our pending patents, if granted, may be contested, circumvented, or invalidated. Moreover, the rights that may be granted in those issued and pending patents may not provide us with proprietary protection or competitive advantages, and we may not be able to prevent third parties from infringing those patents. Therefore, the exact benefits of our issued patents and our pending patents, if issued, and the other steps that we have taken to protect our intellectual property cannot be predicted with certainty. See “Risk Factors — Risks Related to Our Intellectual Property — Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.”

Government Regulation

Our business and our devices and platform are subject to numerous domestic and foreign laws and regulations covering a wide variety of subject matters. These include general business regulations and laws, as well as regulations and laws specific to providers of Internet-delivered streaming services and Internet-connected devices. New or modified laws and regulations in these areas may have an adverse effect on our business. The costs of compliance with these laws and regulations are high and are likely to increase in the future. We anticipate that several jurisdictions may, over time, impose greater financial and regulatory obligations on us. If we fail to comply with these laws and regulations, we may be subject to significant liabilities and other penalties. Additionally, compliance with these laws and regulations could, individually or in the aggregate, increase our cost of doing business, impact our competitive position relative to our peers, and otherwise have an adverse impact on our operating results.

Data Protection and Privacy

We are subject to various laws and regulations covering the privacy and protection of users’ data. Because we handle, collect, store, receive, transmit, transfer, and otherwise process certain information, which may include personal information, regarding our users and employees in the ordinary course of business, we are subject to federal, state and foreign laws related to the privacy and protection of such data. These laws and regulations, and their application to our business, are increasingly changing and expanding. Compliance with these laws and regulations, such as the California Consumer Privacy Act could affect our business, and their potential impact is unknown. Any actual or perceived failure to comply with these laws and regulations may result in investigations, claims and proceedings, regulatory fines or penalties, damages for breach of contract, or orders that require us to change our business practices, including the way we process data.

We are also subject to breach notification laws in the jurisdictions in which we operate, and we may be subject to litigation and regulatory enforcement actions as a result of any data breach or other unauthorized access to or acquisition or loss of personal information. Any significant change to applicable laws, regulations, interpretations of laws or regulations, or market practices, regarding the processing of personal data, or regarding the manner in which we seek to comply with applicable laws and regulations, could require us to make modifications to our products, services, policies, procedures, notices, and business practices, including potentially material changes. Such changes could potentially have an adverse impact on our business.

Corporate History & Business Development

We were incorporated in Nevada on May 11, 2015, as Interlink Plus, Inc.

The business we operated prior to February 2020 was sold and is no longer part of our business. The following discussion of the history of the “Loop” business includes our business as operated by Predecessor Loop prior to February 2020 and as operated by us thereafter.

●	2016 – Founding of Loop - Loop was founded in 2016 by Jon Niermann (our Chief Executive Officer), Liam McCallum (our Chief Product and Technical Officer), and Shawn Driscoll (our Head of Investor Relations) with the intention of developing and then delivering a streaming video music service to consumers on their mobile devices.
●	2016 - Loop Acquires 20% of ScreenPlay - In 2016, Loop acquired 20% of the outstanding shares of ScreenPlay, which operated a business-focused computer-based video service providing music video and other content to business venues. ScreenPlay owned a vast short-form video content library that contained over 500,000 videos, including music videos and movie and TV trailers.
●	2019 - Loop Acquires Remaining 80% of ScreenPlay – In 2019, Loop acquired the remaining 80% of outstanding shares of ScreenPlay, and ScreenPlay’s content became the foundation of the Loop business. Loop acquired ScreenPlay to obtain access to and ownership of ScreenPlay’s vast video content, which could then be delivered to Loop’s target retail customers, and to benefit from ScreenPlay’s relationships with the major music label companies whose licenses would be required to provide music video content to such retail customers. We also sought to leverage our technology and innovation to gain greater access to, and expand ScreenPlay’s business with OOH locations, which relied on costly computer hardware, long lead times for customer acquisition and high monthly subscription fees. Since the acquisition of ScreenPlay, we have continued to procure additional content, through acquisitions and licenses, to further grow our video library.
●	February 2020 - Loop Business Becomes Part of a Public Reporting Company — In February 2020, as a result of the Merger with Predecessor Loop, we became an early-stage media company and acquired Predecessor Loop’s video streaming business and the management team of Predecessor Loop became our management team. We subsequently changed our name to “Loop Media, Inc.” and our trading symbol for our shares quoted on the over-the-counter market operated by OTC Markets to “LPTV.”
●	March 2020 - Present - COVID 19 — The spread of COVID-19 around the world beginning in early 2020 adversely affected the United States and global economies and adversely impacted our customer base with the shutdown of most OOH locations in the United States beginning in March 2020 and subsequent limitations on OOH venue capacity in many States later in 2020 and into 2021. The impact of COVID-19 pandemic has adversely impacted our revenue for 2020. We believe, however, that the COVID-19 pandemic has accelerated the consideration by OOH operators of lower cost solutions to providing visual content in their venues.
●	December 2019 – October 2020 - Loop Player — We introduced the Loop Player in 2019 as a subscription service but didn’t experience substantive growth of our OOH business until the fourth quarter of 2020 when we made the Loop Player available for free to OOH locations. Coupled with our on-line marketing campaign and the introduction of our ad-supported service model, we experienced more significant growth in our OOH business starting in late 2020 and into 2021.
●	October 2020 - Spkr, Inc. — In October 2020, we acquired from Spkr, Inc., a Delaware corporation, Spkr’s website and Internet domain name, Spkr.com, a mobile application that Spkr developed, available in the Apple Inc. IOS Store as Spkr: Curated Podcast Radio, and related assets. Spkr is a free audio platform that presents highly curated and editorialized long and short-form content. We believe the Spkr platform will help us further enhance our content and provide the basis for the creation and production of our own proprietary podcast-based video content.
●	November 2020 - Loop Media Studios — In November 2020, we formed, and appointed Andy Schuon as Head of, Loop Media Studios. The formation of Loop Media Studios was intended to set the foundation for strong content expansion we expect will allow our DOOH and consumer platforms scale more efficiently. Loop Media Studios is responsible for all of our content and programming creation and acquisitions for both the OOH and D2C businesses. It is charged with bringing more structure to our content, underpinned by creation, curation, editorial and execution workstreams.
●	December 2020 – Loop Acquires 20% of EON Media — In December 2020, we acquired from Ithaca EMG Holdco LLC, a Delaware limited liability company (“Ithaca”), approximately 20% of the issued and outstanding shares of EON Media. EON Media is headquartered in Singapore and operates at the Asian intersection of music, media, entertainment and brand marketing. EON Media’s operations include syndicated content creation, music publishing, supervision and synchronization, as well as artist agency services. EON Media is also the producer and syndicator of Asia Pop 40, Asia’s first locally produced, multi-language weekly radio chart programs, heard every week in over 100 markets in the Asia-Pacific and the Middle East. EON Media is the first step in our expansion into Asia and we believe it will help us market our services in the region.
●	April 2021 – Loop Acquires Remaining 80% of EON Media — In April 2021, we acquired the remaining outstanding shares of EON Media from Far West Entertainment HK Limited, a company incorporated in Hong Kong, and hired Robert John Graham full time, the founder of EON Media.
●	May 2021 – Loop’s Advertising Revenue Model More Fully Implemented — In May 2021, we completed the first stages of integrating our advertising revenue business model into our operations to allow for greater delivery of programmatic advertising and the sale of our advertising inventory. In May 2021, we also hired Bob Gruters as Chief Revenue Officer to drive our revenue through increased sponsorship of our content, prioritizing programmatic advertising revenue.
●	June 2020 -October 2021 – Leadership Team - Between June 2020 and October 2021, we added a Head of Loop Media Studios, Chief Revenue Officer, General Counsel, Chief Content & Marketing Officer, Head of Music and Controller to our leadership team and two independent members to our Board of Directors. To complement our management team and Board of Directors, we have engaged a group of experienced advisors whom we refer to as our “Advisory Board.” We believe the Advisory Board will further enhance our credibility and provide strategic guidance to our business.

Suppliers

We source our proprietary Loop Player from a third-party manufacturer. We believe the components and raw materials required for our Loop Player are readily available from a variety of sources. We have no long-term contracts or commitments for the supply of Loop Players.

Employees

We employed approximately 49 people as of September 30, 2021, 42 of whom were full-time employees and seven of whom were hourly contract workers. None of our employees are represented by a union in collective bargaining with us. We believe that our employee relations are good.

Properties

Our principal executive offices are located at 700 N. Central Avenue, Suite 430, Glendale, California, and our telephone number is (213) 436-2100. We currently lease approximately 1,976 square feet of office space at this location. The lease term is 43 months, from November 14, 2019, to May 31, 2023.

We also have an office located at 150 Nickerson Street, Suite 305, Seattle, WA 98109. We currently lease approximately 3,776 square feet of office space at this location. The lease term is 60 months, from January 1, 2018, to December 31, 2022.

We believe that our leased facilities are adequate to meet our needs at this time. We do not currently own any real property.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company, threatened against or affecting our Company, or our common stock, in which we believe an adverse decision could have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages, and positions of our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Jon M. Niermann	56	Chief Executive Officer, Chairman & Director
Neil Watanabe	67	Chief Financial Officer
Liam McCallum	41	Chief Product and Technical Officer
Andy Schuon	57	Head of Loop Media Studios
Bob Gruters	53	Chief Revenue Officer
Bruce A. Cassidy	71	Director
Denise M. Penz	53	Director
Sonya Zilka	53	Director

The business address of each of Mr. Cassidy, Ms. Penz, Ms. Zilka, Mr. Niermann, Mr. Watanabe, Mr. McCallum, Mr. Schuon and Mr. Gruters is 700 N. Central Avenue, Suite 430, Glendale, California 91203. The following is a brief biography of each of our executive officers and directors:

Executive Officers

Jon M. Niermann is our Co-Founder and has been Chairman and Chief Executive Officer since May 2016. Mr. Niermann is responsible for guiding the vision and strategy of the Company and leading the management team. Prior to founding Loop Media in 2016, Mr. Niermann founded FarWest Entertainment, a global platform bridging the Asia-Pacific region and the West through multimedia entertainment and strategic partnerships, and served as its Chief Executive Officer and Executive Producer from 2010 to 2015. From 2008 to 2011, Mr. Niermann was a Late Night Talk Show Host for the Fox International Channel’s “Asia Uncut.” He served as President of Electronic Arts Asia from 2003 to 2010, where he helped move the company’s game portfolio into online gaming, and spent fifteen years, from 1988-2003, with The Walt Disney Company, including as Managing Director and President, Asia Pacific, of Walt Disney International from 2001 to 2003. Mr. Niermann holds a Bachelor of Science and Arts in Finance and Marketing from the University of Denver, and an MBA from UCLA’s Anderson School of Management. Mr. Niermann was chosen to serve as a member of our Board of Directors due to his extensive experience in the entertainment industry, as well as the perspective he brings as our Co-Founder and CEO.

Neil Watanabe has served as our Chief Financial Officer since September 2021. He is responsible for overseeing the Company’s financial affairs. Prior to joining the Company, Mr. Watanabe was most recently Principal of Watanabe Associates where he provided senior financial and accounting leadership to various companies, including Value Village Inc. (d.b.a “Savers”) and High Times Holding Corp. From 2015 to 2019, Mr. Watanabe was Chief Financial Officer of CarParts.com, Inc., (NASDAQ: PRTS), a publicly traded American online retailer of automotive parts and accessories for cars, vans, trucks, and sport utility vehicles, which reported over $440 million in net sales in its fiscal year ended January 2021. Mr. Watanabe also served as EVP & Chief Financial Officer of PetSmart Inc.’s (NASDAQ: PETM). Mr. Watanabe also worked in various financial and operational leadership roles at National Stores, Inc., Anna’s Linens, Shoe Pavilion (previously listed on Nasdaq while Mr. Watanabe was employed), and Mac Frugal’ s Bargains – Closeouts Inc. (d.b.a. “Pic N’ Sav”), (previously listed on NYSE while Mr. Watanabe was employed). Mr. Watanabe is currently a board member of the National Corvette Museum and Reality Venture International and received his CPA certification in the State of Illinois. Mr. Watanabe holds a Bachelor of Arts from University of California, Los Angeles and a CPA Certification from University of Illinois at Urbana-Champaign.

Liam McCallum is our Co-Founder and has been Chief Product and Technical Officer since May 2016. He oversees our product strategy, design, and development across mobile, TV and out-of-home, along with our technical operations. Mr. McCallum founded Encoder Farm, a video encoding Software-as-a-Service platform for developers, in 2017, and served as its Chief Executive Officer from 2017 to 2020. He served as an advisor to Motorola Outdoor from 2015 to 2016; he was the Founder and Chief Technology Officer of cloud media company Hive Cloud Ltd from 2014 to 2015 and was a Senior Advisor to FarWest Entertainment from 2010 to 2015. Prior to 2015, Mr. McCallum was the Founder and Chief Executive Officer of QVIVO, a global enterprise cloud media platform backed by SingTel Innov8 from 2010 to 2014, and from 2000 to 2010, was at Electronic Arts, eventually becoming Asia Pacific’s Head of Online Technology.

Andy Schuon has served as the Head of Loop Media Studios since November 2020. He is responsible for all video and audio content, programming creation and acquisitions at Loop for both the B2B and consumer platforms. Prior to joining Loop in 2020, in 2018, Mr. Schuon co-founded Spkr (acquired by Loop in 2020) and served as its Chief Executive Officer, where he conceived and launched a platform to solve discovery and time-related issues with podcasting. Before forming Spkr, in 2011, Mr. Schuon co-founded and was the Founding President of Revolt Media & TV, a music-focused television network.  From 2011 to 2015, Mr. Schuon was Chief Digital Officer and President, Artist Services for LiveNation. He founded the International Music Feed Network for Universal Music Group in 2007 and served as its President and Chief Executive Officer. From 2002 to 2004, Mr. Schuon was President of Programming and Marketing for CBS Radio.  Prior to that, in 2001, he founded and served as the Chief Executive Officer of the Sony Music Group/Universal joint venture PressPlay, the first music subscription service which was subsequently acquired and renamed Napster.  Mr. Schuon was Executive Vice President and General Manager for Warner Bros Records from 1988 to 2000, and from 1992 to 1998, the Executive Vice President of Programming and Production for MTV, the music television cable channel, in the early days of its success. He is currently a member of the boards of directors for Teach for America and CoFoundersLab.

Bob Gruters has served as our Chief Revenue Officer since May 2021. As our Chief Revenue Officer, he is responsible for the monetization of proprietary Loop assets across digital out-of-home, connected television and mobile app activities. Additionally, Mr. Gruters is also responsible for the growth and expansion of our overall revenue and Loop player network. In addition to his role as Chief Revenue Officer at Loop Media, Mr. Gruters also concurrently serves as a strategic advisor for MetaVRSE, a universal interactive web-based platform. Prior to this, from 2018 to 2021, Mr. Gruters was the Chief Revenue Officer of the Digital Trends Media Group, leading all on-platform and off-platform revenue creation initiatives with a high-performing sales and marketing team. Mr. Gruters also held P&L oversight and directed sales function, corporate development, marketing, pricing, and revenue management. From 2014 to 2018, Mr. Gruters served as Facebook's Group Head of Sales Emerging Entertainment & Technology where he led the rapid growth and sustainable development of multiple vertical industries. Mr. Gruters served as EVP Sales & Marketing of REVOLT MEDIA & TV from 2013 to 2014, and spent four years, from 2009-2013, as SVP of Client Development at Univision Communications. From 2005 to 2009, Mr. Gruters served as Vice President of Business Development for MTV Networks' Entertainment Group, which included Comedy Central, CMT, Spike TV, and TV Land. From 2002 to 2005, Mr. Gruters was the Director of Marketing Services for The New Yorker and spent three years as a Media Director of Sony Electronics from 1999 to 2002. Prior to 2002, Mr. Gruters led sales & marketing for JC Decaux's airport advertising division in the US. Mr. Gruters holds a Bachelor of Arts in Communications, Advertising from Rowan University.

Non-Employee Directors

Bruce A. Cassidy is a member of our Board of Directors. He has been a member of our Board of Directors since early 2020. In addition to his role on our Board of Directors, Mr. Cassidy currently serves on the boards for various companies, including as Chairman of the Board of each of Ultimate Gamer, Assisted 4 Living, Inc., and Segmint. He serves as Chairman of the Sarasota Green Group, the Executive Chairman of each of CelebYou LLC and CelebYou Productions, and is on the board of directors of Selinsky Force LLC. He was also the founding investor and served on the board of directors of Ohio Legacy Corp. Previously, Mr. Cassidy was the founder and CEO of Excel Mining Systems from 1991 until its sale in 2007 to Orica Mining Services, and from 2008 to 2009, served as the President and CEO of one of its subsidiaries, Minora North & South Americas. He is currently the President of The Concession Golf Club in Sarasota, Florida. Mr. Cassidy was chosen to serve as a member of our Board of Directors due to his extensive leadership and business experience in the entertainment and media industry and as a CEO of a large company, as well as his service on other boards of directors.

Denise M. Penz is a member of our Board of Directors. She has been a member of our Board of Directors since October 2021. In addition to her role on our Board of Directors, Ms. Penz concurrently serves as the President and Chief Executive Officer of The Preferred Legacy Trust Company, a state-chartered trust company which Ms. Penz also founded. Ms. Penz served as Founder, Executive Vice President, Chief Operating Officer and Wealth Manager of Premier Bank & Trust / Ohio Legacy Corp for nine years from 2010 to 2019. In this role, Ms. Penz was responsible for four major sales divisions in retail banking, mortgage banking, private banking, and wealth services (including trust and investments). From 2008 to 2010, Ms. Penz founded Excel Financial / Excel Bancorp and led a group of private equity investors to create a community bank and trust company. Lastly, Ms. Penz was the Senior Vice President & Trust and Investment Services Director of the Belmont National Bank / Sky Bank / Huntington Bank from 1996 to 2008, where she managed the trust and investment departments, developed strategic planning initiatives and was directly responsible to the CEO and Board of Directors. Ms. Penz holds a Bachelor’s of Science in Management and Accounting from West Liberty State College, and an MBA from Wheeling Jesuit University. Ms. Penz was chosen to serve as a member of our Board of Directors due to her considerable leadership experience in the financial sector along with proven success in raising capital, strategic planning and organizational growth.

Sonya Zilka is a member of our Board of Directors. She has been a member of our Board of Directors since October 2021. In addition to her role on our Board of Directors, Ms. Zilka currently serves as the President & Chair of The Beyond Benefits Life Sciences Board of Trustees, a position she has held since 2020. Furthermore, since 2019, Ms. Zilka has served as the Senior Vice President of Human Resources at Chan Zuckerberg Biohub where she leads HR functions and spearheads internal communications. From 2013 through 2015, and again in 2018, Ms. Zilka was an Executive Coach and Organizational Development/Human Resource consultant at ZHR Consulting, a firm specializing in independent organizational development and human capital consulting. From 2013 to 2015, and again in 2018, Ms. Zilka served as Vice President of Human Resources at Actelion Pharmaceuticals, where she led human resources, corporate communications and facilities for the United States. Ms. Zilka holds a Bachelor of Science in Psychology from Washington State University, and a Master’s Degree in Organizational Psychology from Columbia University. Ms. Zilka was chosen to serve as a member of our Board of Directors for her proven leadership and extensive experience in human capital consulting and human resources.

Family Relationships

There are no family relationships among our directors or executive officers.

Director Independence

We intend to list our common stock on the Nasdaq Capital Markets in connection with this offering. Under the listing requirements and rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors within 12 months after listing. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has determined that Mr. Cassidy, Ms. Penz, and Ms. Zilka are “independent directors” as such term is defined by Nasdaq Rule 5605(a)(2).

We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors has determined that Ms. Penz is an “audit committee financial expert,” as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq rule and the independence standards of Rule 10A-3 of the Exchange Act. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.

Board Leadership Structure and Role in Risk Oversight

The Chief Executive Officer and Chairman of the Board positions are both held by Mr. Niermann. Periodically, our Board of Directors assesses these roles and the Board of Directors leadership structure to ensure the interests of our Company and our stockholders are best served. Our Board of Directors has determined that its current leadership structure is appropriate. Mr. Niermann, as one of our founders and as our chief executive officer and Chairman, has extensive knowledge of all aspects of Loop, our business and risks.

While management is responsible for assessing and managing risks to Loop, our Board of Directors is responsible for overseeing management’s efforts to assess and manage risk. This oversight is conducted primarily by our full Board of Directors, which has responsibility for general oversight of risks, and standing committees of our Board of Directors. Our Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. Our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board of Directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees operates under a charter that has been approved by our Board of Directors, which is available on our website.

Audit Committee.  Our Audit Committee consists of Denise Penz, Sonya Zilka, and Bruce Cassidy, with Denise Penz serving as the Chair of the Audit Committee. Our Board of Directors has determined that the directors that serve on our Audit Committee are independent within the meaning of the Nasdaq Listing rules and Rule 10A-3 under the Exchange Act. In addition, our Board of Directors has determined that Denise Penz qualifies as an “audit committee financial expert” within the meaning of SEC regulations and the Nasdaq rules.

The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the board of directors any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties.

Compensation Committee.  Our Compensation Committee consists of Denise Penz and Sonya Zilka, with Sonya Zilka serving as the Chairman of the Compensation Committee. Our Board of Directors has determined that the directors that serve on our Compensation Committee are independent under the listing standards, are “non-employee directors” as defined in rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee provides advice and makes recommendations to the Board of Directors in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our President, Chief Executive Officer, and other officers and makes recommendations in that regard to the Board of Directors as a whole.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee consists of Denise Penz and Bruce Cassidy, with Bruce Cassidy serving as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee nominates individuals to be elected to the Board of Directors by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our Amended and Restated Bylaws (the “Bylaws”) and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the Nasdaq rules.

Board Composition

Our Board currently consists of four members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

EXECUTIVE COMPENSATION

Executive and Director Compensation

All decisions regarding compensation for our executive officers and executive compensation programs are reviewed, discussed and approved by the Compensation Committee. Prior to the establishment of the Compensation Committee in December 2021, decisions regarding executive compensation were made by the full Board.  All compensation decisions are determined following a detailed review and assessment of the executive’s leadership and operational performance and contributions to our success; any significant changes in role or responsibility; our financial resources, results of operations and financial projections; the nature, scope and level of the executive’s responsibilities; and internal equity of pay relationships.

The Compensation Committee determines each element of compensation for our CEO. When making determinations about each element of compensation for our other executive officers, the Compensation Committee also considers recommendations from our CEO. Additionally, at the Compensation Committee’s request, our executive officers may assess the design of, and make recommendations related to, our compensation and benefit programs, including recommendations related to the performance measures used in our incentive programs. The Compensation Committee is under no obligation to implement these recommendations.

We have not, to date, engaged any outside compensation consultants to provide advice on compensation matters.

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our Chief Executive Officer (“Principal Executive Officer”) and our two most highly compensated executive officers other than the Principal Executive Officer (collectively, the “Named Executive Officers”) during fiscal years ended September 30, 2021, and 2020.

Name & Principal Position	Fiscal Year End	Salary ($)		Bonus ($)	Option Awards ($) (1)	Total ($)
Jon M. Niermann Chief Executive Officer, Chairman & Director	2021 2020	476,990 268,700	(2)	— —	2,625,000 —	3,101,990 268,700

Liam McCallum Chief Product and Technical Officer	2021 2020	216,875 111,750		— —	1,050,000 —	1,266,875 111,750

Andy Schuon (3) Head of Loop Media Studios	2021 2020	261,050 —		28,660 —	6,621,333 —	6,911,043 —
(1)	The fair value of stock options is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model. We use the simplified method to estimate the expected term of options due to insufficient history and high turnover in the past. Further information regarding assumptions made in calculating the grant date fair value of options can be found in “Note 16 – Stock Options and Warrants” to our financial statements included in this prospectus.
(2)	Includes $151,323 in unpaid and accrued salary and expenses from previous fiscal years in which Mr. Niermann was not paid for his service.
(3)	Mr. Schuon became Head of Loop Media Studios on October 12, 2020.

As of the fiscal year ended September 30, 2021, we had no plans in place and had never maintained any plans that provided for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Employment Agreements

Jon Niermann – Employment Agreement

We entered into an employment agreement with Jon Niermann, the Chief Executive Officer (the “CEO Employment Agreement”), effective as of March 1, 2021. Pursuant to the CEO Employment Agreement, the term of employment is three (3) years, renewable every three (3) years, unless terminated. Mr. Niermann is entitled to receive an annual base salary of $350,000 as well as discretionary bonuses as may be awarded from time to time by the Compensation Committee of the Board, if one exists, or by our Board, and he is entitled to an up-list bonus of $350,000 upon the listing of our common stock on a national securities exchange. Mr. Niermann is eligible to participate in all benefit plans that we offer to our executive officers, including any incentive compensation plans.

The CEO Employment Agreement terminates upon death or disability and may be terminated by us with or without cause, and by Mr. Niermann with or without good reason (all as defined in the CEO Employment Agreement). If the CEO Employment Agreement is terminated upon the death or disability of Mr. Niermann, he will receive unpaid and accrued base salary through date of termination, unpaid and accrued bonus, and payment of pro rata portion of yearly bonus (if any). In addition, upon termination for disability, Mr. Niermann will receive twelve (12) months’ severance.

If we terminate Mr. Niermann for cause or Mr. Niermann resigns without good reason, Mr. Niermann will receive only unpaid and accrued base salary through the date of termination and any unpaid and accrued bonus. Should Mr. Niermann be terminated without cause or resign with good reason, Mr. Niermann is entitled to receive unpaid and accrued base salary and unpaid and accrued bonus through the date of termination, payment of the pro rata portion of yearly bonus of at least one year’s base salary, a lump sum payment of twenty-four (24) months’ salary, payment of his base salary for the remaining term of the CEO Employment Agreement or a period of twelve (12) months, whichever is longer, and full vesting of all stock grants.

If at any time during the term of the CEO Employment Agreement Mr. Niermann’s employment is terminated after a “Change in Control” (as defined in the CEO Employment Agreement), compensation is similar to that in a termination without cause or resignation for good reason. In addition, Mr. Niermann will be entitled to receive a lump sum payment equal to the sum of (i) ten (10) times his base salary, bonuses, and the value of certain annual fringe benefits specified in the CEO Employment Agreement for the year in which Mr. Niermann’s term of employment terminates, and (ii) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of his employment.

Mr. Niermann’s right to receive any severance benefit under the CEO Employment Agreement is subject to the execution and delivery to us of a general release of claims in substantially the form attached to the CEO Employment Agreement.

The CEO Employment Agreement contains customary non-compete, non-solicitation, and other restrictive covenants to which Mr. Niermann is subject during the term of his employment and for a 12-month period following termination for cause or resignation without good reason.

Liam McCallum – Employment Agreement

We entered into an employment agreement with Liam McCallum, the Chief Product and Technical Officer (the “CPTO Employment Agreement”), which is effective as of April 1, 2021. Pursuant to the CPTO Employment Agreement, the term of employment is three (3) years, renewable every three (3) years, unless terminated. Mr. McCallum is entitled to receive an annual base salary of $275,000 as well as discretionary bonuses as may be awarded from time to time by the Compensation Committee of the Board, if one exists, or by our Board, and he is entitled to an up-list bonus of $250,000 upon the listing of our common stock on a national securities exchange. Mr. McCallum is eligible to participate in all benefit plans that we offer to our executive officers, including any incentive compensation plans.

The CPTO Employment Agreement terminates upon death or disability and may be terminated by us with or without cause, and by Mr. McCallum with or without good reason (all as defined in the CPTO Employment Agreement). If the CPTO Employment Agreement is terminated upon the death or disability of Mr. McCallum, he will receive unpaid and accrued base salary through date of termination, unpaid and accrued bonus, and payment of pro rata portion of yearly bonus (if any). In addition, upon termination for disability, Mr. McCallum will receive six (6) months’ severance.

If we terminate Mr. McCallum for cause or Mr. McCallum resigns without good reason, Mr. McCallum will receive only unpaid and accrued base salary through the date of termination and any unpaid and accrued bonus. Should Mr. McCallum be terminated without cause or resign with good reason, Mr. McCallum is entitled to receive unpaid and accrued base salary and unpaid and accrued bonus through termination of the CPTO Employment Agreement, payment of the pro rata portion of yearly bonus, a lump sum payment of six (6) months’ salary, and full vesting of all stock grants.

In addition, if at any time during the term of the CPTO Employment Agreement Mr. McCallum’s employment is terminated after a “Change in Control” (as defined in the CPTO Employment Agreement), compensation is similar to that in a termination without cause or resignation for good reason. In addition, Mr. McCallum will be entitled to receive a lump sum payment equal to the sum of: (i) two (2) times his base salary, bonuses, and the value of certain annual fringe benefits specified in the CPTO Employment Agreement for the year in which Mr. McCallum’s term of employment terminates, and (ii) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of his employment.

Mr. McCallum’s right to receive any severance benefit under the CPTO Employment Agreement is subject to the execution and delivery to us of a general release of claims in substantially the form attached to the CPTO Employment Agreement.

The CPTO Employment Agreement contains customary non-compete, non-solicitation, and other restrictive covenants to which Mr. McCallum is subject during the term of his employment and for a 12-month period following termination for cause or resignation without good reason.

Andy Schuon – Employment Agreement

We entered into an employment agreement with Andy Schuon, Head of Loop Media Studios (the “HLMS Employment Agreement”), which is effective as of April 1, 2021. Pursuant to the HLMS Employment Agreement, the term of employment is three (3) years, renewable every three (3) years, unless terminated. Mr. Schuon is entitled to receive an annual base salary of $276,000 as well as discretionary bonuses as may be awarded from time to time by the Compensation Committee of the Board, if one exists, or by our Board, and he is entitled to an up-list bonus of $250,000 upon the listing of our common stock on a national securities exchange. Mr. Schuon is eligible to participate in all benefit plans that we offer to our executive officers, including any incentive compensation plans.

The HLMS Employment Agreement terminates upon death or disability and may be terminated by us with or without cause, and by Mr. Schuon with or without good reason (all as defined in the HLMS Employment Agreement). If the HLMS Employment Agreement is terminated upon the death or disability of Mr. Schuon, he will receive unpaid and accrued base salary through date of termination, unpaid and accrued bonus, and payment of pro rata portion of yearly bonus (if any). In addition, upon termination for disability, Mr. Schuon will receive six (6) months’ severance.

If we terminate Mr. Schuon for cause or Mr. Schuon resigns without good reason, Mr. Schuon will receive only unpaid and accrued base salary through the date of termination and any unpaid and accrued bonus. Should Mr. Schuon be terminated without cause or resign with good reason, Mr. Schuon is entitled to receive unpaid and accrued base salary and unpaid and accrued bonus through termination, payment of the pro rata portion of yearly bonus, a lump sum payment of six (6) months’ salary, and full vesting of all stock grants.

In addition, if at any time during the term of the HLMS Employment Agreement Mr. Schuon’s employment is terminated after a “Change in Control” (as defined in the HLMS Employment Agreement), compensation is similar to that in a termination without cause or resignation for good reason. In addition, Mr. Schuon will be entitled to receive a lump sum payment equal to the sum of: (i) two (2) times his base salary, bonuses, and the value of certain annual fringe benefits specified in the HLMS Employment Agreement for the year in which Mr. Schuon’s term of employment terminates, and (ii) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of his employment.

Mr. Schuon’s right to receive any severance benefit under the HLMS Employment Agreement is subject to the execution and delivery to us of a general release of claims in substantially the form attached to the HLMS Employment Agreement.

The HLMS Employment Agreement contains customary non-compete, non-solicitation, and other restrictive covenants to which Mr. Schuon is subject during the term of his employment and for a 12-month period following termination for cause or resignation without good reason.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers and our directors as of September 30, 2021:

Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Jon M. Niermann	1,250,000 (1)	1.10	November 10, 2030
Liam McCallum	2,006,751 (2)	0.66	October 31, 2028
	500,000 (3)	1.10	November 10, 2030
Andy Schuon	3,000,000 (4)	1.10	November 10, 2030
	133,333 (5)	0.57	March 1, 2031
(1)	Of Mr. Niermann’s options, 468,750 options vested as of September 30, 2021.
(2)	Mr. McCallum’s 2,006,751 options fully vested and became exercisable on October 31, 2018, the date the award was granted.
(3)	Of Mr. McCallum’s 500,000 options, 187,500 options vested as of September 30, 2021.
(4)	Of Mr. Schuon’s 3,000,000 options, 1,125,000 vested as of September 30, 2021.
(5)	Mr. Schuon’s 133,333 options fully vested on March 1, 2021, the date the award was granted.

Director Compensation

At the time of this filing, directors receive no cash remuneration for their services as directors, nor do we reimburse directors for expenses incurred in their service to the Board.

We have adopted a compensation policy pursuant to which our Board members shall automatically be granted options to purchase shares of our common stock upon joining the Board. The maximum number of shares of common stock granted during a single fiscal year to any director, together with any cash fees paid to such director during the fiscal year shall not exceed a total value of $50,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes). These stock options shall have a term of ten years and shall have an exercise price equal to 100% of the fair market value of a share of common stock on the date of grant. All options to be granted under this policy will be granted pursuant to 2020 Equity Incentive Plan, including vesting periods, which may vary and are determined by the Board or a committee of the Board. See “Executive Compensation – The Loop Media, Inc. Amended and Restated 2020 Equity Incentive Compensation Plan.”

Securities Authorized for Issuance Under Equity Compensation Plans

According to the terms of our 2020 Equity Incentive Plan, 14,600,000 shares of common stock were originally authorized for awards to be made under the 2020 Equity Incentive Plan. As of September 30, 2021, there were 2,578,951 shares remaining available for awards under the 2020 Equity Incentive Plan.

Options granted in the future under the 2020 Equity Incentive Plan are within the discretion of our Board of Directors. The following table summarizes the number of shares of our common stock authorized for issuance under our equity compensation plans as of September 30, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders (1)	17,833,356	$1.04	2,578,951 (2)

Equity compensation plans not approved by security holders	—	$—

Total	17,833,356	$1.04	2,578,951
(1)	Of this total, 5,812,307 awards were granted under the Loop Media, Inc. Amended and Restated 2016 Equity Incentive Plan, which was adopted by the Board and approved by stockholders on June 7, 2016, and amended and restated by the Board and approved by stockholders October 4, 2016. No further awards of any type available under this plan may be granted. See “Executive Compensation – The Loop Media, Inc. Amended and Restated 2016 Equity Incentive Plan.”
(2)	All securities remaining available for future issuance will be made in accordance with the 2020 Equity Incentive Plan, which was ratified by the holders of a majority of our outstanding voting stock (the “Majority Stockholders”) pursuant to the Majority Written Consent of Stockholders in Lieu of Annual Meeting dated April 27, 2021 (the “April 2021 Written Consent”).

The Loop Media, Inc. Amended and Restated 2020 Equity Incentive Compensation Plan

Our Board and management believe that the effective use of stock-based long-term incentive compensation is vital to our ability to achieve strong performance in the future. The 2020 Equity Incentive Plan was adopted by the Board on June 15, 2020, amended by the Board on November 10, 2020, and further amended and restated on April 27, 2021, to set the total number of shares of common stock of the Company available under the 2020 Equity Incentive Plan at 14,600,000. On April 27, 2021, pursuant to the April 2021 Written Consent, the Majority Stockholders ratified the 2020 Equity Incentive Plan.

Summary of the 2020 Equity Incentive Plan

The following is a summary of the material features of the 2020 Equity Incentive Plan and is qualified in its entirety by reference to the full text of the 2020 Equity Incentive Plan. Capitalized terms used in this summary and not otherwise defined shall have the meaning set forth in the 2020 Equity Incentive Plan.

The 2020 Equity Incentive Plan is intended as an incentive to enable us to (a) attract and retain the types of employees, consultants and directors who will contribute to our long-range success; (b) provide incentives that align the interests of employees, consultants, and directors with those of our stockholders; and (c) promote the success of our business. Awards that may be granted under the 2020 Equity Incentive Plan include: (a) Incentive Stock Options; (b) Non-qualified Stock Options (Incentive Stock Options and Non-qualified Stock Options together referred to as “Options”); (c) Stock Appreciation Rights; (d) Restricted Awards; (e) Performance Share Awards; (f) Cash Awards; and (g) Other Equity-Based Awards (all as defined in the 2020 Equity Incentive Plan, and collectively, “Awards”). As of the date of this prospectus, we have issued only Non-qualified Stock Options under the 2020 Equity Incentive Plan.

The 2020 Equity Incentive Plan allows a total share reserve of no more than 14,600,000 shares of common stock for the grant of Awards. The 2020 Equity Incentive Plan further provides that no more than 10,000,000 of such shares of common stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options. The 2020 Equity Incentive Plan is administered by a committee appointed by the Board, or in the Board’s sole discretion, by the Board. Awards are granted by the Board based upon the recommendations of the committee, if the 2020 Equity Incentive Plan is at that time administered by a committee.

Awards may be granted to our employees, consultants and directors and such other individuals designated by the committee who are reasonably expected to become employees, consultants, and directors after the receipt of Awards. Incentive Stock Options may be granted only to our employees, while Awards other than Incentive Stock Options may be granted to our employees, consultants, and directors. As of September 30, 2021, there were four directors and approximately 60 employees and consultants who would be eligible for grants under the 2020 Equity Incentive Plan.

An award of Incentive Stock Options grants the Optionholder the right to purchase a certain number of shares of common stock during a specified term in the future, after a vesting period and/or specific performance conditions, at an exercise price equal to at least 100% of the fair market value (as defined below) of the common stock on the grant date. Such options expire ten years after the grant date. In addition, to the extent that the aggregate fair market value (determined at the time of grant) of common stock with respect to which Incentive Stock Options are exercisable for the first time by any option holder during any calendar year exceeds $100,000, the options or portions thereof which exceed such limit shall be treated as Non-qualified Stock Options. The exercise price for Incentive Stock Options granted to any stockholder who is designated to be a “Ten Percent Shareholder” under the 2020 Equity Incentive Plan shall be at least 110% of the fair market value of the common stock on the date of the grant and such options expire five years after the grant date.

If the common stock is listed on any established stock exchange or a national market system, or is the subject of broker-dealer quotes on an SEC-registered Alternative Trading System, the “fair market value” shall be the closing price of a share of common stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported by such exchange or system. In the absence of an established market for the common stock, the “fair market value” shall be determined in good faith by the committee and such determination shall be conclusive and binding on all persons.

Incentive Stock Options are not transferable (except as specifically provided in the 2020 Equity Incentive Plan in the event of the death of the option holder) and may, during his or her lifetime, only be exercised by the option holder. Non-qualified Stock Options may, in the sole discretion of the committee, be transferable.

The 2020 Equity Incentive Plan does not provide for any specific vesting periods. The committee may, at the time of grant of an Option, determine when that Option will become exercisable and any applicable vesting periods, and may determine that that Option will be exercisable in installments. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the committee may deem appropriate. The vesting provisions of individual Options may vary.

Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the committee, in the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of: (a) the date three months following the termination of the Optionholder's Continuous Service; or (b) the expiration of the term of the Option as set forth in the Award Agreement. Notwithstanding anything to the contrary contained in the 2020 Equity Incentive Plan, if the termination of Continuous Service is by us for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

In accordance with the 2020 Equity Incentive Plan, all of an Optionholder’s Options will immediately fully vest on the date of a Change in Control event (as defined in the 2020 Equity Incentive Plan), subject to the terms of any employment agreement or other contractual arrangement between us and the Optionholder.

Notwithstanding any other provisions in the 2020 Equity Incentive Plan, we may cancel any Award, require reimbursement of any Award by a participant, and effect any other right of recoupment of equity or other compensation provided under the 2020 Equity Incentive Plan in accordance with any Company policies that may be adopted and/or modified from time to time (the

"Clawback Policy"). In addition, a participant may be required to repay to us previously paid compensation, whether provided pursuant to the 2020 Equity Incentive Plan or an Award agreement, in accordance with the Clawback Policy.

The Board, at any time, may amend or terminate the 2020 Equity Incentive Plan as it shall deem advisable; provided, however, no amendment shall be effective unless approved by our stockholders to the extent stockholder approval is required by applicable law, regulation, or stock exchange rule. It is expressly contemplated in the 2020 Equity Incentive Plan that the Board may amend the 2020 Equity Incentive Plan in any respect the Board deems necessary or advisable to provide eligible employees, consultants and directors with the maximum benefits provided or to be provided under the provisions of the Internal Revenue Code of 1986 and the regulations promulgated thereunder (the “Code”) relating to Incentive Stock Options or to the non-qualified deferred compensation provisions of Section 409A of the Code and/or to bring the 2020 Equity Incentive Plan and/or Awards granted under it into compliance therewith.

The committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless: (a) we request the consent of the participant; and (b) the participant consents in writing.

The 2020 Equity Incentive Plan became effective as of June 15, 2020 (the “Effective Date”). The terms of the 2020 Equity Incentive Plan provide that no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until the 2020 Equity Incentive Plan has been approved by our stockholders, which approval was obtained on April 27, 2021, by the Majority Stockholders pursuant to the April 2021 Written Consent. The 2020 Equity Incentive Plan shall terminate automatically ten years from the Effective Date. No Award shall be granted pursuant to the 2020 Equity Incentive Plan after such date, but Awards theretofore granted may extend beyond that date. No Awards may be granted under the 2020 Equity Incentive Plan while it is suspended or after it is terminated.

Of the total 14,600,000 shares of common stock originally reserved for awards under the 2020 Equity Incentive Plan, as of November 30, 2021, 1,667,751 shares of common stock remain reserved for future awards.

The Loop Media, Inc. Amended and Restated 2016 Equity Incentive Plan

Prior to us adopting the 2020 Equity Incentive Plan, we issued awards under the Loop Media, Inc. Amended and Restated 2016 Equity Incentive Plan, which was adopted by the Board and approved by stockholders June 7, 2016, and amended and restated by the Board and stockholders October 4, 2016 (the “2016 Stock Option Plan”). The total number of shares reserved and available for grant under the 2016 Stock Option Plan was 10,000,000 shares of common stock.

At the time of the Merger with Predecessor Loop, Predecessor Loop stockholders received one newly issued share of our common stock in exchange for each share of Predecessor Loop common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview and Corporate History.” According to the Merger Agreement, each option to purchase shares of Predecessor Loop common stock pursuant to the 2016 Stock Option Plan that was outstanding immediately prior to the time that the Merger took effect ceased to be outstanding and was converted into and exchanged for an option to purchase an equivalent number of shares of our common stock pursuant to the terms of the 2016 Stock Option Plan, which was assumed by us.

As a result of the Merger, no further awards of any type available under the 2016 Stock Option Plan may be granted. As of November 30, 2021, there were outstanding options exercisable for an aggregate of 5,812,307 shares of common stock pursuant to the 2016 Stock Option Plan.

PRINCIPAL STOCKHOLDERS

As of November 30, 2021, there were 133,470,141 shares of common stock outstanding and 200,000 shares of Series B Preferred Stock outstanding.

The following table sets forth, as of the date of this prospectus, ownership of our voting securities that are beneficially owned by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;
●	each of our Named Executive Officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

Information relating to beneficial ownership of the voting securities by our principal stockholders and management is based upon each person’s information using “beneficial ownership” concepts under the SEC rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. For purposes of computing the number and percentage of shares beneficially owned by a security holder, any shares which such person has the right to acquire within 60 days of November 30, 2021, are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other security holder.

The columns under the heading “Pro Forma Amount of Beneficial Ownership of Common Stock” are calculated giving effect to (i) the conversion of all of the 2022 Notes, simultaneously with the closing of this offering, into an aggregate of 1,617,648 shares, based on the outstanding principal and interest of $3,105,884 as of November 30, 2021, and an assumed conversion price of $1.92 per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on November 30, 2021); (ii) the conversion of all of the outstanding Series B Preferred Stock, simultaneously with the closing of this offering, into an aggregate of 20,000,000 shares of common stock, based on the 100-to -1 conversion rate and 200,000 shares of Series B Preferred Stock outstanding as of November 30, 2021; and (iii) the automatic cashless exercise of the Automatic Warrants to purchase an aggregate of 5,850,709 shares of common stock as of November 30, 2021, having a weighted average exercise price of $0.69, simultaneously with the closing of this offering, pursuant to the terms thereof into an aggregate of 4,171,498 shares of common stock, based on an assumed public offering price in this offering of $2.40 (the last reported sale price of our common stock on the Pink Open Market on November 30, 2021) and assuming none of the Automatic Warrants are exercised prior to the closing of this offering (items (i) through (iii) above, the “Pro Forma Events”), resulting in 159,259,287 shares of common stock outstanding and no shares of Series B Preferred Stock outstanding, pro forma, as of November 30, 2021.

The last two columns below show the post-offering expected amount of beneficial ownership of common stock and are calculated giving effect to (i) our sale of  shares of common stock in this offering at an assumed public offering price of $ per share (the last reported sale price of our common stock on the Pink Open Market on , 2022) and (ii) the Pro Forma Events.

Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted

below, ownership consists of sole ownership, voting and investment rights, and the address for each stockholder listed is c/o Loop Media, Inc., 700 N. Central Ave., Suite 430, Glendale, CA 91203.

	Amount of Beneficial Ownership of Common Stock		Pro Forma Amount of Beneficial Ownership of Common Stock		Post-Offering Amount of Beneficial Ownership of Common Stock

Name and Address of Beneficial Holder	Number of Shares Owned	Percent of Class	Number of Shares Owned	Percent of Class	Number of Shares Owned	Percent of Class
5% Stockholders
Dreamcatcher, LLC (1) 1879 Hazelton Drive Germantown, TN 38138	14,656,545	10.7%	14,656,545	9.1%
Running Wind, LLC (2) 1879 Hazelton Drive Germantown, TN 38138	14,656,545	10.7%	14,656,545	9.1%
Jeremy Boczulak (3) 1345 Sweetwater Drive Brentwood, TN 37027	11,756,406	8.4%	11,756,406	7.1%
Named Executive Officers and Directors
Jon Niermann Chief Executive Officer, Chairman & Director (4)	20,000,000	15%	20,000,000	12.6%
Liam McCallum Chief Product and Technical Officer (5)	6,006,751	4.4%	6,006,751	3.7%
Andy Schuon Head of Loop Media Studios(6)	104,700	*	104,700	*
Bruce A. Cassidy Director (7)(8)	31,138,822	19.8%	31,500,830	17.0%
Denise A. Penz Director	130,000	*	130,000	*
Sonya Zilka Director	—	*		*
Executive Officers and Directors as a Group	57,380,273	36.0%	57,742,281	30.9%

*     Indicates less than 1% of class.

(1)	Dreamcatcher, LLC’s beneficial ownership includes (i) 10,768,695 shares of common stock, (ii) 1,775,354 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2021, and (iii) 2,112,496 shares of common stock underlying the 2023 Notes convertible into shares of common stock within 60 days of November 30, 2021, based on the outstanding principal and interest of $1,267,498 as of November 30, 2021, and the conversion price of $0.60 per share.
(2)	Running Wind, LLC’s beneficial ownership includes (i) 10,768,695 shares of common stock, (ii) 1,775,354 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2021, and (iii) 2,112,496 shares of common stock underlying the 2023 Notes convertible into shares of common stock within 60 days of November 30, 2021, based on the outstanding principal and interest of $1,267,498 as of November 30, 2021, and the conversion price of $0.60 per share.
(3)	Mr. Boczulak’s beneficial ownership includes (A) 2,767,389 shares of common stock held in his name; (B) (i) 1,231,846 shares of common stock and (ii) 5,453,512 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2021, held by Sake TN, LLC, of which Mr. Boczulak is the sole owner and Manager; and (C) (i) 1,503,711 shares of common stock and (ii) 799,948 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2021, held by Sunnybrook Investment LLC, of which Mr. Boczulak is the sole owner and Manager.

(4)	Mr. Niermann’s beneficial ownership represents the common stock held by Pioneer Productions, 420 8th Street, Huntington Beach, CA 92648, of which Mr. Niermann is the Sole Member.
(5)	Mr. McCallum’s beneficial ownership includes (i) 4,000,000 shares of common stock held by 500 Limited, 13D Tak Lee Commercial Bldg., 113-117 Wanchai Road, Wanchai, Hong Kong, of which Mr. McCallum is the Owner and Chief Executive Officer, and (ii) 2,006,751 shares of common stock underlying options exercisable within 60 days of November 30, 2021.
(6)	Mr. Schuon’s beneficial ownership represents the shares of common stock held by the Schuon 2014 Trust, of which Mr. Schuon is the Trustee.
(7)	Mr. Cassidy’s beneficial ownership includes (A) (i) 967,982 shares of common stock; (ii) 200,000 shares of Series B Preferred Stock, convertible into 20,000,000 shares of common stock; (iii) 68,182 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2021; and (iv) 301,000 shares of common stock underlying the 2022 Notes convertible into shares of common stock within 60 days of November 30, 2021, based on the outstanding principal and interest of $801,941 as of November 30, 2021, and the conversion price of $2.66 per share, held by The Bruce A. Cassidy 2013 Irrevocable Trust dated June 18, 2013, an Ohio Legacy Trust, of which Mr. Cassidy is the Grantor; (B) (i) 6,036,637 shares of common stock, (ii) 465,455 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2021; and (iii) 632,899 shares of common stock underlying the 2022 Notes convertible into shares of common stock within 60 days of November 30, 2021, based on the outstanding principal and interest of $1,686,204 as of November 30, 2021, and the conversion price of $2.66 per share, held by the Excel Family Partnership LLLP, of which Mr. Cassidy is the Manager; and (C) 2,666,667 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2021, held by Eagle Investment Group, LLC, of which Mr. Cassidy is the Manager.
(8)	The 2022 Notes held by The Bruce A. Cassidy 2013 Irrevocable Trust dated June 18, 2013, an Ohio Legacy Trust, and the Excel Family Partnership, LLLP, which comprise the majority of the 2022 Notes, will be converted into shares of common stock as part of the offering at a per share price which is 20% below the price at which a share of common stock is sold in this offering. The Bruce A. Cassidy 2013 Irrevocable Trust also holds 200,000 shares of Series B Preferred Stock, which will be converted in connection with this offering into 20,000,000 shares of common stock, in accordance with the terms of the Series B Preferred Stock. Holders of Series B Preferred Stock are entitled to 100 non-cumulative votes per share on all matters submitted to a vote by stockholders of our common stock, including the election of directors and all other matters as required by law, and each share of Series B Preferred Stock has a liquidation preference of $1.50 per share, is entitled to 100 votes per share and is convertible at any time at the discretion of the holder thereof into 100 shares of our common stock. As a result, 200,000 shares of outstanding Series B Preferred Stock represent 20,000,000 votes on all matters submitted to a vote of stockholders.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related Party Transactions

SEC rules require us to disclose any transaction since the beginning of our last fiscal year and for the two fiscal years preceding our last fiscal year, or any currently proposed transaction, in which we are a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

The Merger

In connection with the Merger with Predecessor Loop, the Company entered into a Restricted Stock Purchase Agreement dated February 5, 2020, with an entity controlled by Bruce Cassidy, a member of our current board of directors, for the sale and issuance of 200,000 shares of Series B Preferred Stock, which was newly established by the Company.

In consideration for the issuance of the Series B Preferred Stock to the entity controlled by Mr. Cassidy, this entity agreed to: (i) pay the Company $1,000,000 in immediately payable funds; (ii) transfer to the Company 40,000,000 shares of the Company's common stock, all of which were retired and restored to the status of authorized and unissued shares; (iii) transfer to the Company 1,769,333 shares of the Company's Series A Preferred Stock, all of which were retired and restored to the status of authorized and unissued shares; and (iv) forgive debt in the amount of $1,000,000 in principal and all accrued and unpaid interest due thereunder evidenced by a promissory note dated December 18, 2019, made jointly by Predecessor Loop and its then wholly-owned subsidiary ScreenPlay.

In addition, on February 5, 2020, we assumed a note in the principal amount of $180,000 owed to Mr. Cassidy by Interlink. The $180,000 debt plus accrued interest of $5,563 was retired on March 11, 2020, as a part of the issuance of 2,666,667 warrants to purchase shares of our common stock. The warrants are exercisable for ten (10) years and are exercisable at $0.75 per share.

The 2023 Notes

We have borrowed funds for business operations from two of our stockholders, Dreamcatcher, LLC and Running Wind, LLC, each of which is a beneficial holder of more than 5% of our common stock, through convertible debt agreements. Each Convertible Promissory Note was originally issued on December 5, 2018, on identical terms in the principal amount of $1,500,000, and each was amended and restated October 31, 2019, and October 23, 2020. The 2023 Notes carry interest at 10% per annum beginning on November 1, 2020, with monthly payments of unpaid interest accrued at 12.5% per annum to be paid in arrears through March 31, 2021, and mature on December 1, 2023. Beginning April 1, 2021, we began paying equal monthly installments of principal and interest on the 2023 Notes at 10% per annum. The 2023 Notes have aggregate remaining balances, including accrued interest, amounting to approximately $2.7 million and $3.1 million as of September 30, 2021, and 2020, respectively. We incurred interest expense for the 2023 Notes in the amounts of approximately $2.1 million and $0.9 million for the fiscal years ended September 30, 2021, and 2020, respectively. The 2023 Notes are convertible at any time prior to the maturity in whole or in part into shares of our common stock at a price of $0.60 per share. As of November 30, 2021, a total of $2,534,995 in principal and interest on the 2023 Notes was outstanding.

In connection with an amendment to the 2023 Notes, in November 2019, we also issued warrants to purchase 1,775,354 shares of our common stock to each of Dreamcatcher, LLC and Running Wind, LLC, for an aggregate of 3,550,709 shares of our common stock, exercisable at $0.86 per share for a period of 10 years.

The 2022 Notes

From December 1, 2020, to June 1, 2021, we sold in a private placement, (i) $3,000,000 in aggregate principal amount of Senior Secured Promissory Notes and (ii) warrants to purchase 272,727 shares of our common stock at an exercise price of $2.75 per share. The investors in this offering included entities controlled by Mr. Cassidy, who is a member of our board of directors. In connection with the offering, the entities controlled by Mr. Cassidy purchased an aggregate of $2,350,000 principal amount of the 2022 Notes and warrants to purchase an aggregate of 213,637 shares of our common stock at $2.75 per share. The warrants have a term of 10 years. The 2022 Notes mature on December 1, 2022. The 2022 Notes accrue interest in two different ways: (A) at the rate of 4% per annum, payable in cash, from the date of issuance of each note as follows: (1) interest from the issue date to November 30, 2021, is payable in advance on the date the note was executed; (2) six months of cash interest is payable in arrears on June 1, 2022; and (3) six months of cash interest is payable in arrears on the maturity date; and (B) at the rate of 6% per annum, payable in shares of our common stock in arrears on June 1, 2021, December 1, 2021, June 1, 2022, and the maturity date. As of November 30, 2021, a total of $3,105,884 in principal and interest was outstanding on the 2022 Notes. The 2022 Notes will be converted simultaneously with the closing of this offering, into an aggregate of shares, based on the outstanding principal and interest of $ as of ,2022, and an assumed conversion price of $ per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on , 2022).

The 2020 and 2021 Share Offering

Beginning on August 15, 2020, and through May 18, 2021, we offered and sold in a private placement to accredited investors $6,705,000 of shares of common stock at a price of $1.25 per share. The investors in this offering included an entity controlled by Mr. Cassidy, who is a member of our board of directors, which invested $1.2 million for a total of 960,000 shares of common stock.

The 2021 Share and Warrant Offering

On September 30, 2021, we entered into securities purchase agreements with accredited investors pursuant to which we sold, in a private offering (i) an aggregate of 5,773,460 shares of our common stock and (ii) warrants to purchase up to an aggregate of 6,573,460 shares of common stock. Each investor was entitled to purchase one share of common stock and one warrant to purchase one share of common stock for an aggregate purchase price of $1.25. The warrants were immediately exercisable, have a three-year term and an exercise price of $2.75 per share. The investors in the offering included an entity controlled by Mr. Cassidy, who is a member of our board of directors. The entity controlled by Mr. Cassidy purchased 320,000 shares of common stock and warrants to purchase 320,000 shares of common stock in the offering, for gross proceeds of $400,000. Other investors in this offering were entities controlled by Jeremy Boczulak, who, as a result of these investments, became a beneficial holder of more than 5% of our common stock. Pursuant to the terms of this offering, an investor who purchased more than 50% of the total offering amount in the offering was entitled to receive warrants to purchase an additional 800,000 shares of common stock. That investor was an entity controlled by Mr. Boczulak. In total, the entities controlled by Mr. Boczulak purchased 5,453,460 shares of common stock and warrants to purchase 6,253,460 shares of common stock in the offering, for gross proceeds of $6,816,825.

500 Limited

For the years ended September 30, 2021, and 2020, we paid 500 Limited $318,035 and $285,000, respectively, for programming services provided to Loop. 500 Limited is an entity controlled by Liam McCallum, our Chief Product and Technology Officer.

Related Person Transaction Approval Policy

In anticipation of listing on Nasdaq upon the completion of this offering, we plan to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, or related parties, are not permitted to enter into a transaction with us without the prior consent of our Board of Directors acting through the audit committee or, in certain circumstances, the chairman of the audit committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $120,000 and such related party would have a direct or indirect interest must first be presented to our audit committee, or in certain circumstances the chairman of our audit committee, for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related person’s interest in the transaction.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock.

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (i) our Articles of Incorporation, as amended (the “Articles of Incorporation”), and (ii) our Bylaws, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Chapter 78 of the Nevada Revised Statutes for additional information.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 316,666,667 shares of common stock, $0.0001 par value per share, and 16,666,667 shares of preferred stock, $0.0001 par value per share. As of November 30, 2021, there were 133,270,141 shares of our common stock issued and outstanding. In addition, as of such date, of the 16,666,667 shares of preferred stock authorized, we had designated (i) 3,333,334 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and (ii) 3,333,334 shares of preferred stock as Series B Preferred. As of November 30, 2021, there were (i) no shares of Series A Preferred Stock issued and outstanding, and (ii) 200,000 shares of Series B Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has a liquidation preference of $0.15 per share, is entitled to 100 votes per share, and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock. Each share of Series B Preferred Stock has a liquidation preference of $1.50 per share, is entitled to 100 votes per share and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock. The shares of Series B Preferred Stock will be converted simultaneously with the closing of this offering.

Rights of shareholders

Voting Rights. In accordance with Nevada law and the Bylaws, the affirmative vote of holders representative of a majority of the shares cast at a duly held meeting at which a quorum is present shall be the act of the stockholders. The presence at the meeting, by person or by proxy, of the holders of record of not less than fifty percent (50%) of the outstanding shares of stock entitled to vote shall constitute a quorum for transacting business. Our stockholders do not have cumulative voting rights in the election of directors.

Common Stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders.

Preferred Stock. Holders of our Series A Preferred Stock are entitled to 100 non-cumulative votes per share on all matters submitted to a vote of stockholders of our common stock, including the election of directors, and all other matters as required by law, and holders of our Series B Preferred Stock are entitled to 100 non-cumulative votes per share on all matters submitted to a vote of stockholders of our common stock, including the election of directors, and all other matters as required by law.

Liquidation Rights.

Common Stock. The liquidation rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, our creditors (including the holders of our convertible debt) and any holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of common stock. Our Series A Preferred Stock has a liquidation preference of $0.15 per share and our Series B Preferred Stock has a liquidation preference of $1.50 per share. A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, shall be deemed to be a liquidation.

Dividend Rights.

Common Stock. The holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for dividends, subject to the prior rights or preferences applicable to any preferred stock as may then be outstanding.

Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock have no right to receive dividends except as declared by the Board of Directors in its sole and absolute discretion, out of funds legally available for that purpose.

The Company has not declared or paid any cash dividends on its common stock and the Company does not presently intend to pay any cash dividends in the foreseeable future.

Other Rights and Preferences. Shares of our common stock have no preemptive rights, no conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

Listing. Our common stock currently trades on the Pink Open Market under the symbol “LPTV.” We have filed an application to list our common stock on the Nasdaq Capital Market under the symbol “LPTV.” No assurance can be given that our application will be approved. If our application to Nasdaq is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on Nasdaq, we will not complete this offering.

Anti-Takeover Provisions

Acquisitions of Controlling Interest. Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders of record, at least 100 of whom have addresses in the State of Nevada appearing on the stock ledger of the corporation, and does business in the State of Nevada directly or through an affiliated corporation.

Interested Stockholder Transactions. Nevada Revised Statutes sections 78.411 through 78.444 provide that a Nevada corporation with 200 or more stockholders of record generally may not engage in certain business combinations and transactions with an “interested stockholder” (in general, the beneficial owner of 10% or more of the corporation’s voting power) or the interested stockholder’s affiliates or associates during the two-year period after the stockholder first became an interested stockholder unless the combination meets all of the requirements of the corporation’s articles of incorporation and either:

●	The business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the stockholder first became an interested stockholder; or
●	During the two-year period, the transaction is approved by the board of directors and by at least 60% of the disinterested stockholders at an annual or special meeting.

After that initial two-year period, corporations subject to these statutes may not engage in specified business combinations and transactions unless the combination meets all of the requirements of the articles of incorporation and either:

●	The business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the stockholder first became an interested stockholder;
●	The business combination is approved by a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or any of the interested stockholder’s affiliates or associates; or

●	The combination meets specified statutory requirements.

A corporation may opt out of these provisions by expressly opting out in its original articles of incorporation or in an amendment of the articles approved by the majority vote of disinterested stockholders. Our Articles of Incorporation specifically opt out of these provisions.

Articles of Incorporation and Bylaws. In addition, some provisions of our Articles of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Cumulative Voting. Our Articles of Incorporation do not permit stockholders the right to cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting. However, in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than twenty-five (25) days prior to or delayed by more than twenty-five (25) days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting, or (B) the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from nominating directors at an annual meeting of stockholders.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Bylaws. Our Articles of Incorporation provide that the Board of Directors has the exclusive right to amend our Bylaws.

Limitation of Liability and Indemnification

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation in settlement, unless and only to the extent that court also determines that the officer or director is fairly and reasonably entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends an action against the officer or director by reason of the fact that the person is or was an officer or director.

Our Articles of Incorporation and Bylaws provide liability of our directors and officers shall be eliminated or limited to the fullest extent not prohibited by Chapter 78 of the Nevada Revised Statutes, and that the Company also may indemnify its employees and agents as permitted by Chapter 78 of the Nevada Revised Statutes. Our Bylaws expressly authorize the Company to enter into individual indemnification agreements with any or all of its directors, officers, employees or agents, and to obtain insurance on behalf of any of the foregoing persons. The Company intends to maintain director and officer liability insurance, if available on reasonable terms.  We have not entered into indemnification agreements with our directors, officers, employees or agents.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, or Roth Capital, in connection with this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, shares of our common stock. Our common stock currently trades on the Pink Open Market under the Symbol “LPTV” but, we intend to list our common stock on the Nasdaq Capital Market in connection with this offering.

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to Roth Capital the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
Total

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares offered by us in this prospectus,  other than those covered by the option to purchase additional shares described below, are subject to certain conditions. The underwriter’s obligations to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

We have granted the underwriter an option to buy up to an additional         shares from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriter may exercise this option at any time, in whole at any time or in part from time to time, during the 30-day period after the date of this prospectus.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $       per share. After this offering, the public offering price and concession may be changed by the underwriter. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the shares of our common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 8% of the gross proceeds of this offering, or $         per ordinary share based on the public offering price set forth on the cover page of this prospectus.

We also have agreed to reimburse the underwriter for reasonable out-of-pocket expenses in connection with this offering, including fees and disbursements of counsel for the underwriter, not to exceed US$175,000. We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $        .

In addition, we have agreed to issue warrants to the underwriter to purchase a number of shares of our common stock equal to 8% of the number of shares of common stock sold in this offering. These warrants will be exercisable upon issuance, will have an exercise price equal to 120% of the initial public offering price and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The warrants and the underlying shares of our common stock have been deemed compensation by the Financial Industry Regulatory Authority, Inc., or FINRA, and are therefore subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the underwriter warrants nor any of our shares issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, subject to certain exceptions. The warrants and underlying shares of our common stock are being registered in connection with this offering and thus the warrants do not include any demand or piggyback registration rights. Furthermore, in accordance with FINRA Rule 5110(g)(8), the warrants do not have any anti-dilution terms that allow the underwriter to receive more shares or to exercise at a lower price than originally agreed upon at the time of the offering.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriter of its over-allotment option:

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified party may be required to make in respect of those liabilities.

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Without the prior written consent of Roth Capital, for a period of 90 days following the date of this prospectus (the “Lock-Up Period”), we have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock of the Company, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or (iii) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, except for (a) the issuance of the shares of our common stock in this offering, (b) the issuance of shares of our common stock pursuant to our existing stock option plan and (c) the issuance of shares in connection with any acquisition consummated by us during the Lock-Up Period, as long as the aggregate number of shares issued or issuable does not exceed 5% of the number of shares of common stock outstanding immediately after giving effect to this offering and certain other restrictions are met.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the underwriter. Under the lock-up agreements, without the prior written consent of Roth Capital, the foregoing persons may not, directly or indirectly, (i) sell, assign, transfer, pledge, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option for sale (including any short sale), right or warrant to purchase, lend, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of common stock or securities convertible into or exercisable or exchangeable for any equity securities of the Company (including, without limitation, shares of common stock or any such securities which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations promulgated by the SEC from time to time (such shares or securities, the “Beneficially Owned Shares”)), or publicly announce any intention to do any of the foregoing, other than the exercise of options or warrants so long as there is no sale or disposition of the common stock underlying such options or warrants during the Lock-Up Period, (ii) enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares, common stock or securities convertible into or exercisable or exchangeable for any equity securities of the Company, or (iii) engage in any short selling of any Beneficially Owned Shares, common stock or securities convertible into or exercisable or exchangeable for any equity securities of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, for a period of 90 days from the date of this prospectus. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to certain exceptions for transfers of Beneficially Owned Shares, including, but not limited to, transfers (i) as a bona fide gift or gifts, (ii) by operation of law, including pursuant to a qualified domestic order or in connection with a divorce settlement, (iii) to the immediate family of the transferor, (iv) to any trust for the direct or indirect benefit of such person or the immediate family of the transferor, (v) to any beneficiary of the transferor pursuant to a will or other testamentary document or applicable laws of descent and (vi) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the transferor or the immediate family of the transferor.

Nasdaq Listing

Our shares of common stock are quoted on the Pink Open Market under the symbol “LPTV.” We have applied to list our common stock on Nasdaq under the symbol “LPTV.” We will not consummate this offering unless our common stock is approved for listing on Nasdaq.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriter’s websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
●	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase pursuant to the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that the underwriter may purchase pursuant to the over-allotment option. The underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing shares in the open market.
●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

The underwriter and/or its affiliates may in the future provide various investment banking and other financial services for us for which services they may in the future receive customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter’s conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau

Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), none of the shares of our common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to such shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of the shares of our common stock at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or
●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In the case of any shares of our common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our common stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. Shares of our common stock may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended. Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified

Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

New Zealand

The shares of our common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;
●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;
●	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares of our common stock before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or
●	in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA). This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

The communication of this prospectus and any other documents or materials relating to the issue of the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorised person for purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.

In the United Kingdom, this prospectus is being distributed only to, and are directed only at, persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); and/or (ii) are high net worth entities (or persons to whom they may otherwise lawfully be communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in with, relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Fennemore Craig P.C., Reno, Nevada. Certain other matters are being passed upon for us by Lowenstein Sandler LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, is acting as counsel to the underwriter in connection with certain legal matters relating to this offering.

EXPERTS

The financial statements of Loop Media, Inc. as of September 30, 2021, and 2020, and for each of the years in the two-year period ended September 30, 2021, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to our Company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Loop. The address of the SEC website is www.sec.gov.

We maintain a website at newsroom.loop.tv Information contained in or accessible through our website does not constitute a part of this prospectus.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the shares offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

LOOP MEDIA, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Loop Media, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Loop Media, Inc. (the “Company”) as of September 30, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Change in Accounting Policy

As more fully described in Note 2, the Company changed its accounting policy for impairment of goodwill by modifying the annual goodwill impairment testing date from December 31 to September 30.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Impairment Assessment for EON Media Group

As described in Note 8 to the financial statements, the Company performed its annual evaluation of goodwill for the EON Media Group reporting unit for impairment by comparing the estimated fair value of the EON Media Group reporting unit to its carrying value. The Company used a combination of income approach using a discounted cash flow model and a market approach using guideline public company methods to determine the estimated fair value of the EON Media Group reporting unit.

The principal considerations for our determination that performing procedures relating to evaluating the recoverability of the carrying value of goodwill is a critical audit matter, are that there is significant judgment by management in the estimation of (a) the inputs and assumptions used in the income approach; (b) the selection of appropriate guideline public companies and the appropriate multiples; and (c) the relative weights used for the two approaches. This in turn led to high degree of auditor judgment, subjectivity and effort in performing audit procedures in evaluating audit evidence related to management’s estimates and assumptions used in the forecasted revenue and model. Also, the evaluation of audit evidence related to goodwill impairment required significant auditor judgment as the nature of the evidence is often subjective, and the audit effort involved the use of professionals with specialized skill and knowledge to assist in evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating evidence in connection with forming our overall audit opinion on the consolidated financial statements. These procedures included, among others, (i) evaluating management’s inputs and assumptions used in the discounted cash flows model; (ii) evaluating management’s determination of guideline companies and market multiple used in the market approach; and (iii) evaluating the relative weight used in management’s model. Professionals with specialized skill and knowledge were used to assist in the evaluation of the measurement of the Company’s estimated fair value of the EON Media Group reporting unit.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020

Costa Mesa, California

January 28, 2022

LOOP MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30, 2021	September 30, 2020
ASSETS
Current assets
Cash	$4,162,548	$1,971,923
Accounts receivable, net	1,571,226	780,939
Inventory	223,048	39,075
Prepaid expenses and other current assets	1,645,037	80,721
Prepaid income tax	17,806	119,933
License content assets - current	850,263	454,000
Note receivable - current	—	10,215
Total current assets	8,469,928	3,456,805
Non-current assets
Deposits	34,289	19,831
License content assets - non current	365,360	246,280
Equipment, net	38,936	30,079
Operating lease right-of-use assets	237,094	381,935
Intangible assets, net	702,778	963,111
Note receivable	—	97,975
Goodwill	1,970,321	583,086
Total non-current assets	3,348,778	2,322,295
Total assets	$11,818,705	$5,779,100
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,215,905	$1,002,706
Payable on acquisition	250,125	250,125
License content liabilities - current	985,000	454,000
Note payable - current	25,714	121,410
Deferred Income	191,331	101,613
Convertible debt related party - current, net	530,226	—
Convertible debt – current, net	—	415,704
Lease liability - current	167,101	146,153
Total current liabilities	$4,365,402	$2,491,711
Non-current liabilities
Convertible debt – related party, less current portion, net	$1,619,398	$1,239,677
Convertible debt, less current portion, net	1,243,115	177,799
Derivative liability	1,058,633	—
Note payable – non-current	460,924	452,090
License content liabilities - non current	—	227,000
Lease liability	75,530	242,245
Total non-current liabilities	$4,457,599	$2,338,811
Total liabilities	$8,823,002	$4,830,522

Commitments and contingencies (Note 13)	—	—

Stockholders’ equity
Series B Convertible Preferred stock, $0.0001 par value, 3,333,334 shares authorized, 200,000 and 200,000 shares issued and outstanding as of September 30, 2021 and September 30, 2020, respectively. Liquidation preference of $1.50 per share before any payment to Series A Preferred or Common stock	20	20
Series A Convertible Preferred stock, $0.0001 par value, 3,333,334 shares authorized, 0 and 30,667 shares issued and outstanding as of September 30, 2021 and September 30, 2020, respectively. Liquidation preference of $0.15 per share.	—	3
Common Stock, $0.0001 par value, 316,666,667 shares authorized, 133,470,018 and 114,320,910 shares issued and outstanding as of September 30, 2021 and September 30, 2020, respectively	13,345	11,432
Common stock subscribed and not yet issued	—	135,144
Additional paid in capital	69,824,754	36,669,899
Accumulated deficit	(66,842,416)	(35,867,920)
Total stockholders’ equity	2,995,703	948,578
Total liabilities and stockholders’ equity	$11,818,705	$5,779,100

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the twelve months ended September 30,	For the twelve months ended September 30,
	2021	2020
Revenue	$5,069,149	$2,966,454
Cost of revenue	4,165,066	1,086,053
Gross profit	904,084	1,880,401

Operating expenses
Selling, general and administrative	20,333,216	7,466,047
Impairment of goodwill and intangibles	11,206,523	6,350,000
Total operating expenses	31,539,739	13,816,047

Loss from operations	(30,635,655)	(11,935,646)

Other income (expense)
Interest income	10,123	4,688
Interest expense	(1,690,552)	(1,002,799)
Change in fair value of derivative	159,017	—
Gain/(loss) on extinguishment of debt, net	564,481	(105,266)
Gain on settlement of obligation	13,900	192,557
Loss on settlement of obligation	(15,000)	(473,822)
Inducement expense	—	(3,793,406)
Other income	4,279	10,000
Total other income (expense)	(953,752)	(5,168,048)
Income tax (expense) / benefit	614,912	(1,600)
Net loss	$(30,974,496)	$(17,105,294)
Deemed dividend	—	(3,800,000)
Net loss attributable to common stockholders	$(30,974,496)	$(20,905,294)

Basic and diluted net loss per common share	$(0.25)	$(0.20)

Weighted average number of common shares outstanding	122,422,335	105,929,876

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE TWELVE MONTHS ENDED September 30, 2021 and September 30, 2020

1 for 1.5 share reverse stock split reflected for all years presented

	Preferred Stock Series B		Preferred Stock Series A		Common Stock Class A		Common Stock Class B		Common stock	Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	subscriptions	in Capital	Deficit	Total
Balance, September 30, 2019	—	$—	—	$—	51,205,805	$5,121	14,504,703	$1,452	$122,976	$18,761,059	$(18,762,623)	$127,981
Shares issued for cash	—	—	—	—	4,393,333	439	—	—	—	3,516,061	—	3,516,500
Shares to be issued	—	—	—	—	—	—	—	—	47,168	—	—	47,168
Issuance of common stock subscribed	—	—	—	—	93,333	9	—	—	(35,000)	34,991	—	—
Shares issued for consulting fees	—	—	—	—	4,000,000	400	—	—	—	1,499,600	—	1,500,000
Shares issued in conjunction with reverse merger	—	—	30,667	3	5,168,931	517	—	—	—	(264,496)	—	(263,976)
Shares issued for cash	100,000	10	—	—	—	—	—	—	—	4,799,990	—	4,800,000
Shares issued in conjunction with debt settlement	100,000	10	—	—	—	—	—	—	—	4,799,990	—	4,800,000
Warrants issued for settlement of debt to related party	—	—	—	—	—	—	—	—	—	185,563	—	185,563
Deemed Dividend	—	—	—	—	—	—	—	—	—	(3,800,000)	—	(3,800,000)
Warrants excercised	—	—	—	—	—	—	18,021,472	1,802	—	25,231	—	27,033
Shares issued for asset purchase	—	—	—	—	15,333,333	1,533	1,600,000	160	—	6,348,307	—	6,350,000
Beneficial conversion feature of convertible debt	—	—	—	—	—	—	—	—	—	(36,397)	—	(36,397)
Stock-based compensation	—	—	—	—	—	—	—	—	—	316,034	—	316,034
Warrants issued to consultant	—	—	—	—	—	—	—	—	—	483,967	—	483,967
Class A and B common shares merged into one class	—	—	—	—	34,126,175	3,414	(34,126,175)	(3,414)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(17,105,294)	(17,105,294)
Balances, September 30, 2020	200,000	$20	30,667	$3	114,320,910	$11,433	—	$0	$135,144	$36,669,900	$(35,867,917)	$948,579
Conversion of convertible debenture	—	—	—	—	1,366,794	137	—	—	—	594,125	—	594,262
Cash received for common stock subscribed	—	—	—	—	—	—	—	—	350,000	—	—	350,000
Issuance of common stock subscribed	—	—	—	—	497,429	50	—	—	(485,144)	485,094	—	—
Shares issued for cash	—	—	—	—	9,001,460	900	—	—	—	11,250,925	—	11,251,829
Stock-based compensation	—	—	—	—	—	—	—	—	—	8,292,265	—	8,292,265
Warrants issued in conjunction with debenture	—	—	—	—	—	—	—	—	—	195,189	—	195,189
Shares issued for consulting fees	—	—	—	—	95,718	10	—	—	—	236,824	—	236,834
Shares issued for asset purchase	—	—	—	—	1,369,863	134	—	—	—	2,671,096	—	2,671,230
Shares issued for acquisition	—	—	—	—	2,457,898	246	—	—	—	6,552,989	—	6,553,235
Warrants issued for severance	—	—	—	—	—	—	—	—	—	82,000	—	82,000
Warrants issued to consultant	—	—	—	—	—	—	—	—	—	492,000	—	492,000
Payment in kind interest stock issuance	—	—	—	—	14,475	1	—	—	—	41,976	—	41,977
Shares issued for debt settlement for license content asset	—	—	—	—	97,891	10	—	—	—	194,793	—	194,803
Shares issued for license content assets	—	—	—	—	1,180,880	118	—	—	—	2,065,878	—	2,065,996
Conversion of series A convertible stock to common stock	—	—	(30,667)	(3)	3,066,700	306	—	—	—	(303)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(30,974,496)	(30,974,496)
BALANCES, September 30, 2021	200,000	$20	—	$0	133,470,018	$13,345	—	$0	$—	$69,824,751	$(66,845,518)	$2,995,703

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended September 30,	Twelve months ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,974,496)	$(17,105,294)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	1,070,366	630,992
Depreciation and amortization expense	1,458,302	231,697
Amortization of license contract assets	1,099,657	207,721
Amortization of right-of-use assets	144,841	143,471
Bad debt expense	323,878	—
Gain/loss on extinguishment of debt	(579,486)	105,266
Change in fair value of derivatives	(159,017)	—
Warrants issued for severance	82,000	—
Stock-based compensation	8,292,265	1,816,034
Goodwill tax benefit for Spkr and Eon acquisitions	(719,688)	—
Gain on settlement of obligations	(13,900)	(192,557)
Loss on settlement of obligations	15,000	473,822
Inducement expense	—	3,793,406
Impairment of goodwill and intangible assets	11,209,630	6,350,000
Common stock issued consultants	236,834	—
Warrants issued to consultant	492,000	—
Change in operating assets and liabilities:
Accounts receivable	(1,005,975)	(269,369)
Prepaid income tax	102,126	(433)
Inventory	(183,973)	(24,902)
Prepaid expenses	(314,316)	(37,113)
Deposit	(14,458)	(6,264)
Accounts payable and accrued liabilities	1,352,949	(161,929)
License content liability	304,000	681,000
License contract asset	(1,615,000)	(908,000)
Operating lease liabilities	(145,766)	(140,557)
Deferred income	13,167	4,779
NET CASH USED IN OPERATING ACTIVITIES	(9,529,061)	(4,408,232)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of EON Media Group, net of cash acquired	(1,499,937)	—
Purchase of equipment	(22,249)	(18,173)
Collection of note receivable	—	5,765
NET CASH USED IN INVESTING ACTIVITIES	(1,522,186)	(12,408)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	10,001,825	3,516,500
Proceeds from related party loan	—	1,000,000
Proceeds from PPP loan	486,638	573,500
Proceeds from preferred shares	—	1,000,000
Proceeds from issuance of convertible debt	2,950,000	48,670
Repayment of stockholder loans	(546,592)	—
Share issuance costs	—	(80,134)
Proceeds from issuing common stock subscribed	350,000	35,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	13,241,871	6,093,536
Change in cash and cash equivalents	2,190,625	1,672,897
Cash, beginning of the year	1,971,923	299,026
Cash, end of the year	$4,162,548	$1,971,923
SUPPLEMENTAL DISCLOSURES OF CASH FLOW STATEMENTS
Cash paid for interest	$539,902	$53,324
Cash paid for income taxes	$800	$1,600
SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES
Preferred shares issued for debt settlement	$—	$4,800,000
Common shares issued for debt settlement	$194,803	$—
Debt and accrued interest exchanged as part of debt settlement	$—	$1,006,597
Preferred shares issued in exchange for cash	$—	$4,800,000
Conversion of convertible debenture to common stock	$594,262	$—
Common stock issued for acquisition	$6,553,235	$—
Inducement for intangible asset rights	$2,065,996	$—
Addition of new leases accounted for under ASC 842	$—	$211,429
Assumption of office lease by related party	$—	$20,825
Warrants issued for settlement of debt	$—	$46,000
Warrants issued to extinguish debt with related party	$—	$185,563
Obligation to issue shares	$—	$12,168
Common stock issued in connection with reverse merger	$—	$517
Preferred stock issued in connection with reverse merger	$—	$3
Payment in kind common stock payment	$41,977	$—
Shares and warrants issued	$1,250,000	$—
Warrants issued as debt discount on convertible debenture	$195,189	$—
Beneficial conversion feature recorded as debt discount	$—	$—
Shares issued for asset purchase	$2,671,233	$6,350,000
Warrants exercised	$—	$27,033
Conversion of Preferred Class A stock to common stock	$307	$—
Shares issued for common stock subscribed	$485,094	$35,000
Deemed dividend	$—	$3,800,000

See the accompanying notes to the consolidated financial statements

LOOP MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWELVE MONTHS ENDED SEPTEMBER 30, 2021 AND SEPTEMBER 30, 2020

NOTE 1 – BUSINESS

Loop Media Inc. (the “Company”; formerly Interlink Plus, Inc.) is a Nevada corporation. The Company was incorporated under the laws of the State of Nevada on May 11, 2015. On February 5, 2020, the Company and the Company’s wholly owned subsidiary, Loop Media Acquisition, Inc. (“Merger Sub”), a Delaware corporation, closed the Agreement and Plan of Merger (the “Merger Agreement”) with Loop Media, Inc. (“Loop”), a Delaware corporation. Pursuant to the Merger Agreement, Merger Sub merged with and into Loop with Loop as surviving entity and becoming a wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the Merger Agreement, the Company acquired 100% of the outstanding shares of Loop in exchange for 152,823,970 shares of the Company’s common stock at an exchange ratio of 1:1. Loop was incorporated on May 18, 2016 under the laws of the State of Delaware. As a result of such acquisition, the Company’s operations now are focused on premium short-form video for businesses and consumers.

In connection with the Merger, on February 6, 2020, the Company entered into a Purchase Agreement (the “Asset Purchase Agreement”) with Zixiao Chen (“Buyer”) for the purchase of assets relating to the Company’s two major business segments: travel agency assistance services and convention services (together, the “Business”). In consideration for the assets of the Business, Buyer transferred to the Company 2,000,000 shares of its common stock and agreed to assume and discharge any and all liabilities relating to the Business accruing up to the effective time of the Asset Purchase Agreement. The shares were retired and restored to the status of authorized and unissued shares.

In 2019 Loop owned 100% of the capital stock of two companies that make up ScreenPlay. ScreenPlay was a combination of ScreenPlay, Inc. (“SPI”), a state of Washington corporation incorporated in 1991, and SPE, Inc. (“SPE”), a state of Washington corporation incorporated in 2008. ScreenPlay provided customized audiovisual environments that supported integrated brand strategies for clients in the retail, hospitality, and business services markets, and for online content providers.

On January 24, 2020 the Company merged SPE with and into the Company. The certificate of merger was issued by the State of Washington on January 24, 2020 and the certificate of ownership and merger was issued by the State of Delaware on January 24, 2020. For accounting purposes, Loop was the surviving entity. The transaction was accounted for as a recapitalization of Loop pursuant to which Loop was treated as the accounting acquirer, surviving and continuing entity although the Company is the legal acquirer. The Company did not recognize goodwill or any intangible assets in connection with the Merger. Accordingly, the Company’s historical financial statements are those of Loop and its wholly-owned subsidiary, ScreenPlay, immediately following the consummation of this reverse merger transaction.

On June 8, 2020, a 1 for 1.5 reverse stock split of the Company’s common stock became effective. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented.

Going concern and management’s plans

As of September 30, 2021, the Company had cash of $4,162,548 and an accumulated deficit of ($66,842,416). During the twelve months ended September 30, 2021, the Company used net cash in operating activities of $ (9,529,061). The Company has incurred net losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of these consolidated financial statements.

The Company’s primary source of operating funds since inception has been cash proceeds from debt and equity financing transactions. The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient revenue and its ability to raise additional funds by way of its debt and equity financing efforts.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern is dependent on management’s further implementation of the Company’s on-going and strategic plans, which include continuing to raise funds through equity and/or debt raises. Should the Company be unable to raise adequate funds, certain aspects of the on-going and strategic plans may require modification. Management is in the process of identifying sources of capital via strategic partnerships, debt refinancing and equity investments through one or more private placements.

COVID-19

The continuing spread of COVID-19 around the world is affecting the United States and global economies and has affected our operations and those of third parties on which we rely, including disruptions in staffing, order fulfillment and demand for product. In addition, the COVID-19 pandemic has and may continue to affect our revenue significantly. Additionally, while the potential economic impact brought by, and the duration of the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. The continuing impact of the COVID-19 pandemic is highly uncertain and subject to change.

As COVID-19 continues to evolve, the extent to which the coronavirus impacts operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. The Company continues to monitor the pandemic and, the extent to which the continued spread of the virus adversely affects our customer base and therefore revenue. As the COVID-19 pandemic is complex and rapidly evolving, the Company’s plans as described above may change. At this point, the Company cannot reasonably estimate the duration and severity of this pandemic, which could have a material adverse impact on the business, results of operations, financial position, and cash flows.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Screenplay and EON Media Group. These consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). All inter-company transactions and balances have been eliminated on consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include assumptions used in the fair value of stock-based compensation, the fair value of warrants, fair value of intangible assets, recoverability of goodwill and intangible assets.

Business combinations

The Company accounts for business acquisitions under Accounting Standards Codification (“ASC”) 805, Business Combinations. The total purchase consideration for an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities assumed on the acquisition date. Costs that are directly attributable to the acquisition are expenses as incurred. Identifiable assets (including intangible assets), liabilities assumed (including contingent liabilities) and noncontrolling interests in an acquisition are measured initially at their fair values on the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration and any noncontrolling interest is in excess of the net fair value of the identifiable assets and the liabilities assumed. The results of operations of the acquired business are included in the consolidated financial statements beginning on the acquisition date.

Variable interest entities (“VIE”)

Variable interests are contractual, ownership or other monetary interests in an entity that change with fluctuations in the fair value of the entity’s net assets exclusive of variable interests. A VIE can arise from items such as lease agreements, loan arrangements, guarantees or service contracts. An entity is a VIE if (a) the entity lacks sufficient equity or (b) the entity’s equity holders lack power or the obligation and right as equity holders to absorb the entity’s expected losses or to receive its expected residual returns.

If an entity is determined to be a VIE, the entity must be consolidated by the primary beneficiary. The primary beneficiary is the holder of the variable interests that has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and has the obligation to absorb losses of or the right to receive benefits from the VIE that could potentially be significant to the VIE. Therefore, the Company must identify which activities most significantly impact the VIE’s economic performance and determine whether it, or another party, has the power to direct those activities. As of September 30, 2021, and 2020, the Company had no investments that qualify as VIE.

Segment reporting

The Company reports as one reportable segment because the Company does not have more than one operating segment. The Company's business activities, revenues and expenses are evaluated by management as one reportable segment.

Cash

Cash and cash equivalents include all highly liquid monetary instruments with original maturities of three months or less when purchased. These investments are carried at cost, which approximates fair value. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, the Company’s cash and cash equivalent balances may be uninsured or in amounts that exceed the FDIC insurance limits. The Company has not experienced any loses on such accounts. On September 30, 2021, and September 30, 2020, the Company had no cash equivalents.

As of September 30, 2021, and September 30, 2020, approximately $3,655,716, and $1,695,763 of cash exceeded the FDIC insurance limits, respectively.

Accounts receivable

Accounts receivable represent amounts due from customers. The Company assesses the collectability of receivables on an ongoing basis. A provision for the impairment of receivables involves significant management judgement and includes the review of individual receivables based on individual customers, current economic trends and analysis of historical bad debts. As of September 30, 2021, and September 30, 2020, the Company had recorded an allowance for doubtful accounts of $426,813 and $0, respectively.

Concentration of credit risk

The Company grants credit in the normal course of business to its customers. Periodically, the Company reviews past due accounts and makes decisions about future credit on a customer by customer basis. Credit risk is the risk that one party to a financial instrument will cause a loss for the other party by failing to discharge an obligation.

The Company’s concentration of credit risk was not significant as of September 30, 2021, and September 30, 2020.

Inventory

Inventories are valued at the lower of cost or net realizable value. The Company purchases inventory from a vendor and all inventory purchased is deemed finished goods. Cost is determined using the first-in-first-out basis for finished goods. Net realizable value is determined on the basis of anticipated sales proceeds less the estimated selling expenses. Management compares the cost of inventories with the net realizable value and an allowance is made to write down inventories to net realizable value, if lower. As of September 30, 2021, and September 30, 2020, the Company recorded no valuation allowance.

Prepaid expenses

Expenditures paid in one accounting period which will not be consumed until a future period such as insurance premiums and annual subscription fees are accounted for on the balance sheet as a prepaid expense. When the asset is eventually consumed, it is charged to expense.

License Content Asset

On January 1, 2020, the Company adopted the guidance in ASU 2019-02, Entertainment — Films — Other Assets — Film Costs (Subtopic 926-20) and Entertainment — Broadcasters — Intangibles — Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials, on a prospective basis. The Company capitalizes the fixed content fees and its corresponding liability when the license period begins, the cost of the content is known, and the content is accepted and available for streaming. If the licensing fee is not determinable or reasonably estimable, no asset or liability is recorded, and licensing costs are expensed as incurred. The Company amortizes licensed content assets into cost of revenue, using the straight-line method over the contractual period of availability. The liability is paid in accordance with the contractual terms of the arrangement.

Equity method investments

The Company accounts for investments in unconsolidated entities under the equity method of accounting if it could exercise significant influence over the operating and financial policies of an entity but does not have a controlling financial interest. Judgment regarding the level of influence over each equity method investment includes considering key factors such as ownership interest, representation on the board of directors, participation in policy-making decisions and material intercompany transactions. The Company’s proportionate share of the net income (loss) resulting from these investments are reported under the line-item captioned equity method investment income in our Consolidated Statements of Operations. The carrying value of our equity method investments is reported in equity method investments in the Consolidated Balance Sheets. The Company’s equity method investments are reported at cost and adjusted each period for the Company’s share of the investee’s income or loss and dividend paid, if any. The Company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable.

Goodwill and other intangible assets

Goodwill represents the excess of the purchase consideration over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill and other intangible assets determined to have an indefinite useful life are not amortized but are subject to impairment tests. The Company conducts its annual impairment tests or whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. The Company conducted the annual impairment test on September 30, 2021. This is a change in accounting principle as the timing of the annual impairment test in prior periods was for the twelve months ended December 31, 2020. The Company deems the change of impairment test timing to be appropriate as part of the year end change from December 31,2021 to September 30, 2021.

When evaluating goodwill and indefinite-lived intangible assets for impairment, the Company may first perform an assessment of qualitative factors to determine if the fair value of the reporting unit or the intangible asset is more-likely-than-not greater than the carrying amount. Significant factors considered in this assessment include, but are not limited to, macro-economic conditions, market and industry conditions, cost considerations, the competitive environment, overall financial performance, and results of past impairment tests. If, based on a review of the qualitative factors, the Company determines it is more-likely-than-not that the fair value is greater than the carrying value, the Company may bypass a quantitative test for impairment.

In performing the quantitative test for impairment of goodwill, the Company compares the fair value of each reporting unit with it carrying amount, including goodwill, in order to identify a potential impairment. Measurement of the fair value of a reporting unit is based on a fair value measure using the sum of the discounted estimated future cash flows. Estimates of forecasted cash flows involve measurement uncertainty, and it is therefore possible that reductions in the carrying value of goodwill may be required in the future because of changes in management’s future cash flow estimates. When the fair value of a reporting unit is less than it carrying amount, goodwill of the reporting unit is considered to be impaired. Effective January 1, 2020, the Company adopted the guidance in

Accounting Standards Update (“ASU”) 2017-04, Simplifying the Test for Goodwill Impairment, which measures impairment amount as the excess of a reporting unit’s carrying amount over its fair value as determined by the quantitative test.

The Company measures impairment of indefinite-lived intangible assets, which consist of brand name, based on projected discounted cash flows. The Company also re-evaluates the useful life of the brand name to determine whether events and circumstances continue to support an indefinite useful life. The Company charged Eon goodwill $4,442,487 to impairment during the twelve months ended September 30, 2021. The Company also charged goodwill for the tax benefit on acquisition of Spkr and Eon Media Group of $719,688 during the twelve months ended September 30, 2021. See Note 8 for Goodwill discussion.

Long-lived assets

The Company evaluates the recoverability of long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner that an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if their carrying amount is not recoverable through the undiscounted cash flows. The impairment loss is based on the difference between the carrying amount and estimated fair value as determined by discounted future cash flows. The Company’s finite long-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from two to nine years. The Spkr Inc. technology intangible and the Eon brand name intangible remaining net amortizable value was charged to impairment for $1,405,142 and $2,251,513, respectively, during the twelve months ended September 30, 2021. Screenplay intangible was also charged to impairment for $130,000 during the twelve months ended September 30, 2021. Intellectual property was impaired 6,350,000 for the twelve months ended September 30, 2020. See Note 8 for Intangible assets discussion.

Property and equipment, net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life. The capitalization policy for the company is to capitalize property and equipment purchases greater than $3,000. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings. Estimated useful lives for Equipment and Software is 5 years and 3 years, respectively.

Operating leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use assets (“ROU assets”) and short-term and long-term lease liabilities are included on the face of the consolidated balance sheet.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Fair value measurement

The company determines the fair value of its assets and liabilities using a hierarchy established by the accounting guidance that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to the valuation methodology is one or more unobservable inputs which are significant to the fair value measurement.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The derivative liabilities are recognized at fair value on a recurring basis at September 30, 2021 and are Level 3 measurements. There have been no transfers between levels.

The following table summarizes changes in fair value measurements of the Derivative Liability during the twelve months ended September 30, 2021:

	Quoted Prices in		Significant
	Active Markets	Significant Other	Unobservable
	For Identical Items	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Derivative liabilities	—	—	1,058,633	1,058,633
Total	$—	$—	$1,058,633	$1,058,633

The following table summarizes changes in fair value measurements of the Derivative Liability during the twelve months ended September 30, 2021:

Balance as of September 30, 2020	$—
Derivative liability issued with convertible debentures	1,217,650
Change in fair value	(159,017)
Balance as of September 30, 2021	$1,058,633

The following table summarizes the unobservable inputs used in the valuation of the derivatives during the nine months ended September 30, 2021:

Expected term	1.17 – 2 years
Discount rate	7.12% – 11.09%
Volatility	90% – 110.0%

Convertible debt and derivative treatment

When the Company issues debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative, as follows: a) one or more underlyings, typically the price of our common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity. The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in shareholders’ equity in its statement of financial position.

If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using the Monte Carlo Method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. The debt discount is amortized through interest expense over the life of the debt.

Convertible debt and beneficial conversion features

If the conversion feature is not treated as a derivative, the Company assesses whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statements of operations.

If the conversion feature does not qualify for either the derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

Advertising costs

The Company expenses all advertising costs as incurred. Advertising and marketing costs for the twelve months ended September 30, 2021, and 2020, were $981,878 and $143,096, respectively.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when it satisfies a performance obligation by transferring control over a product to a customer. Revenue is measured based on the consideration the Company expects to receive in exchange for those products. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Revenues are recognized under Topic 606 in a manner that reasonably reflects the delivery of the Company’s products and services to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;

●	allocation of the transaction price to each performance obligation; and
●	recognition of revenue only when the Company satisfies each performance obligation.

Performance obligations and significant judgments

The Company’s revenue streams can be categorized into the following performance obligations and recognition patterns:

●	Delivery of streaming services including content encoding and hosting. The Company recognizes revenue over the term of the service based on bandwidth usage.
●	Delivery of subscription content services in customized formats. The Company recognizes revenue over the term of the service.
●	Delivery of hardware for ongoing subscription content delivery through software. The Company recognizes revenue at the point of hardware delivery.
●	Revenue share arrangements, where platform providers distribute the Company’s licensed content and providers pay the Company a portion of the usage-based advertising revenues.

Transaction prices for performance obligations are explicitly outlined in relevant agreements; therefore, the Company does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified.

Customer acquisition costs

The Company records commission expense associated with subscription revenue. Commissions are included in operating expenses. The Company has elected the practical expedient that allows the Company to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

Cost of revenue

Cost of revenue represents the cost of the delivered hardware and related bundled software and is recognized at the time of sale. For ongoing licensing and hosting fees, cost of sales is recognized over time based on usage patterns.

Deferred income

The Company bills subscription services in advance of when the service period is performed. The deferred income recorded at September 30, 2021 and September 30, 2020, represents the Company’s accounting for the timing difference between when the subscription fees are received and when the performance obligation is satisfied.

Net loss per share

The Company accounts for net loss per share in accordance with ASC subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS.

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares.

Diluted net loss per share is calculated by including any potentially dilutive share issuances in the denominator.

The following securities are excluded from the calculation of weighted average diluted shares at September 30, 2021, and September 30, 2020, respectively, because their inclusion would have been anti-dilutive.

	September 30,	September 30,
	2021	2020
Options to purchase common stock	17,833,356	8,312,306
Warrants to purchase common stock	15,464,700	8,217,376
Series A preferred stock	—	3,066,700
Series B preferred stock	20,000,000	20,000,000
Convertible debentures	5,815,323	6,908,637
Total common stock equivalents	59,113,379	46,505,019

Shipping and handling costs

A shipping and handling fee is charged to customers and recorded as revenue at the time of sale. The associated cost of shipping and handling is recorded as a cost of revenue at the time of service.

Income taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Stock-based compensation

Share-based compensation issued to employees is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The Company measures the fair value of the share-based compensation issued to non-employees using the stock price observed in the trading market (for stock transactions) or the fair value of the award (for non-stock transactions), which were more reliably determinable measures of fair value than the value of the services being rendered. The measurement date is the earlier of (1) the date at which commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Recently adopted accounting pronouncements

In March 2019, the FASB issued ASU 2019-02, Entertainment — Films — Other Assets — Film Costs (Subtopic 926-20) and Entertainment — Broadcasters — Intangibles — Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials, in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, ASU 2019-02 requires that an entity test films and license agreements for program material for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. The ASU is effective for interim and annual periods beginning after December 15, 2019. The Company deemed the license agreement guidance applicable for broadcasters, and so adopted the guidance in ASU 2019-02 prospectively on January 1, 2020. Content assets are predominantly monetized as a group and therefore are reviewed in aggregate at a group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. The Company reviews various qualitative factors and indicators to assess whether the group asset is impaired.

Accounting standards issued but not yet effective

In September 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. This guidance also requires enhanced disclosures regarding significant estimates and judgments used in estimating credit losses. The new guidance is effective for fiscal years beginning after December 15, 2022. While the Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements, it does not expect the adoption to have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock. As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. The ASU is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted for periods beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

NOTE 3 – BUSINESS COMBINATION

Asset purchase from Spkr Inc.

On October 13, 2020, the Company acquired from Spkr Inc., a Delaware corporation, assets that included technology (Spkr.com website, internet domain name and a mobile application available in the Apple Inc. IOS Store as Spkr: Curated Podcast Radio), trade names and customers. Spkr Inc. provides short-form feeds of podcasts and other curated audio, providing content organized into different channels, personalized audio feed built from a listener’s chosen content as well as an always-on, continuously updating, living playlist.

The purchase price for the acquired assets consisted of consideration of 1,369,863 shares of the Company’s common stock, par value $0.0001 per share, valued at $2,671,233. The cost of the single asset acquisition is $2,671,233 and was impaired in the twelve months ended September 30, 2021 (see Note 8 for impairment discussion).

Business acquisition of EON Media Group

The Company obtained control of EON Media Group through two investments, which ASC 805 refers to as a “business combination achieved in stages.” On December 1, 2020, the Company acquired from Ithaca EMG Holdco LLC (Ithaca) 1,350 ordinary shares and 1,084 preference shares issued by EON Media Group Pte. Ltd (EON Media Group). The first stage of the transaction resulted in Company acquiring a 20% equity interest in EON Media Group, and was recorded as an equity method investment. The purchase price consideration for the acquired shares consisted of $750,000 in cash and 454,463 shares of the Company’s common stock valued at $863,480.

On April 27, 2021, the Company acquired from Far West Entertainment 3,650 ordinary shares, from a private individual 3,650 ordinary shares and from Ithaca EMG Holdco LLC (Ithaca) 1,350 ordinary shares and 1,084 preference shares issued by EON Media Group Pte. Ltd (EON Media Group). The second stage of the transaction resulted in the Company acquiring the remaining 80% equity interest in EON Media Group. The purchase price consideration for the acquired shares consisted of $750,000 in cash and 2,003,435 shares of the Company’s common stock valued at $5,689,755.

The allocation of the purchase consideration is as follows:

April 27,
2021
Fair value of shares issued	$5,689,755
Cash consideration	750,000
Fair value of prior investment in EON Media Group	1,615,030
Total consideration paid	$8,054,785

The purchase price allocation is as follows:

April 27,
2021
Cash and cash equivalents	$63
Goodwill	5,829,722
Brand name intangible asset	2,300,000
Current liabilities	(75,000)
Total purchase price allocation	$8,054,785

The proforma disclosures of revenues and earnings of the combined entities, showing the EON acquisition occurring at of the beginning of the 2021 and 2020 were not materially different from the actual reported results in 2021 and 2020, respectively.

From April 27, 2021, to September 30, 2021, EON recognized revenue of $120,957 and incurred a net loss of $6,918,858, of which $4,442,487 is Eon Goodwill impairment and $2,251,513 is Eon brand name intangible asset impairment, recorded as operating expenses, on the consolidated statement of operations. The Company also impaired an additional $162,093 in Goodwill for the twelve months ended September 30, 2021. See Note 8 for Goodwill discussion.

NOTE 4 – INVENTORY

The Company’s finished goods inventory consisted of the following on September 30, 2021, and September 30, 2020:

	September 30,	September 30,
	2021	2020
Computers	$6,881	$13,522
Hasp keys	3,581	633
Loop player	212,586	24,920
Total inventory	$223,048	$39,075

NOTE 5 – NOTE RECEIVABLE

On December 23, 2014, SPI entered a promissory note receivable whereby it advanced $137,860 to Lodestar Entertainment, LLC. The remaining balance of $105,720 was written off as uncollectible on March 31, 2021. Interest earned for the twelve months ended September 30, 2021, and 2020, was $1,077 and $4,453, respectively.

NOTE 6 – LICENSE CONTENT ASSETS

License Content Assets

To stream video content to the users, the Company generally secures intellectual property rights to such content by obtaining licenses from, and paying royalties or other consideration to, rights holders or their agents. The licensing arrangements can be for a fixed fee, variable fee, or combination of both. The licensing arrangements specify the period when the content is available for streaming. The license content assets are two years in duration and include prepayments to distributors for customer subscription revenues, per play usage fees, and ad supported fees.

As of September 30, 2021, license content assets were $850,263 recorded as License content asset, net – current and $365,360 recorded as License content asset, net – noncurrent. Additions to the License content assets for the twelve months ended September 30, 2021, were $47,500. The Company issued common shares capitalized as License content asset and the Company subsequently deemed the equity portion of the consideration paid was not recoverable and not recoupable and therefore impaired the License content asset for the value of the capitalized shares for $2,260,799 during the twelve months ended September 30, 2021.

The Company recorded amortization expense of $1,362,921 and $283,187 for the twelve months ended September 30, 2021, and 2020, respectively, in cost of revenue, in the consolidated statements of operations, related to capitalized license content assets. The amortization expense for the next two years for capitalized license content assets as of September 30, is $1,058,773 in 2022, and $156,849 in 2023.

License Content Liabilities

On September 30, 2021, the Company had $985,000 of obligations comprised of $985,000 in License content liability – current and $0 in License content liability – noncurrent on the Consolidated Balance Sheets. Payments for content liabilities for the twelve months ended were $699,000. Additions to the License content liabilities for the twelve months ended September 30, 2021, were $47,500. The expected timing of payments for these content obligations is $581,000 payable in 2021 and $404,000 payable in 2022. Certain contracts provide for recoupment of payments on minimum obligations during the term of the contracts.

NOTE 7 – PROPERTY AND EQUIPMENT

The Company’s property and equipment consisted of the following as of September 30, 2021, and September 30, 2020:

	September 30,	September 30,
	2021	2020
Equipment	$489,456	$467,208
Software	53,450	53,450
	542,906	520,659
Less: accumulated depreciation	(503,970)	(490,580)
Total, equipment net	$38,936	$30,079

Depreciation expense, calculated using straight line method, charged to operations amounted to $13,390 and $10,904 respectively, for the twelve months ended September 30, 2021, and 2020.

NOTE 8 – GOODWILL AND OTHER INTANGIBLE ASSETS

As of September 30, 2021, and September 30, 2020, the balance of goodwill was $1,970,321 and $583,086, respectively. On April 27, 2021, the EON Media Group acquisition value of goodwill was $5,829,722. Post-acquisition adjustments were $74,937. The Company charged $4,442,487 to EON Media Group goodwill impairment for the twelve months ended September 30, 2021. The Company also charged $719,688 to goodwill impairment for the tax benefits from the Spkr acquisition and the EON Media Group acquisition as of September 30, 2021. See Note 3 for details on the EON business acquisition.

The Company’s other intangible assets, each definite lived assets, consisted of the following as of September 30, 2021, and September 30, 2020:

		September 30,	September 30,
	Useful life	2021	2020
Screenplay brand	not applicable	$—	$130,000
Customer relationships	nine years	1,012,000	1,012,000
Content library	two years	198,000	198,000
Total intangible assets		1,210,000	1,340,000
Less: accumulated amortization		(507,222)	(376,889)
Total intangible assets, net		$702,778	$963,111

In April 2021, the Company acquired EON in a step business acquisition and the associated EON brand name intangible valued at $2,300,000 with a useful life of 20 years.

In October 2020, the Company acquired from Spkr Inc. assets that consisted of single asset acquisition of $2,671,233 in technology (see Note 3) with a useful life of 2 years. During twelve months ended September 30, 2020, the Company acquired intellectual property valued at $6,350,000 for issuance of Class B Shares. The Company fully impaired the intellectual property and recognized a loss on impairment of $6,350,000.

Amortization expense charged to operations amounted to $1,451,773 and $218,306, respectively, for the twelve months ended September 30, 2021, and 2020. The Spkr Inc. technology intangible remaining net amortizable value was charged to impairment for $1,405,142, Eon intangible of $2,251,513 was charged to impairment, and an impairment of $130,000 on brand name, was all recorded for the twelve months ended September 30, 2021.

Annual amortization expense for the next five years and thereafter is estimated to be $112,444, $112,444, $112,444, $112,444, $112,444, and $140,556, respectively. The weighted average life of the intangible assets subject to amortization is 6.2 on September 30, 2021.

NOTE 9 – LEASES

Operating leases

The Company has operating leases for office space and office equipment. Many leases include one or more options to renew, some of which include options to extend the leases for a long-term period, and some leases include options to terminate the leases within 30 days. In certain of the Company’s lease agreements, the rental payments are adjusted periodically to reflect actual charges incurred for capital area maintenance, utilities, inflation and/or changes in other indexes.

Lease liability is summarized below:

	September 30,	September 30,
	2021	2020
Short term portion	$167,101	$139,858
Long term portion	75,530	248,540
Total lease liability	$242,631	$388,398

Maturity analysis under these lease agreements are as follows:

2022	$184,480
2023	84,175
Total undiscounted cash flows	268,656
Less: 10% Present value discount	(26,025)
Lease liability	$242,631

Lease expense for the twelve months ended September 30, 2021, and 2020, was comprised of the following:

	Twelve months ended
	September 30,	September 30,
	2021	2020
Operating lease expense	$177,777	$169,029
Short-term lease expense	8,400	3,250
Total lease expense	$186,177	$172,279

Operating lease expense is included in selling, general and administration expenses in the consolidated statement of operations.

For the twelve months ended September 30, 2021, cash payments against lease liabilities totaled $179,089, accretion on lease liability of $32,936.

For the twelve months ended September 30, 2020, cash payments against lease liabilities totaled $165,550, accretion on lease liability of $42,755.

Weighted-average remaining lease term and discount rate for operating leases are as follows:

Weighted-average remaining lease term	1.44 years
Weighted-average discount rate	10%

NOTE 10 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of September 30, 2021, and September 30, 2020:

	September 30,	September 30,
	2021	2020
Accounts payable	$1,147,581	$253,677
Interest payable	106,631	166,290
Accrued liabilities	941,440	537,884
Payroll liabilities	20,250	44,855
Total accounts payable and accrued expenses	$2,215,902	$1,002,706

NOTE 11 – NOTE PAYABLE

PPP loan round 1

On May 10, 2021, the Company received a notification from the Small Business Association for the full forgiveness of the PPP loan of $573,500 received on April 27, 2020. The first round of PPP loans forgiven consisted of $573,500 principal and $5,986 accrued interest; are included in other income for the twelve months ended September 30, 2021.

PPP loan round 2

On April 26, 2021, the Company received the proceeds from a loan in the amount of $486,638, pursuant to the Paycheck Protection Program of the CARES Act (“PPP”). The loan matures on April 19, 2026 and bears interest at a rate of 1% per annum. The loan is evidenced by a promissory note, dated as of April 19, 2021, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. All or a portion of the loan may be forgiven by the U.S. Small Business Administration (the “SBA”) upon application by the Company beginning 8 weeks but not later than 24 weeks (“covered period”) after loan approval and upon documentation of expenditures in accordance with the SBA requirements. The loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Repayment begins 10 months after the covered period (any length between eight and 24 weeks) with payments to begin July 31, 2022. The current portion of the loan is $0, assuming payments will begin on July 31, 2022. Principal payments for the years ended September 30, are $0 in 2021, $25,714 in 2022, $126,975 in 2023, $128,242 in 2024, $129,539 in 2025, and $76,168 thereafter. Interest expense for the twelve months ended September 30, 2021, is $2,187.

In the event the loan, or any portion thereof, is forgiven pursuant to the PPP, the amount forgiven is applied to outstanding principal. While the Company intends to apply for the forgiveness of the loan, there is no assurance that the Company will obtain forgiveness of the loan in whole or in part. The Company intends to use the proceeds from the loan for qualifying expenses.

The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to consider its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its future adherence to the forgiveness criteria.

NOTE 12 – CONVERTIBLE DEBENTURES PAYABLE

Convertible debentures as of September 30, 2021:
				Unpaid	Contractual
		Net Carrying Value		Principal	Interest Rates		Contractual	Warrants
Related party convertible debentures:		Current	Long Term	Balance	Cash	PIK	Maturity Date	issued
$3,000,000 convertible debenture amended October 23, 2020	(1)	$530,226	$876,256	$2,715,582	10%		01-12-2023	3,550,709
$750,000 convertible debenture, December 1, 2020	(2)	—	536,508	750,000	4%	6%	01-12-2022	68,182
$800,000 convertible debenture, April 1, 2021	(2)	—	534,114	800,000	4%	6%	01-12-2022	72,727
$400,000 convertible debenture, May 1, 2021	(2)	—	259,246	400,000	4%	6%	01-12-2022	36,364
$400,000 convertible debenture, June 2, 2021	(2)	—	252,070	400,000	4%	6%	01-12-2022	36,364
Total related party convertible debentures, net		$530,226	$2,458,193	$5,065,582

Convertible debentures:
$287,000 convertible debenture converted July 1, 2021	(3)	$—	$—	$—	10%		01-07-2021
$400,000 convertible debenture converted January 8, 2021	(4)	—	—	—	11%		08-01-2021
$350,000 convertible debenture, January 12, 2021	(2)	—	243,579	350,000	4%	6%	01-12-2022	87,500
$250,000 convertible debenture, May 21, 2021	(2)	—	160,741	250,000	4%	6%	01-12-2022	22,727
Total convertible debentures, net		$—	$404,320	$600,000

Convertible debentures as of September 30, 2020:
				Unpaid	Contractual
		Net Carrying Value		Principal	Interest Rates		Contractual	Warrants
Related party convertible debentures:		Current	Long Term	Balance	Cash	PIK	Maturity Date	issued
$3,000,000 convertible debenture amended October 23, 2020	(1)	$—	$1,239,677	$3,150,411	10%		01-12-2023	3,550,709
Total related party convertible debentures, net		$—	$1,239,677	$3,150,411

Convertible debentures:
$287,000 convertible debenture amended October 22, 2020	(3)	$89,561	$177,799	$287,000	10%		01-07-2021
$400,000 convertible debenture amended August 20, 2019	(4)	326,143	—	326,143	11%		08-01-2021
Total convertible debentures, net		$415,704	$177,799	$613,143

(1)Unsecured convertible debentures (at $0.60 per common share) issued to related parties, amended October 23, 2020, interest at 10% per annum beginning November 1, 2020, monthly payments of unpaid interest accrued at 12.5% per annum will be paid in arrears through March 31, 2021, beginning April 1, 2021, the Company began paying equal monthly installments of principal and interest at 10% per annum through December 1, 2023. The debentures are convertible at any time prior to the maturity in whole or in parts into common shares of the Company at a price of $0.60 per common share. The Company issued 3,550,709 common share purchase warrants, with each warrant exercisable at $0.86 for a period of 10 years. The beneficial conversion feature totaled $612,313 and was recorded as a debt discount. The Company also recorded the allocated fair value of the warrants $2,387,687 as additional debt discount.

(2)On December 1, 2020, the Company offered, in a private placement, the aggregate offering amount of up to $3,000,000 of Senior Secured Promissory Debentures, with a minimum subscription amount of $250,000 and common stock warrants with an aggregate exercise price of $750,000 and aggregate exercisable warrant shares of 272,727 shares.

The Company treated the conversion feature as a derivative instrument. At the option of the Senior Secured Promissory Note holders, the notes are convertible at the earlier of a change of control event, a Qualified IPO, both of which are defined in the Promissory Note Agreement or the maturity date of December 1, 2022. If the conversion takes place at the maturity date, the note will be converted in whole or in parts (which cannot be less than 50% of the amount due under the note) into an amount of shares equal to the amount due divided by the average of the VWAP of common stock during each trading day during the thirty trading day period ending one trading day prior to the maturity date. If the conversion takes place at the change of control date, the note will be converted into an amount of shares equal to the amount due divided by the average of the VWAP of common stock during each trading day during the ten trading day period ending one trading day prior to the change of control effective date. In the event of a Qualified IPO, but subject to the closing of such Qualified IPO, the amount due shall convert in full on the closing date of such Qualified IPO into a number of shares equal to the amount due on such closing date divided by the applicable IPO conversion price, as defined in the Promissory Note Agreement.

The Senior Secured Promissory Debentures under the offering accrue cash interest at 4% per annum and payment in kind (PIK) interest at 6% payable in the Company’s common stock, determined on a 360-day basis. Cash interest is payable in advance for the period from the issue date to November 30, 2021, and then is payable six months in arrears on June 1, 2022, then six months in arrears on December 1, 2022. The accrued PIK interest is payable in shares of common stock in an amount equal to the amount of PIK Interest accrued as of such date, divided by the volume weighted average price (VWAP) of common stock during each trading day during the ten-trading day period ending one trading day prior to the PIK Interest Payment due dates of June 1, 2021, December 1, 2021, June 1, 2022, and December 1, 2022.

The proceeds received upon issuing the Senior Secured Promissory Debentures were first allocated to the fair value of the embedded features with the remainder to the debt host instrument.

●	$750,000 December 1, 2020 debenture the fair value of the conversion feature of $339,216 and the allocated fair value of the warrants of $26,770 were recorded as debenture discount.
●	$350,000 January 12, 2021 debenture the fair value of the conversion feature of $139,751 and the allocated fair value of the warrants of $31,282 were recorded as debenture discount.
●	$800,000 April 1, 2021 debenture the fair value of the conversion feature of $319,431 and the allocated fair value of the warrants of $60,406 were recorded as debenture discount.
●	$400,000 May 1, 2021 debenture the fair value of the conversion feature of $159,715 and the allocated fair value of the warrants of $31,309 were recorded as debenture discount.

●	$250,000 May 21, 2021 debenture the fair value of the conversion feature of $99,822 and the allocated fair value of the warrants of $14,940 were recorded as debenture discount.
●	$400,000 June 2, 2020 debenture the fair value of the conversion feature of $159,715 and the allocated fair value of the warrants of $30,481 were recorded as debenture discount.

(3) Convertible debentures (at $0.60 per common share) issued to a former officer of the Company, interest at 10% per annum, amended as of October 22, 2020, provides those monthly payments of $7,939 including principal and interest are to be made beginning December 1, 2020 through its maturity date of December 1, 2023; secured by 5,000,000 shares of the Company’s common stock which are owned by the Company’s Chief Executive Officer. The debenture is convertible at any time prior to December 1, 2023, in whole or in parts into common stock of the Company at a price of $0.60 per common share. As the effective conversion rate based on the principal $287,000 was $0.60 per share which was less than the Company’s stock price on the date of issuance, a beneficial conversion feature was present at the issuance date. The beneficial conversion feature totaled $30,996 and was recorded as a debt discount. For the twelve months ended September 30, 2021, principal payments totaled $40,956. On July 2, 2021, $216,105 total debenture and $1,800 of unpaid accrued interest was converted into 363,176 shares of common stock and the Company recognized a gain on debt extinguishment of $15,006 on debenture discount.

(4) Secured convertible debenture (primary interest in all Company assets), interest at 11% per annum, accrued monthly and the outstanding principal and unpaid accrued interest was due January 8, 2021. $326,143 total debenture and $50,213 of unpaid accrued interest was converted into 1,003,618 shares of common stock on January 8, 2021. The lender received 1,003,618 shares of common stock from this conversion and the Company recognized no gain or loss.

The following table presents the interest expense related to the contractual interest coupon and the amortization of debt discounts on the convertible debentures:

	Twelve months ended September 30,
	2021	2020
Interest expense	$605,839	$303,936
Interest accretion	449,096	0
Amortization of debt discounts	621,274	630,992
Total	$1,676,209	$934,928

Maturity analysis under total convertible debentures, net are as follows:

For the years ended September 30,
2022	$1,132,205
2023	4,200,761
2024	332,619
Convertible debentures payable, related and non related party	5,665,585
Less: Debt discount on convertible debentures payable	(2,272,847)
Total convertible debentures payable, related and non related party, net	$3,392,738

NOTE 13 – COMMITMENTS AND CONTINGENCIES

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such loss contingencies that are included in the financial statements as of September 30, 2021.

NOTE 14 – RELATED PARTY TRANSACTIONS

Related parties are natural persons or other entities that have the ability, directly or indirectly, to control another party or exercise significant influence over the party making financial and operating decisions. Related parties include other parties that are subject to common control or that are subject to common significant influences.

The Company borrowed funds for business operations from certain stockholders through convertible debenture agreements and has remaining balances, including accrued interest amounting to $5,164,690 and $3,203,880 as of September 30, 2021, and September 30, 2020, respectively. The Company incurred interest expense for these convertible debentures in the amounts of $557,820 and $207,674 for the twelve months ended September 30, 2021, and 2020, respectively. See Note 12 for convertible debentures discussion.

The Company received proceeds of $400,000 from a related party for the September 30, 2021, offering (see Note 15 and Note 16), in exchange for 320,000 shares of Common Stock and 320,000 Warrants.

A consulting firm controlled by a member of Company management provides services for the Company in the amount of $318,035 for the twelve months ending September 30, 2021, and $285,000 for the twelve months ending September 30, 2020.

NOTE 15 –STOCKHOLDERS’ EQUITY (DEFICIT)

Convertible Preferred Stock

In addition, as of such date, of the 16,666,667 shares of preferred stock authorized, we had designated (i) 3,333,334 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and (ii) 3,333,334 shares of preferred stock as Series B Preferred. As of September 30, 2021, and September 30, 2020, the Company had 200,000 and 200,000 shares of Series B convertible preferred stock issued and outstanding, respectively.

As of September 30, 2021, there were (i) no shares of Series A Preferred Stock issued and outstanding, and (ii) 200,000 shares of Series B Preferred Stock issued and outstanding. As of September 30, 2021, and September 30, 2020, the Company had 0 and 30,667 shares of Series A convertible preferred stock issued and outstanding, respectively. Each share of Series A Preferred Stock has a liquidation preference of $0.15 per share, is entitled to 100 votes per share, and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock. Each share of Series B Preferred Stock has a liquidation preference of $1.50 per share, is entitled to 100 votes per share and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock. The Company evaluated the features of the Convertible Preferred Stock under ASC 480 and classified them as permanent equity because the Convertible Preferred stock is not mandatorily or contingently redeemable at the stockholder’s option and the liquidation preference that exists does not fall within the guidance of SEC Accounting Series Release No. 268 – Presentation in Financial Statements of “Redeemable Preferred Stocks” (“ASR 268”).

Change in Number of Authorized and Outstanding Shares

On June 8, 2020, a 1 for 1.5 reverse stock split of the Company’s common stock became effective. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented.

Common stock

The Company is authorized to issue 316,666,667 shares of its $0.0001 par value common stock. As of September 30, 2021, and September 30, 2020, there were 133,470,018 and 114,320,910, respectively, shares of common stock issued and outstanding.

Twelve months ended September 30, 2021

The Company issued an aggregate of 9,001,460 shares of its common stock for gross cash proceeds of $11,251,825. The Company recorded no offering costs.

The Company issued 497,429 shares of its common stock in satisfaction of a common stock subscription of $485,144.

The Company converted a convertible note plus accrued interest in the amount of $376,356 into 1,003,618 shares of its common stock. The Company also converted a convertible note plus accrued interest in the amount of $217,905 into 363,176 shares of common stock.

The Company issued 2,457,898 shares of its common stock with a value of $6,553,235 for the 100% business acquisition of EON Media Group.

The Company issued 3,066,700 shares of its common stock in connection with the conversion of series A convertible preferred stock.

The Company issued 14,475 shares of its common stock for $41,977 payment in kind interest payable in the Company’s common stock.

The Company issued 95,718 shares of its common stock for consulting services valued at $236,834.

The Company issued 1,278,771 shares of its common stock, valued at $2,260,799 capitalized as license content assets. Subsequently the Company recognized impairment expense of $2,260,799 for non-recoverable license content assets (See Note 6).

The Company, entered into securities purchase agreements with accredited investors pursuant to which the Company sold, in a private offering,5,773,460 shares of the Company’s common stock, and warrants to purchase up to an aggregate of 6,573,460 shares of Common Stock. The Company issued 320,000 shares of Common Stock to a related party valued at $295,181. The Company issued 5,253,460 shares of Common Stock under the offering valued at $4,663,116.

Twelve months ended September 30, 2020

The Company issued an aggregate of 4,393,333 shares of its common stock for proceeds of $3,516,500.

The Company issued 93,333 shares of its common stock in satisfaction of a common stock subscription of $47,168.

The Company issued 4,000,000 shares of its common stock for consulting services valued at $1,500,000 to a related party.

The Company issued 5,168,931 shares of its common stock and 30,667 shares of Series A convertible preferred stock as part of the merger with Interlink. The Company also assumed debt to a related party of $180,000 and accrued interest of $3,842 and charged $80,134 of legal expenses related to reverse merger charged to additional paid in capital.

The Company issued 100,000 shares of its Series B convertible preferred stock at a fair value of $4,800,000 at date of issuance in exchange for loan and accrued interest forgiveness of $1,006,594 and the balance was recorded as inducement expense of 3,793,406. The Company applied the guidance in ASC 470-20.

The Company issued 100,000 shares of its Series B convertible preferred stock at a fair value of $4,800,000 at date of issuance, in exchange for $1,000,000 cash and the balance was recorded as a deemed dividend of $3,800,000. The Company applied the guidance in ASC 470-20.

NOTE 16 – STOCK OPTIONS AND WARRANTS

Options

Option valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from using the Company’s historical stock prices. The Company accounts for the expected life of options based on the contractual life of options for non-employees. For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

The following table summarizes the stock option activity for the twelve months ended September 30, 2021 and September 30, 2020, respectively:

		Weighted	Weighted Average
		Average	Remaining	Aggregate
	Options	Exercise Price	Contractual Term	Intrinsic Value
Outstanding at September 30, 2019	5,812,306	$0.70	8.66	$10,179,515
Grants	2,500,000	0.89	9.96	3,899,750
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	—	—	—	—
Outstanding at September 30, 2020	8,312,306	$0.76	8.28	$14,079,265
Grants	9,670,216	1.29	9.34	11,399,074
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	(149,166)	1.10	—	—
Outstanding at September 30, 2021	17,833,356	$1.04	8.30	$25,478,339
Exercisable at September 30, 2021	11,298,290	$0.90	7.82	$17,587,909

The aggregate intrinsic value in the preceding tables represents the total pretax intrinsic value, based on options with an exercise price less than the Company’s stock price of $2.45 as of September 30, 2021, and $2.03 as of September 30, 2020, which would have been received by the option holders had those option holders exercised their options as of that date.

The following table presents information related to stock options on September 30, 2021:

Options outstanding
		Weighted	Options
		average	exercisable
Exercise	Number of	remaining life	number of
price	options	in years	options
0.86	1,148,371	4.91	1,148,371
0.66	4,663,935	7.09	4,663,935
0.89	2,500,000	8.71	1,630,000
1.10	8,021,049	9.12	3,186,539
0.57	300,000	9.42	300,000
2.84	450,000	9.58	250,000
2.75	600,000	9.59	66,667
2.35	50,000	9.81	2,778
2.40	50,000	9.82	—
2.50	50,000	9.84	50,000
	17,833,356		11,298,290

Stock-based compensation

The Company recognizes compensation expense for all stock options granted using the fair value-based method of accounting. During the twelve months ended September 30, 2021, the Company issued 9,670,216 options valued at $2.03 per option. As of September 30, 2021, the total compensation cost related to nonvested awards not yet recognized is $11,610,922 and the weighted average period over which expense is expected to be recognized in months is 29.95.

The Company calculated the fair value of options issued using the Black-Scholes option pricing model, with the following assumptions:

September 30, 2021
Weighted average fair value of options granted	$2.03
Expected life	5.00 – 10.00 years
Risk-free interest rate	0.01 - 1.56%
Expected volatility	50.00 - 58.85%
Expected dividends yield	0%
Forfeiture rate	0%

The stock-based compensation expense related to option grants was $8,292,265 and $316,033, for the twelve months ended September 30, 2021, and 2020, respectively.

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock:

Warrants outstanding			Warrants exercisable
		Weighted			Weighted
		average			average
		remaining	Weighted		remaining
		contractual	average		contractual
	Number	life	exercise	Number	life
Exercise prices	outstanding	(years)	price	exercisable	(years)
$0.86	3,850,709	5.62	$0.86	3,850,709	5.62
0.38	2,000,000	5.19	0.38	2,000,000	5.19
0.75	2,666,667	8.45	0.75	2,666,667	8.45
2.75	323,864	1.17	2.75	323,864	1.17
2.80	50,000	9.57	2.80	50,000	9.57
2.75	6,573,460	3.00	2.75	6,573,460	3.00

The following table summarizes the warrant activity for the twelve months ended September 30, 2021, and 2020:

		Weighted
		average
		exercise
	Number of	price per
	shares	share
Outstanding at September 30, 2019	5,550,709	$0.68
Issued	2,666,667	0.75
Exercised	—	—
Expired	—	—
Outstanding at September 31, 2020	8,217,376	$0.73
Issued	7,247,324	2.67
Exercised	—	—
Expired	—	—
Outstanding at September 30, 2021	15,464,700	$1.63

The Company records all warrants granted using the fair value-based method of accounting.

On September 30, 2021, the Company, entered into securities purchase agreements with accredited investors pursuant to which the Company sold, in a private offering, 5,773,460 shares of the Company’s common stock, and warrants to purchase up to an aggregate of 6,573,460 shares of Common Stock. Each investor was entitled to purchase one share of Common Stock and one Warrant to purchase one share of Common Stock for an aggregate purchase price of $1.25. The Warrants are immediately exercisable, have a ten-year term and an exercise price of $2.75 per share. The Company issued 320,000 warrants fair valued at $278,400 to a related party.

During the twelve months ended September 30, 2021, the Company issued 110,227 warrants in conjunction with the issues of senior secured convertible debentures in the total amount of $600,000 and recorded the allocated fair values of the warrants of $59,212 as additional debt discounts. Further, the Company issued 213,637 warrants in conjunction with the issues of related party senior secured convertible debentures in the total amount of $2,350,000 and recorded the allocated fair values of the related party warrants of $165,682 as additional related party debt discounts. The Company issued 50,000 warrants with a fair value of $82,000, as severance. The Company also issued 300,000 warrants to a consultant with a fair value of $492,000. During the year ended September 30, 2020, the Company assumed a related party note of $180,000 and associated accrued interest of $3,842 as part of the reverse merger with Interlink. After the assumption of the debt and accrued interest during 2020, the Company issued 2,666,667 warrants valued at $702,219 to retire the $180,000 debt and $5,563 of accrued liabilities.

The Company calculated the fair value of warrants issued using the Black-Scholes option pricing model, with the following assumptions:

September 30, 2021

Weighted average fair value of warrants granted	$1.21
Expected life	1.75 - 10 years
Risk-free interest rate	0.15% to 1.58%
Expected volatility	57.30% to 58.65%
Expected dividends yield	0%
Forfeiture rate	0%

NOTE 17 - INCOME TAX

On March 27, 2020, the CARES Act was enacted to provide economic relief to those impacted by the COVID-19 pandemic. In addition to the PPP loans, the CARES Act made various tax law changes including among other things (i) modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 tax years to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes, (ii) enhanced recoverability of AMT tax credit carryforwards, (iii) increased the limitation under Internal Revenue Code ("IRC") Section 163(j) for

2019 and 2020 to permit additional expensing of interest, and (iv) enacted a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k).

On December 27, 2020, the Consolidated Appropriations Act of 2021 (“CAA”) was enacted and provided clarification on the tax deductibility of expenses funded with PPP loans as fully deductible for tax purposes. During the year ended September 30, 2021, the Company recorded income for financial reporting purposes related to the forgiveness of some of its PPP loans. The forgiveness of these PPP loans is not taxable.

The components of income (loss) before the provision (benefit) for income taxes are as follows:

	2021	2020
Domestic Operations	$(24,670,551)	$(17,103,695)
Foreign Operations	(6,918,857)	-
Total	$(31,589,408)	$(17,103,695)

Income tax expense (benefit) consist of the following for the years ended September 30, 2021 and 2020 consist of the following:

	2021	2020
Current:
Federal	$98,372	$0
State	3,290	1,600
Foreign	0	0
Total Current provision (benefit)	101,662	1,600
Deferred:
Federal	(455,107)	0
State	(102,479)	0
Foreign	(158,988)	0
Total Deferred provision (benefit)	(716,574)	0
Total provision (benefit)	$(614,912)	$1,600

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective tax rate for the years ended September 30, 2021, and 2020 is as follows:

	September 30, 2021	September 31, 2020
U.S. federal statutory rate	21.00%	21.00%
State income taxes, net of federal benefit	2.00%	2.21%
Goodwill impairment	(3.43)%	(7.80)%
Non-deductible items	(0.20)%	(7.14)%
Change in valuation allowance	(15.13)%	3.43%
Change in tax rates	0.11%	(5.27)%
US effects of foreign operations	(0.31)%	—%
Other	(2.10)%	(6.44)%
Effective tax rate	1.95%	(0.01)%

As of September 30, 2021, and 2020, the Company’s deferred tax assets (liabilities) consisted of the effects of temporary differences attributable to the following:

Deferred tax assets:	September 30, 2021	September 30, 2020
Net Operating Losses	$6,284,425	$3,108,502
Allowance for doubtful accounts	87,771	—
Stock-based compensation	1,765,463	—
Fixed assets book/ tax basis difference	—	—
Operating right of use assets	1,331	1,533
Accrued expenses	259,264	84,140
Amortization of debt discount	643,848	310,225
Research credit	—	—
Intangible book/tax basis difference	2,124,796	1,846,646
Total deferred tax asset, net	11,166,898	5,351,046
Less: reserve for allowance	(10,521,546)	(5,348,138)
Total Deferred tax asset, net of valuation allowance	$645,352	$2,908

Deferred tax liabilities:
Fixed assets book/ tax basis difference	(1,504)	(2,908)
Derivative liability	(643,848)
Total deferred tax liabilities	$(645,352)	$(2,908)
Total Deferred tax liability, net of valuation allowance	$—	$—

ASC 740, “Income Taxes” requires that a valuation allowance is established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be recognized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of existing taxable temporary differences, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to the future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of September 30, 2021, and 2020.

As of September 30, 2021, the Company has federal net operating loss carryforwards of $24.2 million of which $1.6 million expire between 2036 and 2037 and available to offset 100% of future taxable income.  The remaining $22.6 million of federal net operating losses have an indefinite carryforward period but is available to offset only 80% of future taxable income. The Company’s ability to use its federal net operating carryforwards may be limited if the Company experiences an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended.   An ownership change generally occurs if certain stockholders increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. The Company has not completed an analysis to determine whether any such limitations have been triggered as of September 30, 2020.

As of September 30, 2021, the Company has state net operating loss carryforwards of $14.5 million. The state NOLs begin to expire in 2037.  The Company has Singapore net operating loss carryforwards of $1.3 million which have an indefinite carryforward period.

The Company files income tax returns in the U.S. federal and various state jurisdictions. As of September 30, 2021, the federal and state tax returns for the years from 2016 through 2020 remain open to examination by the Internal Revenue Service and various state authorities. As of September 30, 2021, and 2020, the Company has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements. The Company’s policy is to classify assessments, if any, for tax-related interest as income tax expenses. No interest or penalties were recorded.

The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

NOTE 18 – SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through the date of filing, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of September 30, 2021, and events which occurred after September 30, 2021, but which were not recognized in the financial statements. The Company has determined that there were no subsequent events which required recognition, adjustment to or disclosure in the financial statements.

Shares of Common Stock

PRELIMINARY PROSPECTUS

Roth Capital Partners

The date of this prospectus is            , 2022

Until       , 2022 , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee are estimates.

Expense		Amount Paid or to be Paid
SEC Registration Fee	$	*
Financial Industry Regulatory Authority, Inc. Filing Fee*	$	*
Nasdaq Listing Fee	$	*
Printing Fees and Expenses*	$	*
Legal Fees and Expenses*	$	*
Transfer Agent and Registrar Fees*	$	*
Accounting Fees and Expenses*	$	*
Miscellaneous Fees and Expenses*	$	*
Total	$	*

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Our Articles of Incorporation provides that our officers and directors shall be entitled to be indemnified by us to the fullest extent permitted by the Nevada Revised Statutes.

Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable pursuant to NRS Section 78.138 (including for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law); or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138 (including for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law); or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

Our Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she: (i) is not liable pursuant to NRS Section 78.138 (including for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law); or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us in the last three years that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rules of the SEC, under which exemption from registration was claimed.

On April 4, 2019, a noteholder of our company elected to convert its convertible promissory notes, dated May 22, 2015, and August 14, 2016, in the principal amounts of $4,000 and $5,000, respectively, into an aggregate of 1,586,926 shares of our common stock.  These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holder represented its intention to acquire the securities for investment only and not with a view towards distribution and was given adequate information about the Company to make an informed investment decision. The Company did not engage in any general solicitation or advertising. The Company directed its transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

The Merger

On January 6, 2020, the Company entered into a Merger Agreement by and among the Company, Merger Sub and Predecessor Loop. The Merger was effective February 6, 2020, at which point Merger Sub merged with and into Predecessor Loop. Predecessor Loop was the surviving corporation and, as a result of the Merger, became a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, at the effective time of the Merger (terms defined in this section apply to this section describing the Merger only):

●	Predecessor Loop’s outstanding 106,402,647 shares of common stock were exchanged for an aggregate of 106,402,647 shares of the Company’s common stock (the “Merger Shares”);
●	Predecessor Loop’s outstanding options to purchase 6,666,667 shares of common stock were exchanged for options to purchase 6,666,667 shares of the Company’s common stock under the 2016 Stock Option Plan (the “Options”);
●	Predecessor Loop’s outstanding warrants to purchase 5,550,709 shares of common stock were exchanged for warrants to purchase 5,550,709 shares of the Company’s common stock (the “Warrants”); and
●	Predecessor Loop’s outstanding debt convertible into approximately 5,858,333 shares of common stock was assumed by the surviving corporation and was amended to provide for the conversion into approximately 5,858,333 shares of the Company’s common stock (the “Convertible Debt”).

The issuance of the Merger Shares, the Options, the Warrants and the Convertible Debt in connection with the Merger are exempt from registration under Section 4(a)(2), Regulation S, Rule 506 of Regulation D and Rule 701 as promulgated by the SEC under of the Securities Act, as transactions by an issuer not involving any public offering, based on the Company's belief that the issuance of such securities did not involve a public offering, there were fewer than 35 “non-accredited” investors, all of whom, either alone or through a purchaser representative, had such knowledge and experience in financial and business matters so that each was capable of evaluating the risks of the investment and/or were located outside the United States.

In connection with the Merger, the Company entered into a Restricted Stock Purchase Agreement dated February 5, 2020, with an entity controlled by Bruce Cassidy, a member of our board of directors for the sale and issuance of 200,000 shares of a new class of preferred stock designated "Series B Convertible Preferred Stock.” The board of directors designated the terms and conditions of the Series B Preferred Stock in a Certificate of Designation, which the Company filed with the Nevada Secretary of State on January 31, 2020, pursuant to its authority to do so without shareholder approval as set forth in the Company's articles of incorporation, as amended. The number of shares designated as Series B Preferred Stock was 3,333,333 shares.

In consideration for issuance of the Series B Preferred Stock to the entity controlled by Mr. Cassidy, this entity agreed to: (i) pay the Company $1,000,000 in immediately payable funds; (ii) transfer to the Company 40,000,000 shares of the Company's common stock represented by stock certificate number 166, all of which were retired and restored to the status of authorized and unissued shares; (iii) transfer to the Company 1,769,333 shares of the Company's Series A Preferred Stock represented by stock certificate 1006, all of which were retired and restored to the status of authorized and unissued shares; and (iv) forgive debt in the amount of $1,000,000 in principal and all accrued and unpaid interest due thereunder evidenced by a promissory note dated December 18, 2019, made jointly by Predecessor Loop and its then wholly- owned subsidiary ScreenPlay, Inc. The offers, sales and issuances of the Series B Preferred Stock were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipient of the Series B Preferred Stock acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions. The recipient of the Series B Preferred Stock also represented to us in connection with its purchase that it was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

The 2020 and 2021 Share Offering

Beginning on August 15, 2020, and through May 18, 2021, we offered and sold in a private placement to accredited investors $6,705,000 of shares of common stock at a price of $1.25 per share. The investors in this offering included an entity controlled by Mr. Cassidy, who is a member of our board of directors, which invested $1.2 million for a total of 960,000 shares of common stock. The offers, sales and issuances of such common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

The 2023 Notes

We have borrowed funds for business operations from two of our stockholders, Dreamcatcher, LLC and Running Wind, LLC, each of which is a beneficial holder of more than 5% of our common stock, through convertible debt agreements. Each Convertible Promissory Note was originally issued on December 5, 2018, on identical terms in the principal amount of $1,500,000, and each was amended and restated October 31, 2019, and October 23, 2020. The 2023 Notes carry interest at 10% per annum beginning on November 1, 2020, with monthly payments of unpaid interest accrued at 12.5% per annum to be paid in arrears through March 31, 2021, and mature on December 1, 2023. Beginning April 1, 2021, we began paying equal monthly installments of principal and interest on the 2023 Notes at 10% per annum. The 2023 Notes have aggregate remaining balances, including accrued interest, amounting to approximately $2.7 million and $3.1 million as of September 30, 2021, and 2020, respectively. We incurred interest expense for the 2023 Notes in the amounts of approximately $2.1 million and $0.9 million for the fiscal years ended September 30, 2021, and 2020, respectively. The 2023 Notes are convertible at any time prior to the maturity in whole or in part into shares of our common stock at a price of $0.60 per share. As of November 30, 2021, a total of $2,534,995 in principal and interest on the 2023 Notes was outstanding.

In connection with an amendment to the 2023 Notes, in November 2019, we also issued warrants to purchase 1,775,354 shares of our common stock to each of Dreamcatcher, LLC and Running Wind, LLC, for an aggregate of 3,550,709 shares of our common stock, exercisable at $0.86 per share for a period of 10 years.

The offers, sales and issuances of 2023 Notes were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (or Regulation D and Rule 506 promulgated thereunder). All purchasers of the 2023 Notes represented to us that they were accredited investors and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

The 2022 Notes

From December 1, 2020, to June 1, 2021, we sold in a private placement, (i) $3,000,000 in aggregate principal amount of Senior Secured Promissory Notes and (ii) warrants to purchase 272,727 shares of our common stock at an exercise price of $2.75 per share. The investors in this offering included entities controlled by Mr. Cassidy, who is a member of our board of directors. In connection with the offering, the entities controlled by Mr. Cassidy purchased an aggregate of $2,350,000 principal amount of the 2022 Notes and warrants to purchase an aggregate of 213,637 shares of our common stock at $2.75 per share. The warrants have a term of 10 years. The 2022 Notes mature on December 1, 2022. The 2022 Notes accrue interest in two different ways: (A) at the rate of 4% per annum, payable in cash, from the date of issuance of each note as follows: (1) interest from the issue date to November 30, 2021, is payable in advance on the date the note was executed; (2) six months of cash interest is payable in arrears on June 1, 2022; and (3) six months of cash interest is payable in arrears on the maturity date; and (B) at the rate of 6% per annum, payable in shares of our common stock in arrears on June 1, 2021, December 1, 2021, June 1, 2022, and the maturity date. As of November 30, 2021, a total of $3,105,884 in principal and interest was outstanding on the 2022 Notes. The 2022 Notes will be converted simultaneously with the closing of this offering, into an aggregate of shares, based on the outstanding principal and interest of $ as of ,2021, and an assumed conversion price of $ per share (which is 80% of the last reported sale price of our common stock on the Pink Open Market on , 2022).

The offers, sales and issuances of 2022 Notes were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (or Regulation D and Rule 506 promulgated thereunder). All purchasers of the 2022 Notes represented to us that they were accredited investors and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

The 2021 Share and Warrant Offering

On September 30, 2021, we entered into securities purchase agreements with accredited investors pursuant to which we sold, in a private offering (i) an aggregate of 5,773,460 shares of our common stock and (ii) warrants to purchase up to an aggregate of 6,573,460 shares of common stock. Each investor was entitled to purchase one share of common stock and one warrant to purchase one share of common stock for an aggregate purchase price of $1.25. The warrants were immediately exercisable, have a three-year term and an exercise price of $2.75 per share. The investors in the offering included an entity controlled by Mr. Cassidy, who is a member of our board of directors. The entity controlled by Mr. Cassidy purchased 320,000 shares of common stock and warrants to purchase 320,000 shares of common stock in the offering, for gross proceeds of $400,000. Other investors in this offering were entities controlled by Jeremy Boczulak, who, as a result of these investments, became a beneficial holder of more than 5% of our common stock. Pursuant to the terms of this offering, an investor who purchased more than 50% of the total offering amount in the offering was entitled to receive warrants to purchase an additional 800,000 shares of common stock. That investor was an entity controlled by Mr. Boczulak. In total, the entities controlled by Mr. Boczulak purchased 5,453,460 shares of common stock and warrants to purchase 6,253,460 shares of common stock in the offering, for gross proceeds of $6,816,825.

The offers, sales and issuances of such common stock and common stock warrants were made pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(c) promulgated thereunder, as transactions by an issuer not involving a public offering.  The recipients of securities in each of these transactions acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and represented to us that they could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions represented to us in connection with their purchase that they were an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit Description

1.1**	Form of Underwriting Agreement

2.1

Agreement and Plan of Merger with Interlink Plus, Inc., Loop Media Acquisition, Inc. and Loop Media, Inc. dated January 3, 2020 (previously filed on January 6, 2020, as Exhibit 2.1 of the Current Report on Form 8-K)

2.2	Purchase Agreement by and between Interlink Plus, Inc. and Zixiao Chen, dated February 6, 2020 (previously filed on February 7, 2020, as Exhibit 2.2 of the Current Report on Form 8-K)

2.3	Plan of Merger between Interlink Plus, Inc. and Loop Media, Inc. dated May 22, 2020 (previously filed on June 11, 2020, as Exhibit 2.1 of the Current Report on Form 8-K)

2.4	Certificate of Ownership and Merger filed with the Delaware Secretary of State on June 8, 2020 (previously filed on June 11, 2020, as Exhibit 2.2 of the Current Report on Form 8-K)

2.5	Articles of Merger filed with the Nevada Secretary of State on June 9, 2020 (previously filed on June 11, 2020, as Exhibit 3.2 of the Current Report on Form 8-K)

2.6

Asset Acquisition Agreement by and between Loop Media, Inc., SPKR Inc. and PTK Investments, LLC (dba PTK Capital), in its capacity as the Seller Representative dated October 13, 2020 (previously filed on October 19, 2020, as Exhibit 2.1 of the Current Report on Form 8-K)

2.7

Share Purchase Agreement by and between Loop Media, Inc., Ithaca EMG Holdco LLC,and Ithaca Holdings, LLC, dated December 1, 2020 (previously filed on December 7, 2020, as Exhibit 2.1 of the Current Report on Form 8-K)

3.1	Restated Articles of Incorporation (previously filed on January 21, 2022, as Exhibit 3.1 of the Company’s Transition Report on Form 10-KT)

3.2	Amended and Restated Bylaws (previously filed on January 21, 2022, as Exhibit 3.2 of the Company’s Transition Report on Form 10-KT)

4.1	Form of Warrant (previously filed on February 7, 2020, as Exhibit 4.1 of the Current Report on Form 8-K)

4.2	Form of First Amended and Restated Convertible Promissory Note (previously filed on February 7, 2020, as Exhibit 4.2 of the Current Report on Form 8-K)

4.3	Form of Senior Secured Promissory Note (previously filed on April 15, 2021, as Exhibit 4.4 of the Company’s Annual Report on Form 10-K)

4.4	Form of Common Stock Certificate (previously filed on August 10, 2021, as Exhibit 4.7 of the Company’s Registration Statement on Form S-8)

4.5	Form of Warrant (previously filed on October 5, 2021, as Exhibit 4.1 of the Company’s Current Report on Form 8-K)

5.1**	Opinion of Fennemore Craig, P.C.

10.1

Restricted Stock Purchase Agreement by and between Interlink Plus, Inc. and Bruce A Cassidy 2013 Irrevocable Trust, dated February 5, 2020 (previously filed on February 7, 2020, as Exhibit 10.1 of the Current Report on Form 8-K)

10.2

Promissory Note made by Interlink Plus, Inc. in favor of Bruce Cassidy 2013 Irrevocable Trust, dated November 20, 2019 (previously filed on November 25, 2019, as Exhibit 99.1 of the Current Report on Form 8-K)

10.3	Loop Media, Inc. Amended and Restated 2020 Equity Incentive Compensation Plan (previously filed on August 10, 2021, as Exhibit 4.6 of the Company’s Registration Statement on Form S-8) †

Exhibit No.	Exhibit Description
10.4	Employment Agreement by and between Jon Niermann and Loop Media, Inc., effective March 1, 2021 (previously filed on April 15, 2021, as Exhibit 10.4 of the Company’s Annual Report on Form 10-K) †

10.5	Employment Agreement by and between Liam McCallum and Loop Media, Inc., effective April 1, 2021 (previously filed on April 15, 2021, as Exhibit 10.5 of the Company’s Annual Report on Form 10-K) †

10.6	Employment Agreement by and between Andy Schuon and Loop Media, Inc., effective April 1, 2021 (previously filed on April 15, 2021, as Exhibit 10.6 of the Company’s Annual Report on Form 10-K) †

10.7

Share Purchase Agreement by and between Loop Media, Inc., Ithaca EMG Holdco LLC, and Ithaca Holdings, LLC, dated April 27, 2021 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 3, 2021)

10.8

Share Purchase Agreement by and between Loop Media, Inc., Robert J. Graham, and Far West Entertainment HK Limited, dated April 27, 2021 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on May 3, 2021)

10.9

Convertible Note and Warrant Purchase and Security Agreement by and between Loop Media, Inc., and Excel Family Partnership, LLLP, dated as of April 1, 2021 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 3, 2021)

10.10

Senior Secured Promissory Note issued in the name of Excel Family Partnership, LLLP, dated as of April 1, 2021 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on May 3, 2021)

10.11	Form of Purchase Agreement (previously filed on October 5, 2021, as Exhibit 10.1 of the Company’s Current Report on Form 8-K)

10.12	Form of Lock-Up Agreement (previously filed on October 5, 2021, as Exhibit 10.2 of the Company’s Current Report on Form 8-K)

10.13	Employment Agreement, dated September 29, 2021, between Loop Media, Inc. and Neil Watanabe (previously filed on October 5, 2021, as Exhibit 10.3 of the Company’s Current Report on Form 8-K) †

10.14	Letter Agreement, dated September 29, 2021, between Loop Media, Inc. and Jim Cerna (previously filed on October 5, 2021, as Exhibit 10.4 of the Company’s Current Report on Form 8-K) †

21.1	Subsidiaries of the Company (previously filed on January 21, 2022, as Exhibit 21.1 of the Company’s Transition Report on Form 10-KT)

23.1*	Consent of Marcum LLP

23.2**	Consent of Fennemore Craig, P.C. (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit No.	Exhibit Description

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.
**	To be filed by amendment.
†	Denotes management compensation plan or contract.

(b) Financial Statement Schedules

See index to financial statements on page F-1. All schedules have been omitted because they are not required or are not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned thereunto duly authorized in the City of Glendale in the State of California, United States of America, on January 28, 2022.

Loop Media, Inc., a Nevada corporation
(Registrant)

By:	/s/ Jon Niermann
Jon Niermann
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Jon Niermann and Neil Watanabe, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, together with all schedules and exhibits thereto, (ii) act on, sign, and file such certificates, instruments, agreements, and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority, coupled with an interest, to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon Niermann	Chief Executive Officer, Chairman and Director
Jon Niermann		January 28, 2022

/s/ Neil Watanabe	Chief Financial Officer (Principal Financial and Accounting Officer)	January 28, 2022
Neil Watanabe

/s/ Bruce Cassidy	Director	January 28, 2022
Bruce Cassidy

/s/ Denise Penz	Director	January 28, 2022
Denise Penz

/s/ Sonya Zilka	Director	January 28, 2022
Sonya Zilka